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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.           )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

PRIMEDIA INC. (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

745 Fifth Avenue
New York, New York 10151

July 2, 2007

Dear PRIMEDIA Inc. Stockholder:

        This Notice and the accompanying Information Statement are being furnished to the stockholders of PRIMEDIA Inc., a Delaware corporation (the "Company"), in connection with the actions taken by the holders of at least a majority of the issued and outstanding voting securities of the Company, approving:

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  By written consent dated May 13, 2007, a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of May 13, 2007, by and among the Company, Consumer Source Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Seller"), and Source Interlink Companies, Inc., a Delaware corporation ("Purchaser"), and the transactions contemplated thereby; and

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  By written consent dated June 21, 2007 an amendment to the Certificate of Incorporation of the Company (the "Amendment") to effect a reverse stock split whereby each outstanding six shares of common stock of the Company would be combined into and become one share of common stock (the "Reverse Stock Split").

        Pursuant to the Stock Purchase Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, 100% of the issued and outstanding shares of capital stock of PRIMEDIA Enthusiast Media Inc., a Delaware corporation, for $1,177,900,000 in cash, subject to certain post-closing adjustments described in the accompanying Information Statement (the "Sale"). The Stock Purchase Agreement is included as Annex A to the accompanying Information Statement. This Sale may constitute a sale of substantially all of the Company's assets within the meaning of the Delaware General Corporation Law (the "DGCL"), and thus, we have obtained the approval of the holders of a majority of the issued and outstanding voting securities of the Company. The Company's Board of Directors approved the Stock Purchase Agreement and the transactions contemplated thereby on May 13, 2007.

        The form of Certificate of Amendment to the Certificate of Incorporation of the Company (the "Certificate of Amendment") setting forth the Amendment is included as Annex E to the accompanying Information Statement. The Company's Board of Directors approved the Amendment on June 21, 2007. The Reverse Stock Split will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Amendment may be abandoned by the Board of Directors of the Company in its discretion at any time prior to effectiveness of the Amendment, and prior to or following the consummation of the Sale, without any further action of the stockholders of the Company.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO MEETING OF STOCKHOLDERS WILL BE HELD TO CONSIDER THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, THE AMENDMENT OR THE REVERSE STOCK SPLIT.

        Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information pursuant to the applicable rules under the Securities Exchange Act of 1934, as amended. The accompanying Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company's stockholders. Under Section 228 of the DGCL, action by stockholders may be taken without a meeting, without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, certain stockholders affiliated with Kohlberg Kravis Roberts & Co. which hold a majority of the outstanding shares of capital stock entitled to vote approved (i) the Stock Purchase Agreement on May 13, 2007 and (ii) the Amendment on June 21, 2007.

        The Information Statement contains a description of the Stock Purchase Agreement and the transactions contemplated thereby, the Amendment and the effects thereof, and certain information regarding the Company. We encourage you to carefully read the Information Statement in its entirety. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission. Under certain rules of the Securities and Exchange Commission, the sale of PRIMEDIA Enthusiast Media Inc. may not be completed until at least 20 calendar days after the mailing of this Information Statement have elapsed. This Information Statement is dated July 2, 2007, and is first being mailed or otherwise distributed on or about July 2, 2007 to stockholders of record on May 13, 2007, the record date for those entitled to notice of the sale of PRIMEDIA Enthusiast Media Inc. and stockholders of record on June 21, 2007, the record date for those entitled to notice of the Amendment.

        We believe the sale of PRIMEDIA Enthusiast Media Inc. provides substantial value to the Company's stockholders, and following the closing of the sale, the Company will be able to focus completely on our Consumer Guides business. We look forward to your continued support as a stockholder in PRIMEDIA Inc., and we remain committed to working on your behalf to build long-term stockholder value.

By order of the Board of Directors,
Dean B. Nelson Chairman, Chief Executive Officer and President

ANNEX A	Stock Purchase Agreement, dated as of May 13, 2007, among PRIMEDIA Inc., Consumer Source Inc. and Source Interlink Companies, Inc.
ANNEX B	Equity Commitment Letter, dated as of May 13, 2007, from The Yucaipa Companies, LLC
ANNEX C	Lock-up Agreement, dated as of May 13, 2007, between AEC Associates, LLC and Source Interlink Companies, Inc., Consumer Source Inc. and PRIMEDIA Inc.
ANNEX D	Opinion of Goldman, Sachs & Co.
ANNEX E	Form of Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Inc.

i

SUMMARY TERM SHEET

        The following summary highlights selected information from this Information Statement relating to the sale of PRIMEDIA Enthusiast Media Inc. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement, the annexes attached hereto and the documents referred to or incorporated by reference herein. Each item in this summary includes a page reference directing you to a more complete description of that item. We encourage you to read this Information Statement and the annexes attached hereto in their entirety. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Parties to the Sale (Page 8)

PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151
(212) 745-0100

        PRIMEDIA Inc. (the "Company" or "PRIMEDIA"), a Delaware corporation, is a targeted media company in the United States. Its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in two principal operating segments: (i) Enthusiast Media, which encompasses PRIMEDIA's consumer magazines, Internet sites, events, licensing and merchandising and video, and (ii) Consumer Guides, which publishes and distributes free print guides across the United States and operates classified Internet websites. Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange. References in this Information Statement to "we," "us" or "our" refer to PRIMEDIA, unless the context otherwise requires.

Consumer Source Inc.
745 Fifth Avenue
New York, NY 10151
(212) 745-0100

        Consumer Source Inc. ("Seller"), a Delaware corporation, is a wholly-owned subsidiary of PRIMEDIA. Seller owns 100% of the issued and outstanding capital stock of PRIMEDIA Enthusiast Media Inc. ("PEM"), a Delaware corporation that is engaged in PRIMEDIA's Enthusiast Media business through its direct and indirect subsidiaries. In addition, Seller owns, directly or indirectly, the subsidiaries of PRIMEDIA that conduct PRIMEDIA's Consumer Guides business.

Source Interlink Companies, Inc.
27500 Riverview Center Blvd., Suite 400
Bonita Springs, FL 34134
(239) 949-4450

        Source Interlink Companies, Inc. ("Purchaser" or "Source Interlink"), a Delaware corporation, is a marketing, merchandising and fulfillment company of entertainment products, including magazines, DVDs, music CDs, books and related items serving approximately 110,000 retail store locations throughout North America. Purchaser's common stock, par value $0.01 per share, is listed on The Nasdaq National Market.

Sale of PRIMEDIA Enthusiast Media Inc. (Page 9)

        On May 13, 2007, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with Purchaser pursuant to which Purchaser will acquire PEM for $1,177,900,000 in cash at closing, subject to certain post-closing adjustments (the "Sale"). In addition, Purchaser will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division. The Sale is subject to customary closing conditions and is expected to close in the third quarter of 2007. The Sale may constitute the sale of substantially all of the Company's assets.

Reasons for the Sale (Page 14)

        Our Board of Directors continuously consulted with our management team and advisors in considering the Stock Purchase Agreement and the proposed Sale. For the factors considered by our Board of Directors in reaching its decision to approve the Stock Purchase Agreement and the proposed Sale, see "Reasons for the Sale".

Approval of the Sale (Page 15)

        Our Board of Directors, after careful consideration, unanimously approved the Stock Purchase Agreement and the Sale, determined that the Sale was in the best interests of the Company and its stockholders and recommended that our stockholders vote to approve the Stock Purchase Agreement and the Sale. Section 271 of the Delaware General Corporation Law ("DGCL") allows us to sell all or substantially all of our assets by obtaining the approval of the holders of a majority of the shares of outstanding stock entitled to vote. Certain stockholders affiliated with Kohlberg Kravis Roberts & Co. ("KKR") which hold over 60% of our outstanding shares of voting stock executed a written consent in lieu of a stockholders meeting approving the Stock Purchase Agreement and the transactions contemplated thereby. No further action of our stockholders is required to approve the Sale.

Opinion of Goldman Sachs (Page 16)

        Goldman, Sachs & Co. ("Goldman Sachs") delivered its opinion to PRIMEDIA's Board of Directors that, as of May 13, 2007 and based upon and subject to the factors and assumptions set forth therein, the $1,177,900,000 in cash to be received by Seller for all of the outstanding shares of PEM common stock pursuant to the Stock Purchase Agreement was fair from a financial point of view to PRIMEDIA.

        The full text of the written opinion of Goldman Sachs, dated May 13, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D hereto. Goldman Sachs provided its opinion solely for the information and assistance of PRIMEDIA's Board of Directors in connection with its consideration of the transaction. Pursuant to an engagement letter between PRIMEDIA and Goldman Sachs, PRIMEDIA has agreed to pay Goldman Sachs a transaction fee of $8,947,500, all of which is payable upon consummation of the transaction.

Additional Financial Advisor (Page 18)

        The Board of Directors of PRIMEDIA also engaged Lehman Brothers Inc. ("Lehman Brothers") to provide financial advisory services to the Board of Directors of PRIMEDIA in connection with the contemplated transaction. Pursuant to an engagement letter between PRIMEDIA and Lehman Brothers, PRIMEDIA has agreed to pay Lehman Brothers a transaction fee of $8,947,500, all of which is payable upon consummation of the transaction.

Consideration; Intended Use of Proceeds; Plans Following the Sale (Page 19)

        Pursuant to the terms of the Stock Purchase Agreement, Purchaser will acquire from Seller 100% of the shares of common stock, par value $0.01 per share, of PEM for $1,177,900,000 in cash at closing, subject to certain post-closing adjustments. As a result of the Sale, the Company expects to have approximately $1,150,000,000 in net proceeds after payment of fees and expenses and before the payment of any cash taxes in connection with the gain. As of the date of this Information Statement, the Company intends to use such proceeds to reduce the Company's indebtedness by paying down funds outstanding under the Company's credit facility, tendering for (or redeeming) each of the Company's Senior Floating Rate Notes due 2010 and 8 7/8% Senior Notes due 2011 and tendering for the 8% Senior Notes due 2013. Following the Sale, we will continue to operate as a public company, and intend that our common stock will continue to be traded on the New York Stock Exchange. In addition, before or after the closing of the Sale, the Company may amend its Certificate of Incorporation to effect a Reverse Stock Split, which is more fully described in "Amendment to Effect a Reverse Stock Split."

Financing (Page 20)

        Purchaser has obtained a commitment letter from Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. for (i) senior secured credit facilities in an aggregate principal amount of $1.18 billion, out of which $880 million consists of a senior term loan and $300 million consists of a revolving credit facility and (ii) up to $465 million in a senior subordinated credit facility (bridge financing) or the issuance of senior subordinated notes in a public offering. Purchaser intends to fund 100% of the purchase price with its proposed debt financing. At closing, Purchaser is obligated to draw on its committed bridge financing, subject to the satisfaction or waiver of the closing conditions. The closing of the Sale is not conditioned on receipt of the proceeds of the debt financing by Purchaser. Pursuant to the Stock Purchase Agreement, we are obligated to cooperate with Purchaser in its efforts to obtain financing for the Sale, including by providing certain financial statements of PEM.

Certain United States Federal Income Tax Consequences (Page 21)

        We anticipate recognizing a gain for United States federal income tax purposes on the Sale. Although we anticipate using a substantial portion of our prior and any current year net operating losses to offset the recognized gain, we may pay some amount of alternative minimum tax on the gain due to net operating loss limitations. The Sale may also produce tax liability in certain states that cannot be offset by net operating loss carryforwards. The Sale will not produce any separate and independent federal income tax consequences to our stockholders.

Regulatory Approvals (Page 22)

        The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("Hart-Scott-Rodino Act") provides that transactions such as the Sale may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been observed. On May 24, 2007, the Company and Purchaser, respectively, each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested early termination of the waiting period. The waiting period initiated by these filings expired on June 25, 2007.

Absence of Dissenters' Rights (Page 22)

        No dissenters' or appraisal rights are available to the Company's stockholders under the DGCL or our certificate of incorporation or bylaws in connection with the Stock Purchase Agreement or the transactions contemplated thereby.

Interests of Certain Persons in Matters to be Acted Upon (Page 23)

        In connection with the proposed Sale, the Compensation Committee of the Board of Directors of the Company, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors of the Company, have approved special sale and retention bonuses to be paid by the Company to certain of the Company's officers and employees, including our Chairman of the Board of Directors, President and Chief Executive Officer.

Conditions to Closing (Page 29)

        Before we can complete the Sale, a number of customary conditions must be satisfied, including:

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  the accuracy of Seller's representations and warranties (disregarding materiality qualifications), except to the extent that failure of such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect (some representations and warranties are required to be true and correct without regard to material adverse effect);

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  the accuracy of Purchaser's representations and warranties (disregarding materiality qualifications), except to the extent that all failures of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by the Stock Purchase Agreement or any ancillary agreements to the Stock Purchase Agreement to which it is a party;

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  compliance by Seller and Purchaser in all material respects with their respective covenants, obligations and undertakings included in the Stock Purchase Agreement;

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  expiration of the waiting period under the Hart-Scott-Rodino Act, without any action taken to prevent consummation of the Sale;

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  no judgment, order or decree enjoining consummation of the Sale; and

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  delivery by Purchaser to Seller of an independent opinion supporting the conclusion that immediately following the closing, after giving effect to all of the transactions contemplated by the Stock Purchase Agreement and payment of all related fees and expenses, Purchaser and its subsidiaries (including PEM) will not (i) be insolvent, (ii) have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged and (iii) have incurred debts, and are not expected to incur debts, including contingent and other liabilities, beyond their ability to pay them as they become due.

Indemnification (Page 29)

        The Company and Seller, on the one hand, and Purchaser, on the other, have agreed to indemnify the other for certain losses incurred in connection with a breach by the indemnifying party of its representations, warranties or covenants under the Stock Purchase Agreement and certain other matters, including taxes. These obligations are subject to certain limitations.

Termination (Page 31)

        The Stock Purchase Agreement may be terminated at any time prior to the closing date:

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  by mutual written agreement;

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  by either party by written notice if the closing date shall not have occurred on or before the date that is 120 days following the date of the Stock Purchase Agreement (provided that if the closing has not occurred by such date solely as a result of the failure of PRIMEDIA to deliver to Purchaser certain required financial information, Purchaser may unilaterally extend the termination date by up to 30 days);

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  by Purchaser if the conditions to Purchaser's obligations to close have become incapable of fulfillment and have not been waived by Purchaser (provided Purchaser is not in material breach of the Stock Purchase Agreement); or

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  by Seller if the conditions to Seller's obligation to close have become incapable of fulfillment and have not been waived by Seller (provided Seller is not in material breach of the Stock Purchase Agreement).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This Information Statement, and the documents to which we refer you in this Information Statement, contain statements, including in this document under the captions "Summary Term Sheet," "The Sale," and "Amendment to Effect a Reverse Stock Split" that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," "foresees" or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this Information Statement are based upon our historical performance and on current plans, estimates and expectations. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. Forward-looking statements speak only as of the date the statement is made. Forward-looking statements involve risks and uncertainties, and the inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

        We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this Information Statement, including under "The Sale" and "Amendment to Effect a Reverse Stock Split." The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

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  the occurrence of any event, change or other circumstance that could give rise to the termination of the Stock Purchase Agreement;

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  the failure of the Sale to close for any reason;

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  the amount of the costs, fees, expenses and charges related to the Sale;

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  diversion of management time on Sale-related issues;

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  the reactions of the Company's customers to the Sale;

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  our ability to obtain favorable terms for the Company's indebtedness following the closing of the Sale;

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  our revenues and operating costs may be different than expected following the Sale;

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  our ability to use available net operating losses, if any;

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  general economic, political, social or other events that may impact the Company or the industry in which the Company operates;

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  volatility in the equity market;

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  competition in our industry;

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  difficulty in implementing our business strategy;

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  our ability to respond to changing consumer preferences;

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  our ability to maintain and expand our Internet operations; and

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  our ability to attract and retain qualified personnel.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Information Statement. Many other important factors cannot be predicted or quantified and are outside of our control. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this Information Statement are made only as of the date of this Information Statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting for or on our behalf are expressly qualified in their entirety by this section.

THE PARTIES TO THE SALE

PRIMEDIA Inc.

        PRIMEDIA is a Delaware corporation with its principal executive offices at 745 Fifth Avenue, New York, NY 10151. The Company's telephone number is (212) 745-0100. PRIMEDIA is a targeted media company in the United States. Its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in two principal operating segments: Enthusiast Media and Consumer Guides.

        PRIMEDIA's Enthusiast Media business encompasses PRIMEDIA's consumer magazines, Internet sites, events, licensing and merchandising and video, with more than 70 magazines, 90 websites, over 65 events, two television programs, 400 branded products, and such well-known brands as Motor Trend magazine, Automobile magazine, Automotive.com, Equine.com, Power & Motoryacht magazine, Hot Rod magazine, Snowboarder magazine, Surfer magazine, and Wavewatch.com. PRIMEDIA's Consumer Guides business publishes and distributes free print guides across the United States with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, Distributech, in more than 60,000 locations. PRIMEDIA's Consumer Guides Business owns and operates leading websites, including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com, and the largest online single unit rental property business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com and Rentals.com.

        Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange. Certain stockholders affiliated with KKR hold over 60% of our outstanding common stock.

Consumer Source Inc.

        Seller is a Delaware corporation with its principal executive offices at 745 Fifth Avenue, New York, NY 10151. Seller's telephone number is (212) 745-0100. Seller is a wholly-owned subsidiary of the Company and owns 100% of the issued and outstanding capital stock of PEM, a Delaware corporation that is engaged in the Enthusiast Media business through its direct and indirect subsidiaries. In addition, Seller owns, directly or indirectly, the subsidiaries of PRIMEDIA that conduct PRIMEDIA's Consumer Guides business.

Source Interlink Companies, Inc.

        Purchaser is a Delaware corporation with its principal executive offices at 27500 Riverview Center Blvd., Suite 400, Bonita Springs, FL 34134. Purchaser's telephone number is (239) 949-4450. Purchaser is a marketing, merchandising and fulfillment company of entertainment products, including magazines, DVDs, music CDs, books and related items.

        Purchaser's fully integrated businesses include: distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet; import and export of periodicals sold in more than 100 markets worldwide; coordination of product selection and placement of impulse items sold at checkout counters; processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase; design, manufacture and installation of wire fixtures and displays in major retails chains; and licensing of children's and family-friendly home entertainment products. Purchaser serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

        Purchaser's common stock, par value $0.01 per share, is listed on the Nasdaq National Market. AEC Associates, LLC an affiliate of The Yucaipa Companies, LLC a Los Angeles-based private investment firm ("Yucaipa"), owns approximately 34% of the outstanding common stock of Purchaser.

THE SALE

Structure of the Sale

        Pursuant to the Stock Purchase Agreement, Seller will sell, and Purchaser will acquire, 100% of the issued and outstanding shares of capital stock of PEM for $1,177,900,000 in cash, subject to certain post-closing adjustments. In addition, Purchaser will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division. The Sale may constitute the sale of substantially all of the Company's assets.

Background of the Sale

        As part of its ongoing evaluation of its business, the Company's Board of Directors and senior management regularly evaluate the Company's long-term strategic alternatives and prospects. In October 2005, the Company contacted Goldman Sachs and Lehman Brothers to assist it in evaluating its strategic alternatives, including a possible separation of its Consumer Guides and Enthusiast Media businesses.

        During October 2005, the Board of Directors met and discussed, among other matters, the Company's growth prospects, the opportunities and the challenges facing the Company, the potential risks and benefits of the Company's various strategic alternatives, the issues presented by the continued operation of the Company's distinct businesses, the limited strategic connection between the Company's Consumer Guides and Enthusiast Media businesses and the Company's diverse investor base. The Board of Directors discussed with senior management of the Company, together with representatives of Goldman Sachs, Lehman Brothers and Simpson Thacher & Bartlett LLP, a possible spin-off of the Consumer Guides business, and after reviewing various considerations and issues, decided to pursue the proposed spin-off transaction. On October 24, 2005, the Company issued a press release announcing that the Board of Directors had authorized management to explore a possible spin-off of the Company's Consumer Guides business.

        During the next several months, the Company's senior management, with the assistance of Goldman Sachs, Lehman Brothers and Simpson Thacher & Bartlett, proceeded to take steps to pursue a possible spin-off of the Company's Consumer Guides business. In late 2005 and throughout 2006, the Board of Directors met several times to receive updates on the spin-off process and continue its evaluation of the Company's strategic alternatives. On November 6, 2006, the Company filed a registration statement on Form 10 relating to the proposed spin-off of the Company's Consumer Guides business.

        On December 12, 2006, the Board of Directors met to discuss, among other matters, the status of the Company's exploration of its various strategic alternatives, including the pending spin-off of the Consumer Guides business. Representatives of Goldman Sachs and Lehman Brothers reviewed with the Board of Directors, among other matters, the status of the Consumer Guides spin-off and the possibility of exploring a possible sale of the Enthusiast Media business. Representatives of Simpson Thacher & Bartlett discussed with the Board of Directors, among other matters, the directors' fiduciary duties in connection with an extraordinary transaction such as a possible sale of PEM and the legal implications of a sale of PEM which may constitute a sale of substantially all of the Company's assets.

        The Board of Directors discussed these matters, the rationale for potentially discontinuing its pursuit of a spin-off of the Consumer Guides business and beginning the exploration of a possible sale of the Enthusiast Media business, the potential value to the Company's stockholders to be obtained by a sale of the Enthusiast Media business and the risks of a potential sale process. The Board of Directors did not make any determination regarding a possible sale of the Enthusiast Media business at this time and, instead, reserved the ability to proceed with, among other alternatives, a spin-off of the Consumer Guides business or a sale of the Enthusiast Media business. The Board of Directors requested that senior management of the Company, Goldman Sachs, Lehman Brothers and Simpson Thacher & Bartlett continue steps to launch the spin-off of the Company's Consumer Guides business. On January 11, 2007, the Company filed an amendment to its registration statement on Form 10 relating to the proposed spin-off of the Company's Consumer Guides business.

        On January 26, 2007, the Board of Directors met to discuss, among other matters, the possibility of initiating a process for the proposed sale of the Company's Enthusiast Media business. Representatives of Goldman Sachs and Lehman Brothers discussed with the Board of Directors the steps necessary to prepare for a sale of the Enthusiast Media business, certain benefits and risks of initiating a sale of the Enthusiast Media business at this time and other possible acquisition and disposition initiatives being considered by the Company. After discussion, the Board of Directors authorized senior management of the Company, Goldman Sachs, Lehman Brothers and Simpson Thacher & Bartlett to begin preparations for initiating a process to sell the Company's Enthusiast Media business. The Board of Directors did not make any determination at this time to proceed with a possible sale of the Enthusiast Media business at this time or to discontinue the process to spin off the Company's Consumer Guides business.

        On February 8, 2007, the Board of Directors met to receive an update on the preparations for the proposed sale of the Company's Enthusiast Media business as well as the proposed spin-off of the Company's Consumer Guides business. Representatives of Goldman Sachs and Lehman Brothers reviewed with the Board of Directors, among other matters, an update on the steps taken to prepare for a sale of the Enthusiast Media business and certain benefits and risks of initiating a sale of the Enthusiast Media business at this time. Representatives of Simpson Thacher & Bartlett discussed with the Board of Directors, among other matters, their fiduciary duties in connection with a possible sale of the Enthusiast Media business and the proposed structure of the Enthusiast Media sale as a sale of the stock of PEM. The Board of Directors discussed the Company's various strategic alternatives, the benefits and risks of initiating a sale of the Enthusiast Media business and the rationale for discontinuing the process to spin off the Company's Consumer Guides business. After further discussion, the Board of Directors authorized Goldman Sachs and Lehman Brothers to initiate contact with potential purchasers to seek preliminary indications of interest regarding an acquisition of PEM.

        On February 9, 2007, the Company issued a press release announcing that it was exploring the sale of its Enthusiast Media business and had engaged Goldman Sachs and Lehman Brothers as its financial advisors to assist in the sale process.

        During February 2007, as directed by the Board of Directors, Goldman Sachs and Lehman Brothers engaged in discussions with more than 100 potential buyers regarding the proposed sale of PEM, and the Company entered into confidentiality agreements with more than 50 potential buyers. The prospective purchasers contacted included various private equity firms and strategic buyers. The Company made available due diligence materials to each of the potential purchasers who had previously entered into confidentiality agreements with the Company.

        On March 16, 2007, the Company received preliminary indications of interest from 14 potential purchasers, which in each case provided for an all-cash purchase of all of the outstanding capital stock of PEM. Following the receipt of these preliminary indications of interest, in-depth management presentations were made during the course of March and April 2007 by senior members of the Company's management, with the assistance of Goldman Sachs and Lehman Brothers, to the 10 parties who were identified as the candidates most likely to submit final bid proposals.

        On April 10, 2007, at the direction of the Company, Goldman Sachs and Lehman Brothers circulated to these 10 potential purchasers instructions for submitting a final bid proposal as well as a draft stock purchase agreement prepared by Simpson Thacher & Bartlett. The bid instructions provided that final bid proposals were to be sent to Goldman Sachs and Lehman Brothers. However, the Company decided that Goldman Sachs would be responsible for assisting the Company in coordinating the sale process going forward in order to utilize a single communication channel for interacting with potential purchasers and in light of the fact that Lehman Brothers would be offering to potential purchasers stapled financing to fund the acquisition of PEM.

        On May 4, 2007, Goldman Sachs and Lehman Brothers received written bid proposals from two potential purchasers, referred to as Bidder X and Bidder Y. On May 5, 2007, Goldman Sachs and Lehman Brothers received a written bid proposal from Source Interlink. Each of the bid proposals received included debt financing commitments and mark-ups of the draft stock purchase agreement. The purchase price of $1,177,900,000 proposed by Source Interlink represented the highest purchase price proposed by any of the three potential purchasers.

        On May 5, 2007, representatives of Goldman Sachs and Simpson Thacher & Bartlett updated senior management of the Company and certain of the Company's directors regarding the terms of the bid proposals and stock purchase agreement mark-ups received from Source Interlink, Bidder X and Bidder Y. Following this discussion, in accordance with the instructions outlined by representatives of the Company, Goldman Sachs contacted each of the three bidders to schedule calls to discuss the mark-ups of the draft stock purchase agreement.

        On May 6, 2007, representatives of Simpson Thacher & Bartlett, together with representatives of Goldman Sachs, discussed with the respective legal counsel to each of the three potential purchasers the issues raised by the mark-ups of the draft stock purchase agreements submitted by each of the three potential purchasers.

        On May 7, 2007, Goldman Sachs received a written bid proposal from another potential purchaser, referred to as Bidder Z. The bid proposal from Bidder Z included debt financing commitments and a mark-up of the draft stock purchase agreement. The purchase price proposed in bid proposal from Bidder Z was less than the purchase price of $1,177,900,000 proposed by Source Interlink.

        On May 7, 2007, Bidder X withdrew its bid proposal and Bidder Y increased the proposed purchase price to an amount that was less than the purchase price proposed by Source Interlink. On May 8, 2007, Bidder Y withdrew its bid proposal.

        On May 8, 2007, the Board of Directors convened a meeting to review the four bid proposals submitted to Goldman Sachs. Representatives of Goldman Sachs reviewed with the Board of Directors their presentation which, among other matters, summarized the sale process, the terms of each of the four written bid proposals received, the debt financing commitments submitted by each of the four potential purchasers, Goldman Sachs' financial analyses with respect to the proposed PEM sale and certain financial and operating information regarding Source Interlink. Representatives of Goldman Sachs also discussed the due diligence process previously conducted by each of the four potential purchasers and the pro forma leverage levels implied by the bid proposals. Representatives of Simpson Thacher & Bartlett reviewed a summary of certain material terms of the mark-ups of the draft stock purchase agreement submitted by each of the four bidders.

        The Board of Directors discussed, among other matters, the terms of each of the bid proposals and mark-ups of the stock purchase agreement, the extent of due diligence performed by each of the bidders, the fact that the purchase price proposed in the bid proposals submitted by each of Source Interlink and Bidder Z would be provided by 100% debt financing, the high pro forma leverage level implied by the bid proposal submitted by Bidder Z and the withdrawal of the bid proposals previously submitted by each of Bidder X and Bidder Y. The Board of Directors further discussed financial and operating information regarding Source Interlink and the size of the transaction in comparison to the market capitalization of Source Interlink. After further discussion regarding the issues presented by each of the bid proposals, the Board of Directors directed Goldman Sachs and Simpson Thacher & Bartlett to continue their attempts to negotiate with Source Interlink and Bidder Z. In addition, the Board of Directors authorized the Executive Committee of the Board of Directors, which is comprised of Messrs. Bell, Golkin, Nelson and Uger, to engage in discussions with senior management of the Company, representatives of Goldman Sachs and representatives of Simpson Thacher & Bartlett in connection with the sale process.

        Following the Board meeting, on May 8, 2007, representatives of Simpson Thacher & Bartlett, together with representatives of Goldman Sachs, discussed with legal counsel to Bidder Z the issues raised by the mark-up of the draft stock purchase agreements submitted by Bidder Z, including the level of conditionality to the purchaser's obligation to close the transaction. On May 9, 2007, legal counsel to Bidder Z responded to an inquiry by representatives of Simpson Thacher & Bartlett, and thereafter, Bidder Z and its representatives did not initiate contact with the representatives of the Company, Goldman Sachs or Simpson Thacher & Bartlett.

        On the morning of May 9, 2007, representatives of Simpson Thacher & Bartlett distributed a revised draft of the stock purchase agreement to legal counsel to Source Interlink. Later in the day on May 9, 2007, the Executive Committee of the Board of Directors convened a meeting and received an update regarding the sale process and discussions with Source Interlink and Bidder Z from Goldman Sachs and Simpson Thacher & Bartlett. The Executive Committee discussed, among matters, the status of discussions with Source Interlink, the risks surrounding the bid proposal by Bidder Z and the risks of disrupting the advanced discussions with Source Interlink.

        Representatives of Goldman Sachs and Simpson Thacher & Bartlett engaged in discussions with representatives of Source Interlink, its legal counsel and Yucaipa during the course of May 9, 2007 and May 10, 2007.

        On May 10, 2007, the Board of Directors met to discuss the sale process. Representatives of Goldman Sachs reviewed with the Board of Directors, among other matters, PRIMEDIA's pursuit of various strategic alternatives over the prior 24 months, the sale process, certain financial and operating information regarding PRIMEDIA and PEM, the terms of each of the four written bid proposals received, Goldman Sachs' financial analyses with respect to the proposed PEM sale, certain financial and operating information regarding Source Interlink, certain background information regarding Yucaipa, certain financial and operating information regarding Bidder Z, and summaries of the pro forma financial impact of the PEM sale on PRIMEDIA, Source Interlink and Bidder Z. Mr. Nelson and representatives of Goldman Sachs updated the Board of Directors regarding, among other matters, the due diligence conducted by the Company with respect to Source Interlink, certain timing and process issues with respect to the discussions with Source Interlink and the absence of contacts from representatives of Bidder Z. Messrs. Nelson, Bell and Uger updated the Board of Directors on the prior discussions of the Executive Committee of the Board. Representatives of Simpson Thacher & Bartlett then reviewed with the Board of Directors, among other matters, a summary of certain issues relating to the stock purchase agreement raised by Source Interlink, the debt financing commitments submitted by Source Interlink, the proposed equity commitment letter from Yucaipa and the lock-up agreement to be provided by AEC Associates, LLC.

        The Board of Directors discussed the presentations by Goldman Sachs and Simpson Thacher & Bartlett, the terms of the Source Interlink proposal and the fact that certain stockholders affiliated with KKR, which represented a majority of the outstanding PRIMEDIA voting stock, would be willing to execute a written consent approving the sale of 100% of the common stock of PEM to Source Interlink. The Board of Directors further discussed the proposed repayment of outstanding debt of PRIMEDIA with the proceeds of the PEM sale. After further discussion, the Board of Directors directed Goldman Sachs and Simpson Thacher & Bartlett to continue their attempts to finalize the stock purchase agreement and related documentation with Source Interlink.

        Following the Board meeting, representatives of Goldman Sachs and Simpson Thacher & Bartlett continued to negotiate with representatives of Source Interlink and representatives over the course of the next few days.

        On May 13, 2007, a meeting of the Board of Directors was convened to discuss the Source Interlink proposal to acquire PEM. Mr. Nelson updated the Board of Directors that the Company had reached agreement with Source Interlink regarding all outstanding issues. Representatives of Simpson Thacher & Bartlett reviewed with the Board of Directors the legal duties of directors in connection with an extraordinary transaction such as the proposed sale of PEM as well as the history of the sale process and the exploration of strategic alternatives by PRIMEDIA. Representatives of Goldman Sachs reviewed with the Board of Directors, among other matters, the sale process, the financial aspects of Source Interlink's proposal, certain financial and operating information regarding Source Interlink and summaries of the pro forma financial impact of the PEM sale on PRIMEDIA and Source Interlink. Representatives of Simpson Thacher & Bartlett reviewed with the Board of Directors a summary of the principal terms of the stock purchase agreement, the debt financing commitment from Citigroup obtained by Source Interlink, the equity commitment letter to be provided by Yucaipa and the lock-up agreement to be provided by AEC Associates, LLC. The Board of Directors discussed the presentations by Goldman Sachs and Simpson Thacher & Bartlett and the terms of the Source Interlink proposal. The Board of Directors further discussed with Goldman Sachs the purchase price proposed by Source Interlink and the fact that such purchase price represented the highest purchase price proposed by any of the potential purchasers who submitted a final bid proposal during the PEM sale process.

        Representatives of Goldman Sachs reviewed with the Board of Directors the activities and relationships of Goldman Sachs in connection with the PEM sale, PRIMEDIA, Source Interlink and Yucaipa, as well as the fees to be received by Goldman Sachs and Lehman Brothers in connection with the PEM sale. The representatives of Goldman Sachs then left the meeting. The Board of Directors discussed the proposed sale of PEM to Source Interlink and the fees to be paid by PRIMEDIA to Goldman Sachs and Lehman Brothers in connection with the PEM sale.

        The representatives of Goldman Sachs then rejoined the meeting. The Company's Board of Directors requested that Goldman Sachs render an opinion as to whether the proposed sale of PEM to Source Interlink was fair from a financial point of view to PRIMEDIA. Goldman Sachs delivered to the Board of Directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 13, 2007, that, as of such date and based upon and subject to the factors and assumptions discussed, the $1,177,900,000 in cash to be received by PRIMEDIA for all of the outstanding shares of PEM pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to PRIMEDIA. The full text of the written opinion by Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitation on the review undertaken in connection with such opinion, is attached as Annex D to this Information Statement.

        Following additional discussion and deliberation, the Board of Directors unanimously authorized and approved the Stock Purchase Agreement and the sale of PEM to Source Interlink and unanimously resolved to recommend that the Company's stockholders vote to approve the Stock Purchase Agreement and the transactions contemplated thereby.

        The Stock Purchase Agreement was executed by the Company, Consumer Source Inc. and Source Interlink as of May 13, 2007, and the equity commitment letter and lockup agreement were executed by the parties thereto as of May 13, 2007. On May 14, 2007, the Company and Source Interlink announced the transaction.

Reasons for the Sale

        In reaching its decision to approve the Stock Purchase Agreement and the transactions contemplated thereby, and to recommend that the Company's stockholders vote to approve the Stock Purchase Agreement and the transactions contemplated thereby, the Board of Directors of the Company consulted with management and its financial and legal advisors. The Board of Directors considered a number of factors and potential benefits of the Sale including, without limitation, the following:

  •
  the possible alternatives to the Sale, including maintaining the operations of both the Consumer Guides and Enthusiast Media businesses of the Company, effecting a spin-off or sale of the Company's Consumer Guides business, engaging in additional acquisition or disposition transactions and the risks associated with such alternatives, each of which the Board of Directors determined not to pursue in light of its belief, and the belief of the Company's management, that the Sale maximized stockholder value and was more favorable to stockholders than any other alternative reasonably available to the Company and its stockholders;

  •
  favorable market conditions in respect of the Sale, and the extensive sale process with respect to PEM conducted by the Company with the assistance of Goldman Sachs and Lehman Brothers, which was publicly known for a number of months and involved engaging in discussions with more than 100 parties to determine their potential interest in purchasing PEM, entering into confidentiality agreements with more than 50 parties, the receipt of 14 preliminary proposals to acquire PEM and the receipt of four definitive proposals to acquire PEM;

  •
  the price proposed by Source Interlink (including the fact that Purchaser will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division, which Purchaser estimated to be approximately $94.8 million in the aggregate) represented the highest price that the Company received for the acquisition of PEM;

  •
  the terms of the Stock Purchase Agreement, including without limitation, the fact that the non-financial terms of the proposal received by Source Interlink were, in the aggregate, more favorable than the proposals by the other bidders;

  •
  information regarding the financial performance, business operations, capital requirements and future prospects of the Company and the Enthusiast Media business and the potential alternative uses of net cash proceeds received from the Sale, including repayment of outstanding indebtedness obligations of the Company;

  •
  the financial presentation of Goldman Sachs and its opinion that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $1,177,900,000 in cash to be received by Seller for all of the outstanding shares of PEM common stock pursuant to the Stock Purchase Agreement was fair from a financial point of view to PRIMEDIA;

  •
  the strength of the debt commitment letter obtained by Purchaser, including the absence of any "market outs";

  •
  the equity commitment letter delivered by Yucaipa and the lock-up agreement entered into by AEC Associates, LLC and Purchaser;

  •
  the expectation that the Company will be able to use prior and current year net operating losses to offset recognized gains from the Sale; and

  •
  stockholders of PRIMEDIA would still own stock in PRIMEDIA and participate in future earnings and in the potential growth of the Consumer Guides business.

        The Board of Directors also considered and balanced against the potential benefits of the Sale a number of potentially adverse and other factors concerning the Sale, including, without limitation, the following:

  •
  the risk that the Sale might not be completed in a timely manner or at all, including the risk that the Sale will not occur if the financing contemplated by the debt commitment letters is not obtained;

  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Sale;

  •
  the possibility of management and employee disruption associated with the Sale;

  •
  interests of the Company's executive officers and directors in the Sale (see "Interests of Certain Persons in Matters to be Acted Upon");

  •
  the fact that the purchase price payable by Source Interlink will be provided by 100% debt financing; and

  •
  the risk of disruption to the Consumer Guides business as a result of the Sale and market reaction to the Sale.

        After taking into account all of the factors set forth above, as well as other factors, the Board of Directors agreed that the benefits of the Sale outweigh the risks and that the Stock Purchase Agreement and the Sale are advisable and fair and in the best interests of the Company and its stockholders. The Board of Directors did not assign relative weights to the above factors or other factors it considered. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of such factors. Individual members of the Board of Directors may have given different weights to different factors.

Approval of the Sale

        After careful consideration, on May 13, 2007, the Board of Directors of PRIMEDIA unanimously approved the Stock Purchase Agreement and the transactions contemplated thereby, determined that the Stock Purchase Agreement and the transactions contemplated thereby are in the best interests of the Company and the Company's stockholders and recommended that our stockholders vote to approve the Stockholders Agreement and the transactions contemplated thereby.

        The Sale may constitute a sale of substantially all of the Company's assets within the meaning of the DGCL. Section 271 of the DGCL permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved by stockholders holding a majority of the shares entitled to vote thereon. Under Section 228 of the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by the stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and voted.

        On May 13, 2007, stockholders of the Company holding in excess of a majority of the outstanding shares of the Company's common stock, constituting the sole class of voting securities of the Company, executed and delivered to the Company their consent approving the Stock Purchase Agreement and the transactions contemplated thereby. The stockholder consent is sufficient under Delaware law to approve the Stock Purchase Agreement without the requirement of any other stockholder vote. No further action of the stockholders is required to approve the Sale.

        The table below sets forth the actual shares of common stock over which the parties executing the written consent have voting authority. As of May 13, 2007, the record date for approval of this transaction, there were outstanding 264,903,002 shares of common stock of the Company.

Name	Number of Shares Owned	Percentage
KKR Associates, L.P.(1)	106,886,265	40.35%
KKR 1996 GP LLC(2)	57,060,039	21.54%

TOTAL	163,946,304	61.89%

(1)
Shares of common stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power.

(2)
Of the shares shown as owned by KKR 1996 GP LLC, 49,190,039 shares are represented by shares of the Company's common stock and 7,870,000 shares are represented by warrants to purchase 7,870,000 shares of the Company's common stock which are currently exercisable by the holder. The shares of common stock and the warrants to purchase common stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power.

Opinion of Goldman Sachs

        Goldman Sachs rendered its opinion to PRIMEDIA's Board of Directors that, as of May 13, 2007 and based upon and subject to the factors and assumptions set forth therein, the $1,177,900,000 in cash to be received by Seller for all of the outstanding shares of PEM common stock pursuant to the Stock Purchase Agreement was fair from a financial point of view to PRIMEDIA.

        The full text of the written opinion of Goldman Sachs, dated May 13, 2007 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D hereto. Goldman Sachs provided its opinion solely for the information and assistance of PRIMEDIA's Board of Directors in connection with its consideration of the transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the Stock Purchase Agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of PRIMEDIA for the five fiscal years ended December 31, 2006;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of PRIMEDIA;

  •
  certain other communications from PRIMEDIA to its stockholders;

  •
  audited financial statements of PEM for the three years ended December 31, 2006;

  •
  unaudited financial statements of PEM for the quarter ended March 31, 2007 prepared by its management; and

  •
  certain internal financial analyses and forecasts for PEM prepared by its management, as reviewed and approved by the management of PRIMEDIA.

        Goldman Sachs also held discussions with members of the senior management of PRIMEDIA and PEM regarding their assessment of the past and current business operations, financial condition, and future prospects of PEM, including the risks and uncertainties of achieving the forecasts for PEM prepared by its management. In addition, Goldman Sachs compared certain financial information for PEM with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of PRIMEDIA, Seller, PEM or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of PRIMEDIA, Seller, PEM or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs did not express any opinion as to the impact of the transaction on the solvency or viability of Purchaser or PEM, or the ability of Purchaser or PEM to pay its obligations when they come due. Goldman Sachs' opinion does not address the underlying business decision of PRIMEDIA to engage in the transaction. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of common stock of PRIMEDIA will trade at any time. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of May 13, 2007. In rendering its opinion, Goldman Sachs did not take into account any indemnification provisions contained in the Stock Purchase Agreement, as to which Goldman Sachs expresses no view. Goldman Sachs' advisory services and the opinion expressed in the opinion were provided solely for the information and assistance of the Board of Directors of PRIMEDIA in connection with its consideration of the transaction.

        The amount of consideration to be received was determined through arms'-length negotiations between PRIMEDIA and Purchaser and was approved by PRIMEDIA's Board of Directors. Goldman Sachs provided advice to PRIMEDIA during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to PRIMEDIA or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses. As described above, Goldman Sachs' opinion to PRIMEDIA's Board of Directors was one of many factors taken into consideration by PRIMEDIA's Board of Directors in making its determination to approve the Stock Purchase Agreement.

        Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to PRIMEDIA in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Stock Purchase Agreement. In addition, Goldman Sachs has provided certain investment banking services to PRIMEDIA from time to time, including having acted as financial advisor to PRIMEDIA with respect to the sale of About.com in March 2005 and as financial advisor to PRIMEDIA with respect to the sale of its Crafts business in September 2006. In addition, Goldman Sachs has provided certain investment banking services to KKR, a significant shareholder of PRIMEDIA, from time to time, including having acted as financial advisor to the consortium including KKR with respect to its acquisition of SunGard Data Systems, Inc. in July 2005 and underwriter with respect to the public offering of 9.125% Senior Unsecured Notes due 2013 and 10.250% Senior Subordinated Notes due 2015 (aggregate principal amount $2,600,000,000) related to the acquisition of a 54% stake in PagesJaunes Groupe from France Telecom in October 2006; as co-manager of the public offering of 9.125% Senior Unsecured Notes due 2014, 9.250% Senior Unsecured Notes due 2016 and 9.625% Senior Unsecured Notes due 2016 (aggregate principal amount $4,700,000,000) of HCA Inc. concurrent with its sale to a consortium containing KKR in November 2006; as financial advisor to KKR with respect to its acquisition of KION Group GmbH from Linde AG in December 2006; as joint bookrunner with respect to the public offering of 10,700,000 shares of common stock of Demag Cranes & Components GmbH, a portfolio company of KKR, in December 2006; as financial advisor to the consortium containing KKR with respect to its acquisition of TXU Corp. in February 2007; as financial advisor to The Nielsen Company, a portfolio company of KKR, in connection with its sale of VNU Business Media in February 2007; and as financial advisor to KKR with respect to its acquisition of First Data Corporation in April 2007. Goldman Sachs has provided certain investment banking services to Yucaipa, an affiliate of AEC Associates, LLC and a significant shareholder of Source Interlink Companies, Inc., from time to time, including having acted as financial advisor to TDS Logistics, Inc., a portfolio company of Yucaipa, in its sale to Walsh Western International in March 2007. Goldman Sachs also may provide investment banking services to PRIMEDIA, KKR, Purchaser, Yucaipa and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

        Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to PRIMEDIA, KKR, Purchaser, Yucaipa and their respective affiliates, may actively trade the debt and equity securities of PRIMEDIA and Purchaser (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have also co-invested with KKR and its affiliates from time to time and may do so in the future. Affiliates of Goldman Sachs have invested in limited partnership units of KKR and its affiliates and may do so in the future.

        The Board of Directors of PRIMEDIA selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated January 29, 2007, PRIMEDIA engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, PRIMEDIA has agreed to pay Goldman Sachs a transaction fee of $8,947,500, all of which is payable upon consummation of the transaction. In addition, PRIMEDIA has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Additional Financial Advisor

        The Board of Directors of PRIMEDIA also engaged Lehman Brothers to act as its financial advisor and to provide financial advisory services to the Board of Directors of PRIMEDIA in connection with the contemplated transaction. Lehman Brothers was selected because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to the terms of its engagement letter with Lehman Brothers, dated January 19, 2007, PRIMEDIA has agreed to pay Lehman Brothers a transaction fee of $8,947,500, all of which is payable upon consummation of the transaction. In addition, PRIMEDIA has agreed to reimburse Lehman Brothers for its expenses, including attorneys' fees and disbursements, and to indemnify Lehman Brothers and related persons against various liabilities, including certain liabilities under the federal securities laws. In light of the fact that Lehman Brothers would be offering to potential purchasers stapled financing to fund the acquisition of PEM, the Company did not ask Lehman Brothers to render an opinion that the $1,177,900,000 in cash to be received by Seller for all of the outstanding shares of PEM common stock pursuant to the Stock Purchase Agreement was fair from a financial point of view to PRIMEDIA.

Consideration; Intended Use of Proceeds

        Pursuant to the terms of the Stock Purchase Agreement, Purchaser will acquire from Seller 100% of the shares of common stock, par value $0.01 per share, of PEM for $1,177,900,000 in cash at closing, subject to certain post-closing adjustments. In addition, Purchaser will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division.

        As a result of the Sale, the Company expects to have approximately $1,150,000,000 in net proceeds after payment of fees and expenses and before the payment of any cash taxes in connection with the gain. Although the parties agreed to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") in connection with the Sale, the Company expects to have significant net operating loss carry-forwards following the consummation of the Sale. See "Certain United States Federal Income Tax Considerations" below.

        As of the date of this Information Statement, the Company intends to use such proceeds to reduce the Company's indebtedness by paying down funds outstanding under the Company's credit facility, tendering for (or redeeming) each of the Company's Senior Floating Rate Notes due 2010 (the "Senior Floating Rate Notes") and 8 7/8% Senior Notes due 2011 (the "2011 Notes"), tendering for 8% Senior Notes due 2013 (the "2013 Notes") and seeking consents from the holders of the Senior Floating Rate Notes, 2011 Notes and 2013 Notes to effect certain amendments to the respective indentures governing such notes.

        To the extent that, as of the closing date of the Sale, the requisite consents to adopt the proposed indenture amendments have not been obtained with respect to the Senior Floating Rate Notes and the 2011 Notes, the Company will issue, immediately prior to the effective time of the Sale, irrevocable notices of optional redemption for Senior Floating Rate Notes and the 2011 Notes and shall satisfy and discharge such notes and the related indentures. To the extent that, as of the closing date of the Sale, the requisite consents to adopt the proposed indenture amendments have not been obtained with respect to the 2013 Notes, the Company may be in breach of the indenture relating to the 2013 Notes to the extent that the Sale were found to constitute a sale or transfer of substantially all of the assets of the Company. Under the terms of the Indenture relating to the 2013 Notes, if the covenant relating to mergers, consolidations or sales of assets were to be breached, either the trustee under the indenture relating to the 2013 Notes or by holders of at least 30% of the outstanding 2013 Notes could deliver a notice of default to the Company and if such default were not to be cured within 30 days after such notice the 2013 Notes could be accelerated.

Plans Following the Sale

        Following the consummation of the Sale, the Company intends to continue to operate its remaining Consumer Guides business. The Company will continue to operate as a public company, and intends that its common stock will continue to be traded on the New York Stock Exchange.

        As noted above, the Company intends to use the net proceeds to be received in the Sale to repay existing indebtedness. In connection with the closing of the Sale, subject to a final determination by the Board of Directors regarding an appropriate capital structure for the Company, the Company intends to incur a significant amount of new indebtedness in an aggregate amount to be determined by the

Company's Board of Directors. As of the date of this Information Statement, it is anticipated that the Company may incur up to approximately $200 million to $300 million of new indebtedness in connection with closing of the Sale. The Company's Board of Directors will determine the use(s) of the new indebtedness proceeds, which may include, if determined by the Board of Directors in its sole and absolute discretion, the payment of a special dividend and/or the establishment of an ongoing dividend policy.

        For information showing certain pro forma effects of the Sale on the financial condition of the Company, see "Certain Pro Forma Financial Information".

        In addition, before or after the closing of the Sale, the Company may effect a Reverse Stock Split, which is more fully described in "Amendment to Effect a Reverse Stock Split."

Financing

        Purchaser has obtained a commitment letter (the "Debt Commitment Letter") from Citigroup Global Markets Inc. ("Citigroup") and JPMorgan Chase Bank, N.A. ("JPMorgan") for (i) senior secured credit facilities in an aggregate principal amount of $1.18 billion, out of which $880 million consists of a senior term loan and $300 million consists of a revolving credit facility and (ii) up to $465 million in a senior subordinated credit facility (bridge financing) or the issuance of senior subordinated notes in a public offering. Under the terms of the Debt Commitment Letter, Citigroup has made a commitment to provide 70% of such facilities, and JPMorgan has made a commitment to provide 30% of such facilities. Purchaser intends to fund 100% of the purchase price with its proposed debt financing. Purchaser is obligated to draw on its committed bridge financing at closing, subject to the satisfaction or waiver of the closing conditions and the Company's delivery of certain financial statements of PEM. The facilities contemplated by the financing are conditioned upon the consummation of the Sale, as well as other customary conditions including:

  •
  the execution of satisfactory definitive documentation;

  •
  the absence of a material adverse change in (i) the business, assets, operations, condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole, (ii) the ability of Purchaser or the guarantors in respect of the debt financing to perform their respective obligations under the definitive documentation or (iii) the ability of the administrative agent and senior lenders to enforce the definitive documentation;

  •
  satisfactory evidence of payment by Purchaser of certain indebtedness of Purchaser (approximately $108 million);

  •
  the absence of any amendments, modifications or waivers to the Stock Purchase Agreement to the extent adverse to the lenders in any material respect which have not been approved by the arrangers;

  •
  the creation of perfected security interests;

  •
  payment of fees and expenses;

  •
  the absence of a material breach of representations made by PRIMEDIA or Seller with respect to PEM and its subsidiaries in the Stock Purchase Agreement that are material to the lenders (and only in respect of those breaches which would give rise to a termination right of Purchaser under the Stock Purchase Agreement);

  •
  the receipt of specified financial statements of PEM and Purchaser; and

  •
  the receipt of a solvency certificate from Source Interlink confirming the solvency of Source Interlink and its subsidiaries on a consolidated basis after giving effect to the Sale.

        Purchaser has agreed to use its reasonable best efforts to arrange and obtain financing on the terms and conditions described in the Debt Commitment Letter, and we have agreed to cooperate with those efforts, including by making our employees available and by providing certain PEM financial statements. In the event all or any portion of the financing contemplated by the Debt Commitment Letter becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter for any reason, Purchaser is obligated to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the Stock Purchase Agreement.

  Senior Secured Credit Facilities

        The commitment to provide the senior secured credit facilities was issued by Citigroup and JPMorgan. Borrowings under the senior term loan facility will be made on the closing date. Loans under the revolving facility will be available after the closing date during the availability period thereof. The senior secured credit facilities will be guaranteed by Purchaser's direct and indirect domestic subsidiaries and will be secured by a first priority lien on capital stock and substantially all the tangible and intangible properties and assets of the Purchaser and the subsidiary guarantors.

  Senior Subordinated Notes; Bridge Facilities

        If the full amounts of the senior subordinated notes are not issued in the proposed offerings on or prior to the closing date, Citigroup and JPMorgan have committed to provide up to $465 million in a senior subordinated credit facility (bridge financing). Borrowings under the bridge financing will be made simultaneously with the closing and the initial funding under the senior secured credit facilities. The senior subordinated notes and the bridge financing will be guaranteed by all of Purchaser's subsidiaries that guarantee the senior secured credit facilities.

  Equity Commitment Letter

        In addition, Yucaipa delivered to Purchaser an equity commitment letter (the "Equity Commitment Letter") whereby it has agreed to, under certain circumstances, purchase securities of Purchaser in an amount sufficient for Purchaser to consummate the debt financing and close the sale contemplated by the Stock Purchase Agreement, provided that Yucaipa will not be obligated to purchase securities or be liable for damages, obligations or amounts in connection with or related to the Equity Commitment Letter to any party for more than $100 million in the aggregate. Purchaser's largest shareholder, AEC Associates, LLC, also entered into a lock-up agreement (the "Lock-up Agreement") with Purchaser whereby AEC Associates, LLC has agreed not to transfer any shares of Purchaser's common stock that it beneficially owns until the closing of the Sale or the termination of the Stock Purchase Agreement, whichever occurs first. Yucaipa is affiliated with AEC Associates, LLC, which holds approximately 34% of Source's outstanding stock. For a more detailed description of these agreements, see "Ancillary Agreements."

Accounting Treatment

        Upon completion of the Sale, the Company will remove the assets and liabilities of PEM and its subsidiaries from the Company's consolidated balance sheet and record a gain on the Sale equal to the difference between the net assets disposed of and the purchase price received, less transaction-related fees, expenses and taxes.

Certain United States Federal Income Tax Considerations

        The following is a summary of the anticipated material U.S. federal income tax consequences to us as a result of engaging in the Sale. The discussion does not cover all aspects of U.S. federal income taxation and does not address state, local, foreign, or other tax laws. The summary is based on the tax laws of the United States, including the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

        The Stock Purchase Agreement provides that the Company will join in a Section 338(h)(10) election, the effect of which is to treat the Sale as a sale of assets for U.S. federal income tax purposes. At present, we anticipate recognizing a gain for federal income tax purposes on the Sale equal to the difference between the purchase price (less transaction costs) and our tax basis in the assets being sold. We anticipate using a substantial portion of our prior and any current year net operating losses to offset the recognized gain on the Sale. As of the date of this Information Statement, we estimate that net operating losses for federal income tax purposes are approximately $1.2 billion. We anticipate, however, that we will pay some amount of alternative minimum tax on the gain, due to net operating loss limitations, which will likely be imposed. The Sale may also produce tax liability in certain states which may not be offset by our net operating loss carryforwards in those certain states due to state statutes limiting the use of such net operating loss carryforwards. As of the date of this Information Statement, we estimate the aggregate amount of alternative minimum tax and such state tax liabilities to be approximately $42.3 million. The Sale will not produce any separate and independent federal income tax consequences to our stockholders.

Regulatory Approvals

        The Hart-Scott-Rodino Act and related rules provide that transactions such as the Sale may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been observed. On May 24, 2007, the Company and Purchaser each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested early termination of the waiting period. The waiting period initiated by these filings expired on June 25, 2007.

        Under the Stock Purchase Agreement, each of Purchaser and Seller has agreed to use its reasonable best efforts to obtain all governmental authorizations necessary and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to expeditiously close the transactions contemplated by the Stock Purchase Agreement. "Reasonable best efforts" of Purchaser for purposes of this covenant includes promptly opposing any motion or action for an injunction against the transactions contemplated by the Stock Purchase Agreement and, if Purchaser loses such motion or action, divesting the products and assets of PEM and its subsidiaries or Purchaser and its affiliates (provided that any such divestitures would not have a material adverse effect on the business, assets or financial condition of PEM and its subsidiaries, after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement).

        Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act at or before the effective date of the Sale, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the Sale.

Absence of Dissenters' Rights

        No dissenters' or appraisal rights are available to the Company's stockholders under the DGCL or our certificate of incorporation or bylaws in connection with the Stock Purchase Agreement or transactions contemplated thereby.

Interests of Certain Persons in Matters to be Acted Upon

        In connection with the proposed Sale, the Compensation Committee of the Board of Directors of the Company approved the following special bonuses to be paid by the Company to the certain officers and employees of the Company and the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors of the Company approved the following special bonus to be paid to Dean B. Nelson, the Chairman of the Board of Directors and the Company's President and Chief Executive Officer:

Named Executive Officer	Title	Sale Bonus	Retention Bonus
Dean B. Nelson	Chairman of the Board of Directors, President and Chief Executive Officer	$1,000,000	—
Kevin J. Neary	Senior Vice President, Chief Financial Officer	$555,800	$250,000
Steven Parr	Senior Vice President, President of PEM	$1,845,300	$500,000
Steven R. Aster	Senior Vice President, President of Consumer Marketing for PEM	$555,800	$300,000
Jason S. Thaler	Senior Vice President, General Counsel and Secretary	$125,000	—
Gregory Goff	President, PEM Online	$461,325	$250,000
Nicola Allais	Vice President, Strategy and Operations	$250,000	—
Judy Anzalone	Chief Financial Officer, Automotive and Home Tech	$50,000	$50,000
Angus MacKenzie	Editor-in-Chief, Motor Trend and Editorial Director, Consumer Automotive Group	$25,000	—

        Each of the officers and employees listed above will be entitled to the sale bonuses set forth above if such officer or employee remains employed by the Company through closing of the Sale (or if such officer's or employee's employment is terminated without cause prior to the closing of the Sale). The sale bonus payable to Mr. Nelson was awarded in connection with the proposed Sale and the transition of the Company's operations and management to Atlanta, Georgia. The sale bonuses payable to Messrs. Neary, Parr, Aster, Thaler, Goff, Allais and MacKenzie and to Ms. Anzalone were awarded in connection with the proposed Sale, and the sale bonuses payable to Messrs. Neary, Parr, Aster and Goff were determined pursuant to a formula based on the sale price of $1,177,900,000. In addition, each of Messrs. Neary, Parr, Aster and Goff and Ms. Anzalone will be entitled to a separate retention bonus set forth above if they remain employed by the successor company to PEM for nine months following the closing of the Sale (or if such officer's or employee's employment is terminated without cause prior to the closing of the Sale or prior to the date which is nine months from the closing of the sale).

THE STOCK PURCHASE AGREEMENT

        The following summarizes material provisions of the Stock Purchase Agreement, a copy of which is attached to this Information Statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the Stock Purchase Agreement and not by this summary or any other information contained in this Information Statement. The discussion of the Stock Purchase Agreement is qualified in its entirety by reference to the document.

        The description of the Stock Purchase Agreement in this Information Statement has been included to provide you with information regarding its terms. The Stock Purchase Agreement contains representations and warranties made by and to the Company, Seller and Purchaser as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Purchase Price

        Subject to the terms and conditions of the Stock Purchase Agreement, Seller will sell 100% of the shares of common stock, par value $0.01 per share, of PEM, free and clear of all liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of such shares. As consideration for such sale, Purchaser will pay to Seller $1,177,900,000 in cash, subject to adjustment as described below. In addition, Purchaser will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division.

        Within 75 days after the closing date, Purchaser will deliver to Seller a balance sheet reflecting the financial condition of PEM as of the closing date and a calculation of the difference between the amount of certain assets and liabilities of PEM and its subsidiaries as of the closing date, determined in a manner described in the Stock Purchase Agreement. In addition, the balance sheet will reflect a calculation of the amount of the liabilities of PEM and its subsidiaries as of the closing date under the caption "Miscellaneous Current Liabilities" as determined in a manner described in the Stock Purchase Agreement (the "Miscellaneous Current Liabilities"). If Seller notifies Purchaser of any objections to any items on the balance sheet within 45 days of its receipt, Seller and Purchaser will have 30 days to negotiate in good faith to resolve any disputed items, after which any remaining disputed items will be submitted to a neutral auditor.

        If the difference between the assets and liabilities is more negative than negative $16,191,000, Seller will pay to Purchaser the amount of such deficiency. If such amount is less negative than negative $16,191,000, Purchaser will pay to Seller the amount of such excess up to $3,000,000. In addition, if the amount of the Miscellaneous Current Liabilities is more negative than negative $27,232,000, Seller will pay to Purchaser the amount of such excess. After the final determination of the working capital adjustment(s), if any, no party shall have the right to make any claims against any other party in respect of any element included in the final working capital amount or Miscellaneous Current Liabilities amount.

Representations and Warranties

        The Company and Seller make various representations and warranties in the Stock Purchase Agreement that are qualified, in many cases, by a "material adverse effect" standard. Our representations and warranties relate to, among other things:

  •
  our organization valid existence and good standing and PEM's qualification to do business;

  •
  PEM's capitalization and Seller's title to shares of PEM;

  •
  ownership of title to shares of PEM's subsidiaries, other than 19.9% of the issued and outstanding shares of capital stock of Automotive.com;

  •
  our corporate power and authority and due authorization to enter into the Stock Purchase Agreement and any ancillary agreements and to consummate the transactions contemplated by the Stock Purchase Agreement and such ancillary agreements;

  •
  absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the Stock Purchase Agreement and any ancillary agreements and consummating the Sale;

  •
  absence of consents and approvals of U.S. and foreign governmental entities required in connection with the execution, delivery or performance by Seller of the Stock Purchase Agreement;

  •
  compliance with applicable legal requirements and issuance of permits;

  •
  absence of legal proceedings;

  •
  absence of brokers' fees;

  •
  organization and authority of PEM and its subsidiaries;

  •
  financial statements;

  •
  absence of undisclosed liabilities;

  •
  ownership of intellectual property rights;

  •
  material contracts;

  •
  labor and employment matters;

  •
  employee benefit plans and programs;

  •
  absence of certain changes between December 31, 2006 and the date of the Stock Purchase Agreement;

  •
  affiliate transactions;

  •
  PEM and its subsidiaries' insurance policies;

  •
  environmental matters;

  •
  PEM and its subsidiaries' properties and title to assets;

  •
  absence of any material barter obligations or receivables;

  •
  advertisers;

  •
  circulation and distribution of publications; and

  •
  tax matters.

        For the purposes of the Stock Purchase Agreement, "material adverse effect" means any event, change or occurrence after the date of the Stock Purchase Agreement that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the businesses of PEM and its subsidiaries, taken as a whole. A "material adverse effect" will not have occurred, however, as a result of:

  •
  changes in general economic, financial market or geopolitical conditions which changes do not affect the businesses of PEM and its subsidiaries disproportionately relative to other similarly situated entities operating in the media or publishing industries;

  •
  general changes or developments in the media or publishing industries which changes do not affect the businesses of PEM and its subsidiaries disproportionately relative to other similarly situated entities operating in such industries;

  •
  the announcement of the Stock Purchase Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of PEM and its subsidiaries to the extent due to the announcement and performance of the Stock Purchase Agreement or the identity of Purchaser, or the performance of the Stock Purchase Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

  •
  changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof after the date of the Stock Purchase Agreement; or

  •
  any outbreak or escalation of hostilities or war or any act of terrorism.

        The Stock Purchase Agreement also contains various representations and warranties made by Purchaser that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  its organization, valid existence and good standing;

  •
  its corporate power and authority and due authorization to enter into the Stock Purchase Agreement and to consummate the transactions contemplated by the Stock Purchase Agreement;

  •
  absence of any violation of or conflict with its governing documents, applicable law or certain agreements as a result of entering into the Stock Purchase Agreement and any ancillary agreements and consummating the Sale;

  •
  absence of consents and approvals of governmental entities required in connection with the execution, delivery or performance by Purchaser of the Stock Purchase Agreement;

  •
  absence of litigation;

  •
  absence of broker's fees;

  •
  Purchaser's investment purpose;

  •
  Purchaser's own examination of the assets being acquired; and

  •
  Purchaser's financial ability and debt financing commitment letter.

Covenants

        Subject to certain limitations, Purchaser and Seller have agreed to use reasonable best efforts to, among other things:

  •
  consummate the transactions contemplated by the Stock Purchase Agreement;

  •
  obtain any consents from any party to any material contract or any governmental authority which is required in connection with the transactions contemplated by the Stock Purchase Agreement;

  •
  cause the assets used exclusively in the conduct or administration of the businesses of PEM and its subsidiaries to be assigned or otherwise transferred, without cost, to the Company;

  •
  use their respective reasonable commercial efforts to have the Company, Seller or any of their subsidiaries released from guarantees of the obligations of PEM or any subsidiary of PEM to any third party as soon as practicable after the closing date; and

  •
  prior to closing, negotiate in good faith schedules to a transition services agreement to be entered into between the Company and Purchaser (see "Ancillary Agreements").

        Prior to or concurrently with the closing, Seller has agreed, among other things, to obtain a release of any guarantees entered into or given by PEM or any subsidiary of PEM and any pledges of assets of PEM or any subsidiary of PEM that secure indebtedness of the Company, Seller or any of Seller's subsidiaries.

        Purchaser has agreed to, among other things:

  •
  commencing on the closing date, employ each employee of PEM and its subsidiaries who is an employee of PEM or any of its subsidiaries immediately prior to the closing at no less than the wage or salary, commission and bonus opportunity in effect immediately prior to the closing and provide each such employee with the opportunity to participate in employee benefit plans and programs that are at least as beneficial as those in effect prior to the closing;

  •
  following the closing, pay to such employees bonuses and other compensation in respect of the year ended December 31, 2007 to the extent that such employees are employed by Purchaser and its subsidiaries at the date such payments are to be made and such bonuses and other compensation have been earned in accordance with the employee benefit plans of PEM and its subsidiaries as applied by Purchaser and its subsidiaries following the closing date (provided that, in any event, Purchaser shall maintain through December 31, 2007 the Company's Executive Incentive Compensation Plan);

  •
  recognize prior service and provide employees with credit under certain employee benefit plans and programs;

  •
  use reasonable best efforts to obtain the debt financing contemplated by the Debt Commitment Letter or any alternative financing obtained by Purchaser; and

  •
  cease all use of any trademarks containing the name "PRIMEDIA" within 180 days after the closing date.

        For a more complete description of the covenants made by the parties, please see "The Sale—Financing," "The Sale—Regulatory Approvals" and Annex A.

  Non-Competition and Non-Solicitation Covenants

        The Company has agreed that for three years following closing, the Company will not and will cause its subsidiaries not to own, control or participate in the ownership, management, operation or control of any company or other entity that is primarily engaged in the businesses of PEM and its subsidiaries. However, the Company and Seller may continue to engage in the type of business engaged in by the Auto Guide division of Seller comprised of publishing and distributing free print and online guides containing content, listing and other information with respect to sales of new or used automotive vehicles, so long as the Company and Seller do not, and cause their respective subsidiaries not to, acquire any entity or business that had more than 75% of its consolidated revenues for the 12-month period prior to such acquisition derived from online, consumer-driven lead generation business related to sales of new automotive vehicles.

        In addition, the Company has agreed and has agreed to cause its subsidiaries, for a period of two years following the date of the Stock Purchase Agreement, not to hire, solicit for employment, attempt to employ or assist any other entity in employing or soliciting for employment any officer, publisher or editor-in-chief of PEM or any of its subsidiaries as of the closing date, except that Seller may hire any such person who contacts Seller on his or her own initiative without any solicitation by or encouragement from Seller. For purposes of this provision, a general solicitation by public advertisement does not constitute solicitation.

  Conduct of Business Pending the Sale

        Seller has agreed that through the closing date it will cause PEM and its subsidiaries to conduct their businesses in the ordinary course in a manner substantially consistent with past practice and, subject to certain exceptions, not permit PEM or any of its subsidiaries to, without the prior approval of Purchaser:

  •
  amend its governing documents;

  •
  issue additional shares of stock, convertible stock or options;

  •
  declare or pay dividends, other than cash dividends paid to Seller;

  •
  sell or transfer any of its properties, rights or assets pertaining to its business;

  •
  incur any indebtedness;

  •
  grant any increase in, or accelerate the vesting of, employee benefits;

  •
  change any accounting method;

  •
  make any material acquisitions;

  •
  enter into or materially amend any material contracts; or

  •
  agree to take any of the foregoing actions.

        Purchaser has agreed that through the closing date Purchaser will not, and will not permit any of its subsidiaries to:

  •
  take any action that would, or would reasonably be expected to, prevent, impede or materially delay the consummation of the transactions contemplated by the Stock Purchase Agreement or any ancillary agreements or the ability of Purchaser to obtain the financing contemplated in the Stock Purchase Agreement;

  •
  declare or pay dividends or repurchase, redeem or otherwise acquire any shares of its capital stock or securities convertible into or exercisable for any shares of its capital stock;

  •
  make acquisitions in excess of $100,000,000 in the aggregate; or

  •
  agree or publicly disclose any intention to take any of the foregoing actions.

Conditions to Closing; Closing Date

        The obligations of the parties to complete the Sale are subject to the satisfaction, as of the closing date, of the closing conditions that include:

  •
  the accuracy, in all respects, of Seller's representations regarding the capitalization of PEM, the Company's and Seller's authorization to execute, deliver and perform the Stock Purchase Agreement and Ancillary Agreements, and the absence of brokers' fees;

  •
  the accuracy of Seller's other representations and warranties (disregarding materiality qualifications), except to the extent that all failures of such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect;

  •
  the accuracy of Purchaser's representations and warranties (disregarding materiality qualifications), except to the extent that all failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by the Stock Purchase Agreement or the additional agreements to which it is a party;

  •
  compliance by Seller and Purchaser in all material respects with their respective covenants, obligations and undertakings included in the Stock Purchase Agreement;

  •
  expiration of waiting periods under the Hart-Scott-Rodino Act, without action taken to prevent consummation of the Sale;

  •
  no judgment, order or decree enjoining consummation of the Sale; and

  •
  delivery by Purchaser to Seller of an independent opinion supporting the conclusion that immediately following the closing, after giving effect to all of the transactions contemplated by the Stock Purchase Agreement and payment of all related fees and expenses, Purchaser and its subsidiaries (including PEM) will not (i) be insolvent, (ii) have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged and (iii) have incurred debts, and are not expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

        The date of closing will not be more than five business days following the later of the date on which (i) the foregoing closing conditions have been satisfied and (ii) the Company has delivered to Purchaser certain financial statements of PEM as required under the Stock Purchase Agreement. However, the closing will not occur until the later of the date that is (x) 20 business days after the mailing of this Information Statement to the Company's stockholders and (y) 45 calendar days after the date of the Stock Purchase Agreement.

Survival and Indemnification

        The covenants to be performed prior to closing, the representations and warranties of Seller and the representations and warranties of Purchaser will survive until the first anniversary of the closing of the Sale, except that certain specified representations and warranties of Seller and of Purchaser will survive until the expiration of the applicable statute of limitations.

        The Company and Seller are jointly and severally obligated to indemnify Purchaser, Purchaser's subsidiaries and their respective officers, directors and employees in respect of damages or losses that arise from or relate to or are attributable to any of the following:

  •
  any misrepresentation or breach of a warranty contained in the Stock Purchase Agreement by the Company or Seller (disregarding materiality qualifications for indemnification purposes);

  •
  any breach of any covenant or agreement to be performed prior to, on or after the closing on the part of the Company or Seller set forth in the Stock Purchase Agreement;

  •
  any liability or obligation to brokers retained by the Company or Seller in connection with the transactions contemplated by the Stock Purchase Agreement;

  •
  any payments owed to minority stockholders of Automotive.com pursuant to the Automotive.com Stockholders Agreement or the Automotive.com Stock Purchase Agreement, in each case, in respect of all dividend periods or calendar quarters ending prior to the dividend period or calendar quarter in which closing occurs; or

  •
  any indemnification payments by PEM or its subsidiaries pursuant to any disposition, transfer or other sale of any assets, businesses, publication or magazine of the Company or any of its subsidiaries consummated prior to the closing date.

        The indemnification obligation of the Company and Seller on account of claims pursuant to the first bullet point above (except with respect to certain specified representations) is generally subject to (i) a $12,500,000 deductible, (ii) a $100,000,000 cap and (iii) the requirement that the claim be asserted in writing within one year after closing. Seller will not be liable for any indemnification claims for losses resulting from any breach of any representation, warranty, covenant or agreement to the extent such losses were finally included as a component in the working capital adjustment.

        Purchaser is obligated to indemnify the Company, Seller, their subsidiaries and their respective officers, directors and employees in respect of damages or losses that arise from or relate to or are attributable to any of the following:

  •
  any misrepresentation or breach of a warranty contained in the Stock Purchase Agreement made by Purchaser (disregarding materiality qualifications for indemnification purposes);

  •
  any breach of any covenant or agreement to be performed prior to, on or after the closing on the part of Purchaser set forth in the Stock Purchase Agreement;

  •
  any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by the Stock Purchase Agreement;

  •
  any obligation to any employee of PEM or any of its subsidiaries arising on or after the closing date;

  •
  any payments owed to minority stockholders of Automotive.com pursuant to the Automotive.com Stockholders Agreement or the Automotive.com Stock Purchase Agreement, in each case, in respect of the dividend period or fiscal quarter in which the closing occurs and all subsequent dividend periods or calendar quarters; or

  •
  any earn-out, additional purchase price or similar payment obligation in connection with any acquisition or purchase of any assets, businesses, publication or magazine of PEM and its subsidiaries consummated prior to the closing date.

        The indemnification obligation of Purchaser on account of claims pursuant to the first bullet point above (except with respect to certain specified representations) is generally subject to (i) a $12,500,000 deductible, (ii) a $100,000,000 cap and (iii) the requirement that the claim be asserted in writing within one year after closing. Purchaser will not be liable for any indemnification claims for losses resulting from any breach of any representation, warranty, covenant or agreement to the extent such losses were finally included as a component in the working capital adjustment.

Tax Matters

        The Company and Seller are jointly and severally obligated to indemnify Purchaser, Purchaser's subsidiaries and their respective officers, directors and employees in respect of the following:

  •
  losses or damages with respect to any pre-closing tax period of PEM or any of its subsidiaries and with respect to the portion of any straddle period ending on the closing date;

  •
  losses or damages for taxes of the Company, Seller or certain affiliated entities as a result of filing a consolidated, combined or unitary tax return; and

  •
  any and all taxes of any person (other than PEM or any of its subsidiaries) imposed on PEM or any of its subsidiaries as a transferee or successor which taxes relate to any event or transaction occurring prior to the closing.

        Purchaser is obligated to indemnify Seller and each of its officers, directors, employees, stockholders, agents and representatives for all liability for taxes of PEM or any of its subsidiaries for any taxable period ending after the closing date (except to the extent any such period begins prior to the closing date, in which case Purchaser's indemnity will cover only that portion of any taxes allocable to the period after the closing date).

        Purchaser, on the one hand, and the Company and Seller, on the other hand, will join in making elections under Section 338(h)(10) of the Internal Revenue Code. The purchase price will be allocated among the assets of PEM and its subsidiaries. This allocation will be initially proposed by Purchaser, subject to Seller's ability to dispute particular items and the resolution of any remaining disputes by a neutral auditor.

Termination

        The Stock Purchase Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the closing date as follows:

  •
  by mutual written agreement of the parties;

  •
  by either party by written notice if the closing date shall not have occurred on or before the date that is 120 days following the date of the Stock Purchase Agreement (provided that if the closing has not occurred by such date solely as a result of the failure of PRIMEDIA to deliver to Purchaser certain required financial information, Purchaser may unilaterally extend the termination date by up to 30 days);

  •
  by Purchaser if the conditions to Purchaser's obligations to close have become incapable of fulfillment and have not been waived by Purchaser (and provided Purchaser is not in material breach of the Stock Purchase Agreement); or

  •
  by Seller if the conditions to Seller's obligations to close have become incapable of fulfillment and have not been waived by Seller (and provided Seller is not in material breach of the Stock Purchase Agreement).

Expenses and Transfer Taxes

        Purchaser and Seller will bear their own respective expenses incurred in connection with the negotiation and preparation of the Stock Purchase Agreement and any ancillary agreements, making any governmental filings (except that Purchaser will bear the filing fee payable pursuant to the Hart-Scott-Rodino Act) required to consummate the transactions contemplated by the Stock Purchase Agreement and the consummation and performance of the transactions contemplated by the Stock Purchase Agreement, and in connection with all obligations required to be performed by each of them under the Stock Purchase Agreement and the ancillary agreements except as may otherwise be provided in the Stock Purchase Agreement. Purchaser has agreed to pay all transfer taxes incurred in connection with this Agreement.

ANCILLARY AGREEMENTS

Transition Services Agreement

        In order to facilitate the transfer of the businesses of PEM and its subsidiaries to Purchaser, the Company and Purchaser will enter into a transition services agreement (the "Transition Services Agreement") pursuant to which the Company will provide certain specified services to Purchaser on an interim basis following closing at specified fees. Under the Stock Purchase Agreement, the parties agreed to negotiate in good faith prior to closing specific services that the Company will provide to Purchaser. Purchaser may cancel any service provided pursuant to the Transition Services Agreement upon 30 days' prior written notice to the Company.

Equity Commitment Letter

        In connection with the Stock Purchase Agreement, Yucaipa delivered to Purchaser an equity commitment letter pursuant to which Yucaipa is obligated to purchase, and Purchaser is obligated to sell, an amount of Purchaser's securities of up to $100 million if the closing conditions have been satisfied but Purchaser has been unable to obtain the financing contemplated by the Stock Purchase Agreement (or alternative financing), and Purchaser would be capable of consummating the financing (or alternative financing) if Yucaipa purchased such securities of Purchaser for cash. The terms of the securities to be purchased will be established by a committee of independent directors of Purchaser, but may not involve terms that would require a vote of the stockholders of Purchaser. The obligations of Purchaser and Yucaipa under the Equity Commitment Letter terminate at the earlier of the closing of the Sale or the termination of the Stock Purchase Agreement, except if Yucaipa or Purchaser is in material breach of the Equity Commitment Letter. Purchaser has agreed in the Equity Commitment Letter that it will not exercise its rights to terminate the Stock Purchase Agreement if Yucaipa or Purchaser is in material breach of the Equity Commitment Letter. The Company and Seller are third party beneficiaries of the Equity Commitment Letter and are entitled to exercise the rights under, and enforce the terms of, the Equity Commitment Letter.

        A copy of the Equity Commitment Letter is attached hereto as Annex B and is incorporated in this Information Statement by reference. The foregoing description of the Equity Commitment Letter is qualified in its entirety by reference to the full text of the Equity Commitment Letter.

Lock-up Agreement

        Purchaser's largest stockholder, AEC Associates, LLC entered into the Lock-up Agreement with Purchaser whereby AEC Associates, LLC has agreed not to transfer any of Purchaser's common stock until the earlier of the closing of the Sale or the termination of the Stock Purchase Agreement. Yucaipa is affiliated with AEC Associates, LLC which holds approximately 34% of Purchaser's outstanding stock. The Company and Seller are third party beneficiaries of the Lock-up Agreement and are entitled to exercise the rights under, and enforce the terms of, the Lock-up Agreement.

        A copy of the Lock-up Agreement is attached to this Information Statement as Annex C and is incorporated herein by reference. The foregoing description of the Lock-up Agreement is qualified in its entirety by reference to the full text of the Lock-up Agreement.

AMENDMENT TO EFFECT A REVERSE STOCK SPLIT

The Amendment

        Upon filing and effectiveness of the Certificate of Amendment to the Certificate of Incorporation of the Company, the form of which is attached hereto as Annex E (the "Certificate of Amendment"), each six shares of common stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to such effective time shall be, without action of the holder thereof, automatically reclassified and converted into one share of common stock, par value $0.01 per share of the Company (the "Reverse Stock Split"). The Company will pay cash in lieu of fractional shares. The effectiveness of the amendment set forth on the Certificate of Amendment (the "Amendment") (including the timing thereof) or the abandonment of the Amendment will be determined by the Board of Directors of the Company in its discretion without further action by the stockholders of the Company, and any such action by the Board of Directors with respect to the Amendment may be taken before or after closing of the Sale.

Purpose of the Reverse Stock Split

        The primary purpose of the Reverse Stock Split is to reduce the number of outstanding shares of common stock and increase the market value per share of the remaining outstanding shares so as to:

  •
  improve the level and stability of the common stock trading price;

  •
  make our common stock a more attractive investment to institutional investors; and

  •
  reduce the relatively high transaction costs and commissions incurred by our stockholders due to our currently low per share trading price and high number of shares outstanding.

The closing price of the common stock on June 21, 2007 was $2.85 per share.

Potential Risks of the Reverse Stock Split

        The effect of the Reverse Stock Split on the market price for the Company's common stock cannot be predicted. There can be no assurance that the Company's common stock will continue to trade at least in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split common stock can be maintained. The market price of the Company's common stock will also be based on its financial performance, market conditions, the market perception of its future prospects and the Company's industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding.

Principal Effects of the Reverse Stock Split

  General

        A reverse stock split is a reduction in the number of outstanding shares of a class of a company's capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock. For example, upon implementation of the Reverse Stock Split, a stockholder holding 3,000 shares of our common stock before the Reverse Stock Split would hold 500 shares of our common stock after the Reverse Stock Split. This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock (in the instant example, adding 2,500 shares to the number of unissued shares available for issuance), because the number of shares authorized for issuance is otherwise unchanged by the Reverse Stock Split. Each stockholder's proportionate ownership of the issued and outstanding shares of our common stock would remain the same, except for minor changes that may result from cash payments in lieu of fractional shares of our common stock, which are described below. Outstanding shares of new common stock resulting from the Reverse Stock Split will remain fully paid and non-assessable.

  Effectiveness of the Reverse Stock Split

        The Reverse Stock Split will become effective after the filing with the Secretary of State of the State of Delaware and effectiveness of the Certificate of Amendment (the "Amendment Effective Time"). The effectiveness of the Amendment (including the timing thereof) or the abandonment of the Amendment will be determined by the Board of Directors of the Company in its discretion without further action by the stockholders of the Company, and any such action by the Board of Directors with respect to the Amendment may be taken before or after closing of the Sale.

  Cash Payment in Lieu of Fractional Shares

        No fractional shares of common stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder would otherwise hold a fractional share because their pre-Reverse Stock Split share holdings were not evenly divisible by six, the stockholder, in lieu of the issuance of a certificate for a fractional share, would be entitled to receive a payment in cash. For example, a stockholder holding 3,003 shares of our common stock before the Reverse Stock Split would hold 500 shares of our common stock after the Reverse Stock Split and would be entitled to a cash payment in respect of the remaining 0.5 fractional interest in lieu of receiving a fractional share.

        The Board of Directors of the Company will arrange for our transfer agent, The Bank of New York, to aggregate and sell all fractional interests that result from the Reverse Stock Split on the open market at prevailing market prices at the time of such sale and distribute the proceeds of such sales to each holder proportionate to their respective fractional interests. The Company will pay any commissions and fees to effect the foregoing sales. The owner of a resulting fractional interest will have only a right to receive the cash payment therefor and not any voting, dividend, or other right with respect to that interest. We expect that it may take several days for our transfer agent to sell all of the aggregated fractional interests of common stock. After completion of such sale, stockholders otherwise entitled to receive a fractional share will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. The proceeds of such sale will be subject to federal income tax, as further described below in "Tax Consequences of the Reverse Stock Split." In addition, such stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Stock Split and the date they receive payment for the cashed-out fractional interests.

        Neither the Company nor The Bank of New York assumes any responsibility with respect to the sales price or proceeds received in respect of aggregated fractional interests sold in the market. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

  Accounting Matters

        The par value of the common stock will remain at $0.01 per share following the Reverse Stock Split, and the number of shares of common stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be correspondingly increased. The Reverse Stock Split will not affect the Company's total stockholders' equity. All share and per share information would be retroactively adjusted following the Amendment Effective Time to reflect the Reverse Stock Split for all periods presented in future filings.

  Effect on Authorized and Outstanding Shares

        As a result of the Reverse Stock Split, the number of shares of common stock issued and outstanding will be reduced to the approximate number of shares of common stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split divided by six. Based on the stockholdings at June 21, 2007, there would be approximately 44,163,611 shares of common stock issued and outstanding following the Reverse Stock Split, and approximately 1,407,693 shares of common stock held by the Company as treasury shares.

        The number of shares subject to our outstanding common stock options will automatically be reduced in the same ratio as the 1-for-6 Reverse Stock Split ratio and the per share exercise price of those options will be proportionally increased in the same ratio as the Reverse Stock Split ratio. However, if the number of shares resulting from the Reverse Stock Split would otherwise include a fractional share, the fractional share will be disregarded and the number of shares will be rounded down to the nearest whole share. For example, if an optionee holds options to purchase 601 shares at an exercise price of $1.00 per share, on the effectiveness of the Reverse Stock Split, the number of shares subject to that option would be reduced to 100 shares with the fractional share disregarded and the exercise price would be proportionately increased to $6.00 per share.

        Outstanding restricted stock awards would be adjusted in the same manner as other outstanding shares of our common stock. As a result of the Reverse Stock Split, the number of shares authorized and reserved for issuance under our 1992 Stock Purchase and Option Plan, as amended will be reduced proportionately.

        There will be no change to the number of authorized shares of common stock or preferred stock as a result of the Reverse Stock Split.

        With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of common stock prior and subsequent to the Reverse Stock Split will remain the same. It is not anticipated that the Company's financial condition, the percentage ownership of management, the number of stockholders, or any aspect of the Company's business would materially change, solely as a result of the Reverse Stock Split. The Reverse Stock Split will be effectuated simultaneously for all of the Company's common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power except for minor changes that may result from cash payments in lieu of fractional shares of our common stock.

        As a result of the Reverse Stock Split, there will be a reduction in the number of shares of common stock issued and outstanding and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Stock Split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors, including, among other purposes, future financing transactions. Stockholders should note that certain disadvantages may result from this increase in available shares. The Company will have the authority to issue a greater number of shares of common stock following the Reverse Stock Split without the need to obtain stockholder approval to authorize additional shares, up to the maximum number of shares authorized by the Company's Certificate of Incorporation. Any such additional issuance may have the effect of significantly reducing the interest of the existing stockholders of the Company with respect to earnings per share, voting, liquidation value, and book and market value per share.

        The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's common stock is currently registered under Section 12(g) of the Exchange Act and as a result is subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of the Company's common stock under the Exchange Act.

  Tax Consequences of the Reverse Stock Split

        The following is a general discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders of our common stock. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

  •
  a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

  •
  a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion assumes that a U.S. holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address non-U.S. holders and does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the Reverse Stock Split.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        The receipt of the common stock following the effective date of the Reverse Stock Split, solely in exchange for the common stock held prior to the Reverse Stock Split, will not generally result in recognition of gain or loss to the stockholders, except to the extent of any cash received in lieu of a fractional share. The aggregate tax basis of the post-Reverse Stock Split shares received in the Reverse Stock Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-Reverse Stock Split shares exchanged therefor, and the holding period of the post-Reverse Stock Split shares received in the Reverse Stock Split will include the holding period of the pre-Reverse Stock Split shares surrendered therein.

        In general, stockholders who receive cash in exchange for their fractional share interests in the post-Reverse Stock Split shares as a result of the Reverse Stock Split will be deemed for federal income tax purposes to have first received the fractional share interests and then to have had those fractional share interests redeemed for cash. The receipt of cash instead of a fractional share of the common stock by a U.S. holder of the common stock will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the fractional share. Gain or loss generally will be a capital gain or loss. Capital gain of a non-corporate U.S. holder, upon disposition of the common stock held for more than one year generally is eligible for reduced rates of taxation. Deductibility of capital loss is subject to limitations.

        No gain or loss will be recognized by the Company as a result of the Reverse Stock Split. The Company's views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

        Under the Internal Revenue Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the transaction unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Stock Certificates

  Stockholders Holding Certificated Shares

        Following the effective time of the Reverse Stock Split (i.e., the Amendment Effective Time), the stock certificates you now hold will evidence your ownership in that number of whole shares of post-Reverse Stock Split common stock into which the shares of pre-Reverse Stock Split common stock shall have been reclassified as a result of the Reverse Stock Split. However, pursuant to applicable rules of the New York Stock Exchange, your old stock certificates cannot be used on either transfers or deliveries made on the New York Stock Exchange; thus, you must exchange your old stock certificates for new stock certificate in order to do so.

        The Company's transfer agent, The Bank of New York, will act as exchange agent for purposes of implementing the exchange of stock certificates and providing you with your cash payment in lieu of fractional shares. As soon as practicable after the Amendment Effective Time, a letter of transmittal will be sent to stockholders of record as of the Amendment Effective Time for purposes of claiming your cash payment in lieu of fractional shares, if applicable, and surrendering to the transfer agent certificates representing shares of pre-Reverse Stock Split common stock in exchange for certificates representing shares of post-Reverse Stock Split common stock in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

  Stockholders with Book-Entry Shares

        Some stockholders hold some or all of their shares electronically in book-entry form, either through a representative broker-dealer or through the direct registration system for securities. If you hold registered shares in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-Reverse Stock Split Shares, a transaction statement will automatically be sent to your address of record by either your broker (if you hold shares through a broker) or the transfer agent indicating the number of shares you hold.

Approval of the Amendment

        Under the DGCL, the Amendment must be approved by the Board of Directors of the Company and at least a majority of the holders of outstanding common stock. After careful consideration, on June 21, 2007, the Board of Directors of the Company unanimously approved the Amendment, determined that the Amendment and the actions to be effected thereby are in the best interests of the Company and the Company's stockholders and recommended that our stockholders vote to approve the Amendment. On June 21, 2007, stockholders of the Company holding in excess of a majority of the outstanding shares of the Company's common stock, constituting the sole class of voting securities of the Company, executed and delivered to the Company their consent approving the Amendment. The stockholder consent is sufficient under Delaware law to approve the Amendment without the requirement of any other stockholder vote. No further action of the stockholders is required to approve the Amendment.

        The Board of Directors of the Company may, in its discretion, determine effectiveness of the Amendment (including the timing thereof) or the abandonment of the Amendment without further action by the stockholders of the Company, and any such action by the Board of Directors with respect to the Amendment may be taken before or after closing of the Sale.

        The table below sets forth the actual shares of common stock over which the parties executing the written consent have voting authority. As of June 21, 2007, the record date for the adoption of the Amendment, there were outstanding 264,981,669 shares of common stock of the Company.

Name	Number of Shares Owned	Percentage
KKR Associates, L.P.(1)	106,886,265	40.34%
KKR 1996 GP LLC(2)	57,060,039	21.53%

TOTAL	163,946,304	61.87%

(1)
Shares of common stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power.

(2)
Of the shares shown as owned by KKR 1996 GP LLC, 49,190,039 shares are represented by shares of the Company's common stock and 7,870,000 shares are represented by warrants to purchase 7,870,000 shares of the Company's common stock which are currently exercisable by the holder. The shares of common stock and the warrants to purchase common stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power.

PRIMEDIA Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Information
(amounts in thousands)

        In May 2007, PRIMEDIA and subsidiaries entered into an agreement to sell PEM, for $1,177,900 to Source Interlink, subject to certain post-closing adjustments. The sale will result in an estimated gain of $446,512, net of tax. The sale is expected to be completed during the third quarter of 2007. As a result of the sale, the Company expects to have approximately $1,150,000 in net proceeds after payment of fees and expenses, and before the payment of any cash taxes in connection with the gain. As of the date of this Information Statement, the Company intends to use such proceeds to reduce the Company's indebtedness by paying down funds outstanding under the Company's credit facility and tendering for (or redeeming) each of the Company's Senior Floating Rate Notes due 2010 and 8 7/8% Senior Notes due 2013 and tendering 8% Senior Notes due 2011. The estimated annual reduction in interest expense will be approximately $96,000, which has not been reflected in the pro forma financial information. Although the parties agreed to make an election to treat the sale of PEM as an asset sale under Section 338(h)(10) of the Internal Revenue Code, the Company expects to have significant net operating loss carry-forwards following the consummation of the sale. In addition, as of the date of this Information Statement, the Company intends to effect a Reverse Stock Split, whereby each six shares of common stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to such effective time shall be, without action of the holder thereof, automatically reclassified and converted into one share of common stock, par value $0.01 per share of the Company. The Company will pay cash in lieu of fractional shares. The effectiveness of the Amendment (including the timing thereof) or the abandonment of the Amendment will be determined by the Board of Directors of the Company in its discretion without further action by the stockholders of the Company, and any such action by the Board of Directors with respect to the Amendment may be taken before or after closing of the Sale. The effect of this proposed Reverse Stock Split has not been reflected in the pro forma financial information.

        The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical consolidated financial statements of PRIMEDIA after giving effect to the sale of PEM, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

        PRIMEDIA's unaudited pro forma statements of condensed consolidated operations give effect to the disposition of PEM as if it had occurred on January 1, 2004, and the unaudited pro forma condensed consolidated balance sheet gives effect to the disposition of PEM as if it had occurred on March 31, 2007. The unaudited pro forma statements of condensed consolidated operations were derived by adjusting the historical statements of consolidated operations of PRIMEDIA for the removal of revenues and expenses associated with PEM and the pro forma adjustments described in the notes to the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the audited historical consolidated financial statements and notes thereto included in PRIMEDIA's Annual Report on Form 10-K for the year ended December 31, 2006 and unaudited Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

        The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of consolidated operations that would have actually been reported had the disposition occurred on January 1, 2004 for statements of condensed consolidated operations purposes and as of March 31, 2007 for condensed consolidated balance sheet purposes, nor is it necessarily indicative of PRIMEDIA's future consolidated financial position or consolidated results of operations. The unaudited pro forma condensed consolidated financial information is based upon estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purposes of developing this pro forma information.

PRIMEDIA Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2007
(in thousands except share and per share amounts)

	Historical PRIMEDIA Inc.	Historical PEM	Pro Forma Adjustments		Pro Forma PRIMEDIA Inc.
		(f)
ASSETS
Current assets:
Cash and cash equivalents	$145,111	$—	$1,177,900	(a)	$1,323,011
Accounts receivable, net	27,879	—	—		27,879
Inventories	667	—	—		667
Prepaid expenses and other	18,348	—	—		18,348
Assets of businesses held for sale	905,836	882,340	—		23,496

Total current assets	1,097,841	882,340	1,177,900		1,393,401
Property and equipment, net	20,288	—	—		20,288
Intangible assets, net	25,714	—	—		25,714
Goodwill	134,098	—	—		134,098
Other non-current assets	16,466	—	—		16,466

Total Assets	$1,294,407	$882,340	$1,177,900		$1,589,967

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$12,238	$—	$—		$12,238
Accrued expenses and other	86,391	—	42,252	(b)
			21,048	(c)	149,691
Deferred revenues	2,014	—	—		2,014
Current maturities of long-term debt	5,171	—	—		5,171
Liabilities of businesses held for sale	229,291	214,252	—		15,039

Total current liabilities	335,105	214,252	63,300		184,153
Long-term debt	1,311,915	—	—		1,311,915
Deferred revenues	12,325	—	—		12,325
Deferred income taxes	11,697	—	—		11,697
Other non-current liabilities	57,727	—	—		57,727

Total Liabilities	1,728,769	214,252	63,300		1,577,817

Commitments and contingencies
Shareholders' deficiency:
Common stock ($.01 par value, 350,000,000 shares authorized at March 31, 2007; 272,964,404 shares issued and 264,521,995 shares outstanding at March 31, 2007)	2,730	—	—		2,730
Additional paid-in capital	2,367,285	—	—		2,367,285
Accumulated deficit	(2,728,500)	668,088	446,512	(d)
			668,088	(e)	(2,281,988)
Common stock in treasury, at cost (8,442,409 shares at March 31, 2007)	(75,877)	—	—		(75,877)

Total Shareholders' Deficiency	(434,362)	668,088	1,114,600		12,150

Total Liabilities and Shareholders' Deficiency	$1,294,407	$882,340	$1,177,900		$1,589,967

See accompanying notes to unaudited pro forma condensed consolidated financial information.

PRIMEDIA Inc. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2007
(in thousands except share and per share amounts)

Historical PRIMEDIA Inc.
(g)
Revenues, net:
Advertising	$66,281
Other	13,763

Total revenues, net	80,044
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	8,600
Marketing and selling	22,398
Distribution and circulation	20,190
Editorial	1,766
Other general expenses	7,689
Corporate administrative expenses (including non-cash compensation)	6,897
Depreciation and amortization of property and equipment	3,113
Amortization of intangible assets and other	736
Provision for restructuring costs	1,589

Operating income	7,066
Other income (expense):
Interest expense	(29,080)
Amortization of deferred financing costs	(584)
Other income, net	1,885

Loss from continuing operations before benefit for income taxes	(20,713)
Benefit for income taxes	6,457

Loss from continuing operations	$(14,256)

Basic and diluted loss per common share from continuing operations	$(0.05)

Basic and diluted common shares outstanding (weighted average)	264,521,328

See accompanying notes to unaudited pro forma condensed consolidated financial information.

PRIMEDIA Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006
(in thousands except share and per share amounts)

	Historical PRIMEDIA Inc.	Historical PEM		Pro Forma PRIMEDIA Inc.
		(j)
Revenues, net:
Advertising	$561,195	$292,629		$268,566
Circulation	163,721	163,721		—
Other	124,393	68,438		55,955

Total revenues, net	849,309	524,788		324,521
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	185,769	149,109		36,660
Marketing and selling	153,414	67,049		86,365
Distribution, circulation and fulfillment	161,391	80,068		81,323
Editorial	57,581	50,144		7,437
Other general expenses	112,517	74,815	(h)	37,702
Corporate administrative expenses (including non-cash compensation)	32,087	—		32,087
Depreciation and amortization of property and equipment	26,105	13,640		12,465
Amortization of intangible assets and other	10,757	7,464		3,293
Provision for restructuring costs	2,250	944		1,306
(Gain) loss on sale of businesses and other, net	(299)	(326)		27

Operating income	107,737	81,881		25,856
Other income (expense):
Interest expense	(125,546)	1,394		(126,940)
Amortization of deferred financing costs	(2,567)	—		(2,567)
Other expense, net	(1,947)	(280)		(1,667)

Income (loss) from continuing operations before provision for income taxes	(22,323)	82,995		(105,318)
(Provision) benefit for income taxes	(5,344)	(39,512)	(i)	34,168

Income (loss) from continuing operations	$(27,667)	$43,483		$(71,150)

Basic and diluted loss per common share from continuing operations	$(0.10)			$(0.27)

Basic and diluted common shares outstanding (weighted average)	263,985,991			263,985,991

See accompanying notes to unaudited pro forma condensed consolidated financial information.

PRIMEDIA Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005
(in thousands except share and per share amounts)

	Historical PRIMEDIA Inc.	Historical PEM		Adjusted Historical PRIMEDIA Inc.
		(j)
Revenues, net:
Advertising	$557,690	$296,785		$260,905
Circulation	164,125	164,125		—
Other	99,913	43,683		56,230

Total revenues, net	821,728	504,593		317,135
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	168,717	131,603		37,114
Marketing and selling	153,174	69,510		83,664
Distribution, circulation and fulfillment	159,740	75,070		84,670
Editorial	57,612	50,392		7,220
Other general expenses	109,460	72,503	(h)	36,957
Corporate administrative expenses (including non-cash compensation)	34,098	—		34,098
Depreciation and amortization of property and equipment	23,706	12,382		11,324
Amortization of intangible assets and other	5,822	2,693		3,129
Severance related to separated senior executives	1,775	—		1,775
Provision for restructuring costs	1,815	2,259		(444)
Gain on sale of businesses and other, net	(209)	—		(209)

Operating income	106,018	88,181		17,837
Other income (expense):
Interest expense	(130,349)	(1,369)		(128,980)
Interest on shares subject to mandatory redemption	(24,203)	—		(24,203)
Amortization of deferred financing costs	(4,291)	—		(4,291)
Other income (expense), net	(13,519)	286		(13,805)

Income (loss) from continuing operations before provision for income taxes	(66,344)	87,098		(153,442)
(Provision) benefit for income taxes	(426)	(42,797	)(i)	42,371

Income (loss) from continuing operations	$(66,770)	$44,301		$(111,071)

Basic and diluted loss per comon share from continuing operations	$(0.25)			$(0.42)

Basic and diluted common shares outstanding (weighted average)	263,031,543			263,031,543

See accompanying notes to unaudited pro forma condensed consolidated financial information.

PRIMEDIA Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(in thousands except share and per share amounts)

	Historical PRIMEDIA Inc.	Historical PEM		Adjusted Historical PRIMEDIA Inc.
		(j)
Revenues, net:
Advertising	$542,656	$303,406		$239,250
Circulation	175,778	175,778		—
Other	85,120	37,168		47,952

Total revenues, net	803,554	516,352		287,202
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	162,462	130,588		31,874
Marketing and selling	155,676	84,555		71,121
Distribution, circulation and fulfillment	148,619	77,830		70,789
Editorial	56,276	50,540		5,736
Other general expenses	91,571	57,158	(h)	34,413
Corporate administrative expenses (including non-cash compensation)	34,157	—		34,157
Depreciation and amortization of property and equipment	24,186	12,878		11,308
Amortization of intangible assets and other	6,045	2,871		3,174
Severance related to separated senior executives (including non-cash compensation)	658	—		658
Provision for restructuring costs	8,176	2,969		5,207
Provision for unclaimed property	2,811	2,748		63
(Gain) loss on sale of businesses and other, net	(965)	(1,039)		74

Operating income	113,882	95,254		18,628
Other income (expense):
Interest expense	(123,098)	(2,592)		(120,506)
Interest on shares subject to mandatory redemption	(43,780)	—		(43,780)
Amortization of deferred financing costs	(4,986)	—		(4,986)
Other income (expense), net	811	(205)		1,016

Income (loss) from continuing operations before provision for income taxes	(57,171)	92,457		(149,628)
(Provision) benefit for income taxes	(7,713)	(46,155	)(i)	38,442

Income (loss) from continuing operations	(64,884)	46,302		(111,186)
Preferred stock dividends	(13,505)	—		(13,505)

Income (loss) applicable to common shareholders	$(78,389)	$46,302		(124,691)

Basic and diluted loss per common share from continuing operations	$(0.30)			$(0.48)

Basic and diluted common shares outstanding (weighted average)	260,488,000			260,488,000

See accompanying notes to unaudited pro forma condensed consolidated financial information.

PRIMEDIA Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(amounts in thousands)

Note 1.    Basis of Pro Forma Presentation

        The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated financial information of PRIMEDIA has been prepared based on the historical balance sheets of PRIMEDIA and PEM as of March 31, 2007 and the historical statements of operations of PRIMEDIA and PEM for the three months ended March 31, 2007 and the historical statements of operations of PRIMEDIA and PEM for each of the three years in the period ended December 31, 2006, after giving effect to the adjustments and assumptions described below.

        PRIMEDIA employs accounting policies that are in accordance with accounting principles generally accepted in the United States of America. In management's opinion, all material adjustments necessary to reflect fairly the pro forma financial position and unaudited pro forma results of operations of PRIMEDIA have been made.

        The ongoing activity presented in this unaudited pro forma consolidated financial information represents PRIMEDIA's assets, liabilities, revenues and expenses after giving effect to the divestiture of PEM.

Note 2.    Disposition of PEM

        In May 2007, PRIMEDIA entered into an agreement to sell PEM for $1,177,900 to Source Interlink Companies, Inc., subject to certain post-closing adjustments. The sale will result in an estimated gain of $446,512, net of tax. The sale is expected to be completed during the third quarter of 2007. As a result of the sale, the Company expects to have approximately $1,150,000 in net proceeds after payment of fees and expenses, and before the payment of any cash taxes in connection with the gain. As of the date of this Information Statement, the Company intends to use such proceeds to reduce the Company's indebtedness by paying down funds outstanding under the Company's credit facility and tendering for (or redeeming) each of the Company's Senior Floating Rate Notes due 2010 and 8 7/8% Senior Notes due 2013, and tendering 8% Senior Notes due 2011. The estimated annual reduction in interest expense will be approximately $96,000 which has not been reflected in the pro forma financial information. Although the parties agreed to make an election to treat the sale of PEM as an asset sale under Section 338(h)(10) of the Internal Revenue Code, the Company expects to have significant net operating loss carry-forwards following the consummation of the sale. In addition, as of the date of this Information Statement, the Company intends to effect a Reverse Stock Split, whereby each six shares of common stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to such effective time shall be, without action of the holder thereof, automatically reclassified and converted into one share of common stock, par value $0.01 per share of the Company. The Company will pay cash in lieu of fractional shares. The effectiveness of the Amendment (including the timing thereof) or the abandonment of the Amendment will be determined by the Board of Directors of the Company in its discretion without further action by the stockholders of the Company, and any such action by the Board of Directors with respect to the Amendment may be taken before or after closing of the Sale. The effect of this proposed Reverse Stock Split has not been reflected in the pro forma financial information.

Note 3.    Pro Forma Adjustments

        The accompanying unaudited pro forma condensed consolidated financial information has been prepared as if the sale of PEM was completed on March 31, 2007 for consolidated balance sheet purposes, and as if the sale of PEM had occurred as of January 1, 2004 for statements of consolidated operations purposes, and reflect the following pro forma adjustments:

  (a)
  To record the receipt of proceeds of $1,177,900 in cash from the sale of PEM.

  (b)
  To record the estimated cash taxes to be paid on the estimated gain arising from the sale of PEM.

  The estimated gain for this report is based on an estimate of the allocation of gross proceeds by legal entity compared to an estimate of tax basis of the assets and liabilities by legal entity as of March 31, 2007 (the "date of sale"). The final gain to be reported on the Company's federal, state and local income tax returns may differ from the estimated gain. Among the reasons for these potential differences are the following: (1) the parties to the sale may agree on an allocation of proceeds that differs from that used in the estimated gain; (2) the tax basis of the assets and liabilities sold will change as a result of operations and other adjustments from the date of sale to the date of closing; (3) further adjustments may be required after all tax relevant data is analyzed and concluded upon, including data related to transaction-related fees, state net operating loss carryforwards, the potential liability for state and local taxes in jurisdictions where the Company has not historically filed and the tax effects of certain aspects of the federal consolidated return regulations.

  Management believes that the calculation of the estimated cash taxes to be paid on the estimated gain is reasonable based on the best available information.

  (c)
  To record the estimated transaction-related fees payable incurred in connection with the sale of PEM, including legal fees, bank fees and audit and accounting fees.

  (d)
  To record the estimated gain on the sale of PEM, after transaction-related fees and net of taxes, as follows:

Cash proceeds	$1,177,900
Less:
Net assets of PEM	668,088
Estimated transaction-related fees	21,048
Estimated taxes on gain	42,252

Estimated gain on sale, net of tax	$446,512

  (e)
  To adjust accumulated deficit for the removal of the assets and liabilities of PEM.

  (f)
  To remove the assets, liabilities, and equity of PEM as of March 31, 2007. Assets and liabilities consisted of the following:

Accounts receivable, net	$91,277
Inventories	11,210
Prepaid expenses and other	14,624
Property and equipment, net	28,413
Intangible assets, net	161,468
Goodwill	569,827
Other non-current assets	5,521

Total assets	$882,340

Accounts payable	$30,559
Accrued expenses and other	56,289
Deferred revenues	81,155
Capital lease obligations	2,297
Other non-current liabilities	43,952

Total liabilities	$214,252

  (g)
  Historical PRIMEDIA's condensed consolidated statement of operations for the three months ended March 31, 2007 was included in PRIMEDIA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. This statement of condensed consolidated operations as of March 31, 2007, had already presented the operations of PEM as discontinued operations in accordance with Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Accordingly, no other pro forma adjustments are required.

  (h)
  Includes adjustment for corporate overhead expenses previously allocated to PEM, but that will continue to be incurred by PRIMEDIA after the sale of PEM in the amount of $5,176, $5,340 and $5,961 for the years ended December 31, 2006, 2005 and 2004, respectively.

  (i)
  Includes the required tax provision on pro forma PRIMEDIA loss from continuing operations in accordance with SFAS No. 109, "Accounting for Income Taxes". PRIMEDIA records a deferred tax liability (and an offsetting income tax provision) for the difference between the book and tax basis of indefinite lived intangible assets that cannot be offset by net operating loss carryforwards. The future reversal of these differences cannot be projected and therefore cannot be netted against the entity's definite-lived deferred tax assets. There is no other provision provided because of the availability of significant net operating loss carryforwards.

  For the years ended December 31, 2006, 2005 and 2004, pro forma PRIMEDIA has a loss from continuing operations, after consideration of tax permanent items. Pursuant to paragraph 140 of SFAS No. 109, it is appropriate to consider income from discontinued operations in the current year for purposes of allocating a tax benefit to a current-year loss from continuing operations. Accordingly, a tax benefit is included within the tax provision of PEM for these periods as a result of the application of SFAS No. 109, paragraph 140.

  (j)
  To remove the results of operations of PEM for the years ended December 31, 2006, 2005 and 2004.

Note 4.    Unaudited Pro Forma Loss Per Common Share Data

        Basic and diluted pro forma loss per common share were calculated using the weighted average shares outstanding of PRIMEDIA for the three months ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004. Potentially dilutive securities were not included in the computation of diluted loss per common share because the effect of their inclusion would be anti-dilutive.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of company common stock beneficially owned, as of June 18, 2007 by (i) each beneficial owner of more than five percent of the Company's outstanding common stock, (ii) each of the Company's directors and named executive officers, and (iii) all directors and executive officers of the Company as a group. As of June 18, 2007, 264,970,002 shares of company common stock were outstanding, and the ownership percentages reflected in the table below are based on the number of shares outstanding as of such date.

Name	Number of Shares Beneficially Owned(1)	Percentage
Beneficial Owners over 5%
KKR Associates, L.P.(2) 9 West 57th Street New York, New York 10019	106,886,265	40.34%
KKR 1996 GP LLC(3) 9 West 57th Street New York, New York 10019	57,060,039	20.92%
Marathon Asset Management Limited(4)	21,571,237	8.14%
Glenview Capital Management, LLC(5)	18,447,827	6.97%
Amber Master Fund (Cayman) SPC(6)	14,257,504	5.40%
Directors
David A. Bell(7)	120,000	*
Beverly C. Chell(8)	2,479,282	*
Dan Ciporin	—	*
Meyer Feldberg(9)	208,500	*
Perry Golkin(2)(3)(10)	160,112	*
H. John Greeniaus(11)	248,500	*
Dean B. Nelson(12)	3,050,000	1.14%
Kevin Smith	—	*
Thomas C. Uger(2)(3)	—	*
Other Named Executive Officers
Robert C. Metz(13)	600,000	*
Kevin J. Neary(14)	78,608	*
Steven Parr(15)	83,333	*
All directors and executive officers as a group (20 persons)	7,687,505	2.85%

*
Less than one percent

(1)
For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares as of a given date which such person has voting power, investment power, or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of the Company's common stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted common stock of the Company shown as owned by certain executive officers, the executive officers have voting power but no investment power.

(2)
Shares of common stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin (a director of PRIMEDIA), Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly and Scott M. Stuart, as the general partners of KKR Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. Such persons disclaim beneficial ownership of such shares. Mr. Uger (a director of PRIMEDIA) is a limited partner of KKR Associates, L.P. and an executive of KKR. He disclaims beneficial ownership of such shares.

(3)
Of the shares shown as owned by KKR 1996 GP LLC, 49,190,039 shares are represented by shares of the Company's common stock and 7,870,000 shares are represented by warrants to purchase 7,870,000 shares of the Company's common stock which are currently exercisable by the holder. The shares of common stock and the warrants to purchase common stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd A. Fisher, Johannes P. Huth and Alexander Navab are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares and warrants.

(4)
Information based solely upon Schedule 13G filed on January 16, 2007 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (collectively the "Marathon Reporting Persons"). According to the filing, the Marathon Reporting Persons have shared dispositive power over all the shares and shared voting power over 16,151,648 shares and Mr. Hosking has sole voting and dispositive power over 450,000 shares.

(5)
Information based solely upon Schedule 13G filed on March 22, 2007 by Glenview Capital Management, LLC, Glenview Capital GP, LLC and Lawrence M. Robbins (collectively, the "Glenview Reporting Persons"). According to the filing, the Glenview Reporting Persons have shared voting and dispositive power for all the shares.

(6)
Information based solely upon Schedule 13G filed on June 8, 2007 by Amber Master Fund (Cayman) SPC, Amber Capital LP, Amber Capital GP LLC, Michel Brogard and Joseph Oughourlian (collectively, the "Amber Reporting Persons"). According to the filing, the Amber Reporting Persons have shared voting and dispositive power for all the shares.

(7)
Of the shares shown as owned, 108,500 shares are represented by vested options to purchase common stock.

(8)
Of the shares shown as owned, 10,000 shares are owned of record by Robert M. Chell, 10,000 shares are owned of record by the Robert and Beverly Chell Foundation over which Ms. Chell has shared voting and investment power and 1,872,484 shares are represented by vested options to purchase common stock.

(9)
Of the shares shown as owned, 108,500 shares are represented by vested options to purchase common stock.

(10)
Of the shares shown as owned, 157,112 shares are represented by shares Mr. Golkin is entitled to receive pursuant to the directors' deferred compensation plan.

(11)
Of the shares shown as owned, 133,500 shares are represented by vested options to purchase common stock.

(12)
Of the shares shown as owned, 1,800,000 shares are represented by 1,800,000 options to purchase the Company's common stock issued to Capstone, a consulting firm to the Company, for services performed, which options are currently exercisable by Capstone and 1,000,000 shares are represented by shares of the Company's common stock owned by Capstone. Mr. Nelson (the President, CEO and Chairman of the Board) is the Chief Executive Officer of Capstone and possesses sole voting and investment power with respect to such options and shares.

(13)
Of the shares shown as owned, 135,000 are represented by vested options to purchase common stock and 112,500 shares are represented by shares of restricted common stock which are not yet vested.

(14)
Of the shares shown as owned, 71,500 shares are represented by vested options to purchase common stock.

(15)
Of the shares shown as owned, all of the shares are represented by vested options to purchase common stock.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one Information Statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered.

        Requests for additional copies of the Information Statement, and requests that in the future separate Information Statements be sent to shareholders who share an address, should be directed to the attention of the Secretary of PRIMEDIA, Inc., 745 Fifth Avenue, New York, NY 10151, telephone: (212) 745-0100. In addition, shareholders who share a single address but receive multiple copies of the Information Statement may request that in the future they receive a single copy by contacting PRIMEDIA at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

    Public Reference Room
    100 F Street, N.E.
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

    20 Broad Street
    New York, NY 10005

        Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to the attention of the Secretary of PRIMEDIA Inc., 745 Fifth Avenue, New York, New York 10151, telephone: 212-745-0100.

        The SEC allows us to "incorporate by reference" into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the special meeting:

Company Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K
Filed January 18, 2007, January 31, 2007, February 6, 2007, February 9, 2007, February 22, 2007, February 27, 2007, March 6, 2007, March 29, 2007, May 1, 2007, May 7, 2007, May 14, 2007, May 21, 2007, June 1, 2007, June 22, 2007, June 27, 2007

        No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Information Statement is dated July 2, 2007. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to shareholders shall not create any implication to the contrary.

Table of Contents to Combined Financial Statements

PRIMEDIA Enthusiast Media
Independent Auditors' Report	F-3
Statements of Combined Income for the Years Ended December 31, 2006, 2005 and 2004	F-4
Combined Balance Sheets as of December 31, 2006 and 2005	F-5
Statements of Combined Cash Flows for the Years Ended December 31, 2006, 2005 and 2004	F-6
PRIMEDIA Enthusiast Media
Condensed Statements of Combined Operations for the Three Months Ended March 31, 2007 and 2006 (Unaudited)	F-31
Condensed Combined Balance Sheets as of March 31, 2007 and December 31, 2006 (Unaudited)	F-32
Condensed Statements of Combined Cash Flows for the Three Months Ended March 31, 2007 and 2006 (Unaudited)	F-33
Notes to Condensed Combined Financial Statements (Unaudited)	F-34

PRIMEDIA Enthusiast Media

Combined Financial Statements
As of December 31, 2006 and 2005 and
for the Years Ended December 31, 2006, 2005 and 2004

Independent Auditors' Report

To the Board of Directors of
PRIMEDIA Inc.
New York, New York

        We have audited the accompanying combined balance sheets of PRIMEDIA Enthusiast Media (the "Company"), consisting of certain indirect wholly-owned subsidiaries of PRIMEDIA Inc., as of December 31, 2006 and 2005, and the related statements of combined income and combined cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of PRIMEDIA Enthusiast Media as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the combined financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", effective January 1, 2006.

        As discussed in Note 1, the accompanying combined financial statements have been prepared from the separate records maintained by PRIMEDIA Enthusiast Media and may not necessarily be indicative of the conditions that would have existed or results of operations if the Company had been operated as an independent entity. Portions of certain expenses represent allocations made from corporate level items applicable to PRIMEDIA Inc. as a whole.

/s/  DELOITTE & TOUCHE LLP

May 3, 2007

(May 14, 2007 as to the effects of the
sale of the Company discussed in Note 18)

PRIMEDIA ENTHUSIAST MEDIA
Statements of Combined Income
(dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Revenues, net:
Advertising	$292,629	$296,785	$303,406
Circulation	163,722	163,022	176,394
Other	68,439	44,126	37,413

Total revenues, net	524,790	503,933	517,213
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	149,182	132,239	130,025
Marketing and selling	67,049	69,330	76,729
Distribution, circulation and fulfillment	81,648	78,024	79,120
Editorial	50,144	50,392	49,947
Other general expenses (including non-cash compensation of $239, $424 and $585 for 2006, 2005 and 2004, respectively)	79,256	74,214	72,047
Corporate management fees	19,123	17,708	19,530
Depreciation and amortization of property and equipment	13,615	13,927	14,386
Amortization of intangible assets and other	7,395	2,655	3,836
Provision for restructuring costs	944	2,099	2,969
Gain on sale of businesses	(326)	—	(303)

Operating income	56,760	63,345	68,927
Other income (expense):
Interest income (expense)	1,204	(1,840)	(2,592)
Allocated intercompany interest expense	(95,448)	(72,690)	(50,842)
Other, net	(325)	185	(1,233)

Income (loss) from continuing operations before (provision) benefit from income taxes	(37,809)	(11,000)	14,260
(Provision) benefit from income taxes	6,337	(5,284)	(10,190)

Income (loss) from continuing operations	(31,472)	(16,284)	4,070
Discontinued operations, net of tax (including gain on sale of businesses, net of tax, of $62,192, $501 and $38,083 for 2006, 2005 and 2004, respectively)	81,179	35,598	71,202
Cumulative effect of change in accounting principle, net of tax (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	(189)	—	—

Net income	$49,518	$19,314	$75,272

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA
Combined Balance Sheets
(dollars in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash	$3,124	$5,691
Accounts receivable, net	85,801	97,172
Inventories	12,115	19,927
Prepaid expenses and other	13,516	11,931
Assets of businesses held for sale	144,805	103,922

Total current assets	259,361	238,643
Property and equipment (net of accumulated depreciation and amortization of $84,691 in 2006 and $74,026 in 2005)	25,910	33,527
Intangible assets, net	161,436	195,072
Goodwill	549,037	651,950
Other non-current assets	7,141	10,385

Total Assets	$1,002,885	$1,129,577

Liabilities and Parent Company Investment
Current liabilities:
Accounts payable	$30,147	$39,129
Accrued expenses and other	46,148	46,249
Deferred revenue	77,572	100,946
Current portion of capital leases	904	1,765
Liabilities of businesses held for sale	32,403	30,821

Total current liabilities	187,174	218,910
Long term portion of capital leases	1,654	2,330
Deferred income taxes	60,031	67,939
Other noncurrent liabilities	45,867	51,894

Total Liabilities	294,726	341,073
Commitments and contingencies (Note 16)
Parent company investment	708,159	788,504

Total Liabilities and Parent Company Investment	$1,002,885	$1,129,577

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA
Statements of Combined Cash Flows
(dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$49,518	$19,314	$75,272
Cumulative effect of change in accounting principle, net of tax	189	—	—
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	23,562	21,634	19,611
Gain on sales of businesses	(62,518)	(501)	(38,386)
Deferred income taxes	(7,908)	5,157	13,628
Other, net	1,362	1,461	1,802
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	1,967	(1,343)	16,438
Inventories	5,783	(4,285)	(7,175)
Prepaid expenses and other	(3,989)	4,583	970
Increase (decrease) in:
Accounts payable and accrued expenses	(23,353)	(9,799)	(16,072)
Deferred revenue	7,345	(8,708)	(1,254)
Other non-current liabilities	804	82	(1,113)

Net cash (used in) provided by operating activities	(7,238)	27,595	63,721

Investing activities:
Additions to property, equipment and other	(10,294)	(11,355)	(11,502)
Proceeds from sales of businesses	153,218	5,750	55,868
Payments for businesses acquired, net of cash acquired	(6,604)	(77,525)	(2,245)
Proceeds from sale of other assets	25	25	5

Net cash provided by (used in) investing activities	136,345	(83,105)	42,126

Financing activities:
Changes in parent company investment	(130,137)	56,805	(100,269)
Capital lease payments	(1,537)	(2,017)	(1,921)

Net cash provided by (used in) financing activities	(131,674)	54,788	(102,190)

Increase (decrease) in cash	(2,567)	(722)	3,657
Cash, beginning of year	5,691	6,413	2,756

Cash, end of year	$3,124	$5,691	$6,413

Supplemental information:
Cash interest paid on capital and restructured leases	$1,065	$1,464	$1,932

Cash income taxes paid, net of refunds received	$245	$11	$(48)

Cash paid for restructuring costs	$1,667	$2,876	$3,381

Businesses acquired:
Fair value of assets acquired	$6,267	$112,351	$25
(Liabilities assumed) net of deferred purchase price payments	337	(34,826)	2,220

Payments for businesses acquired, net of cash acquired	$6,604	$77,525	$2,245

Non-cash activities:
Present value of expected future payments related to the acquisition of Automotive.com, Inc.	$—	$23,417	$—

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA

Notes to Combined Financial Statements

(dollars in thousands)

1.    Description of Business and Basis of Presentation

        PRIMEDIA Enthusiast Media (the "Company" or "PEM") is a combination of certain legal entities that are indirect wholly-owned subsidiaries of PRIMEDIA Inc. ("PRIMEDIA"). The Company operates in one segment and produces and distributes content through magazines and via the internet to consumers in various niche and enthusiast markets. Trade, Retail, and Consumer events further enhance customer continuity. The legal entities that comprise PEM are PRIMEDIA Holdings III, Inc., PRIMEDIA Enterprises, Enthusiast Media Subscription Co., Inc., PRIMEDIA Leisure Group and Automotive.com, Inc. (the "Companies").

PRIMEDIA Enthusiast Media Products:

Category	Publications	Websites	Events
Automotive	56	62	51
Recreation	14	19	13
Lifestyles	6	9	1

Total	76	90	65

        The combined financial statements include the accounts of the companies. All intra-company accounts and transactions within and between the Companies have been eliminated. All accounts representing payables and receivables between the Companies and other PRIMEDIA companies have been reclassified to parent company investment. The accompanying combined financial statements include allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate level of PRIMEDIA (see Note 17). The Company believes the assumptions and methodologies underlying the allocations of these items from PRIMEDIA are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Company been operating as an independent company. Therefore, the Company's financial condition and results of operations are not necessarily indicative of what it would have achieved as an independent company.

2.    Summary of Significant Accounting Policies

        Use of Estimates.    The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

        Concentrations of Credit Risk.    Substantially all of the Company's trade receivables are from subscription and advertising customers located throughout the United States. The Company establishes its credit policies based on an ongoing evaluation of its customers' credit worthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 2006.

        Inventories.    Inventories, including purchased articles, are valued at the lower of cost or market, on a first-in, first-out basis.

        Property and Equipment.    Property and equipment, net are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment, including the amortization of leasehold improvements, is provided at rates based on the estimated useful lives or lease terms, if shorter, using the straight-line method. Improvements are capitalized, while maintenance and repairs are expensed as incurred.

        Goodwill and Other Intangible Assets.    Goodwill and Other Intangible Assets are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill and intangible assets deemed to have an indefinite life are not amortized and are subject to impairment tests, at least annually. The Company does not amortize goodwill and indefinite lived intangible assets (primarily trademarks).

        The Company tests goodwill and indefinite lived intangible assets for impairment, and has established October 31 as the annual impairment test date, using a fair value approach. Intangible assets with a finite life will continue to be tested for impairment in accordance with the guidance in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". See Note 8 for further discussion on SFAS No. 142.

        Long-Lived Assets.    Whenever significant events or changes occur, such as those affecting general market conditions or pertaining to a specific industry or an asset category, the Company reviews the long-lived assets for impairment. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of undiscounted cash flows over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

        Income Taxes.    Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires that deferred tax assets and liabilities be recognized using tax rates anticipated to be in effect when temporary differences between the book and tax basis of recorded assets and liabilities reverse. Although the Company has historically been included in PRIMEDIA's consolidated tax returns, the income tax provision is calculated based on the Company's stand-alone combined financial statements and tax attributes, and tax accounts are given separate recognition on the balance sheets.

        Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. As a result of the adoption of SFAS No. 142, amortization of tax deductible goodwill and trademarks ceased on January 1, 2002. Therefore, the Company will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. The Company continues to record a valuation allowance in excess of its net deferred tax assets to the extent these differences between the book and tax basis of indefinite lived intangible assets are not expected to reverse during the net operating loss carry-forward period.

        Stock-Based Compensation.    Certain employees of the Company have been granted stock options to purchase PRIMEDIA common stock. Effective January 1, 2003, the Company adopted SFAS

No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", under the prospective method. Upon adoption, the Company began expensing the fair value of stock-based compensation for all grants, modifications or settlements made on or after January 1, 2003. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123—revised 2004 ("SFAS No. 123(R)"), "Share-Based Payment", which replaced SFAS No. 123. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective transition method, under which prior periods are not revised for comparative purposes. The modified prospective transition method requires recognition of compensation expense from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employees awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. See Note 12 for further information.

        Revenue Recognition.    The Company recognizes revenue when delivery has occurred, persuasive evidence of an agreement exists, the fee is fixed or determinable and collection is reasonably assured.

        Advertising revenues are recognized based on the publications' on-sale dates, net of provisions for estimated rebates, adjustments and discounts. Online advertising is recognized as advertisements are run. Newsstand sales are recognized as revenue at the on-sale date for all publications, net of provisions for estimated returns. Subscriptions are recorded as deferred revenue when received and recognized as revenue over the term of the subscription. Sales of books and other items are recognized as revenue upon shipment, net of an allowance for returns. In accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs," distribution costs charged to customers are recognized as revenue when the related product is shipped. The Company also derives revenue from various licensing agreements, which grant the licensee rights to use the trademarks and brand names of the Company in connection with the manufacture and sale of certain designated products. Licensing revenue is recognized by the Company pro-rata over the life of the license agreement or as licensed products are sold. Revenues related to trade shows and exhibitions are recognized when the event is held.

        Barter Transactions.    The Company trades advertisements in its traditional and online properties in exchange for trade show space and booths, advertising in properties of other companies and distribution related expenses. Revenue and related expenses from barter transactions are recorded at fair value in accordance with Accounting Principles Bulletin ("APB") No. 29, "Accounting for Nonmonetary Transactions", EITF No. 93-11, "Accounting for Barter Transactions Involving Barter Credits", EITF No. 99-17, "Accounting for Advertising Barter Transactions", and EITF 01-2, "Interpretations of APB No. 29". Revenue from barter transactions is recognized in accordance with the Company's revenue recognition policies. Expense from barter transactions is generally recognized as incurred. Revenue from barter transactions was approximately $3,404, $2,146 and $2,445 for the years ended December 31, 2006, 2005 and 2004, respectively, with approximately equal related expense amounts in each year.

        Editorial and Product Development Costs.    Editorial costs are generally expensed as incurred, with the exception of purchased articles and illustrations which are expensed when the publication is available for sale. Product development costs include the editorial development, artwork, graphics, photography, and printing for new products which are capitalized as a component of inventory and expensed at the time of sale as cost of goods sold.

        Advertising Costs.    Advertising costs are expensed as incurred, except for certain direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that will result in future benefits. Direct-response advertising consists of subscription renewal mailings, magazine subscription insert cards and subscription gift insert promotions. These direct-response adverting costs are capitalized as assets and amortized over the estimated period of future benefit. The amortization period is one year subsequent to the spending for the subscriber acquisition effort (renewal mailing, inclusion of the insertion cards or gift insert promotion). Amortization of direct-response advertising costs is included in marketing and selling expenses on the accompanying statements of combined income. Advertising expense was approximately $10,181, $10,213 and $9,542 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Internal-Use Software.    In compliance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software and includes them in property and equipment, net. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than three years using the straight-line method. In addition, in compliance with SOP 98-1 and EITF No. 00-2, "Accounting for Web Site Development Costs," direct internal and external costs associated with the development of the features and functionality of the Company's Web sites incurred during the application and infrastructure development phase have been capitalized, and are included in property and equipment, net on the accompanying balance sheets. Typical capitalized costs include, but are not limited to, acquisition and development of software tools required for the development and operation of the website, acquisition and registration costs for domain names and costs incurred to develop graphics for the website. These capitalized costs are amortized over the estimated useful life of up to three years using the straight-line method. Capitalized software costs are subject to impairment evaluation in accordance with the provisions of SFAS No. 144.

        Benefit Plans.    Substantially all of the Company's employees are eligible to participate in a PRIMEDIA sponsored defined contribution plan. The expense recognized for this plan was $2,111, $1,887 and $2,334 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Fair Value of Financial Instruments.    The fair value of the Company's financial instruments is estimated in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". See Note 15.

Recent Accounting Pronouncements Not Yet Adopted

SFAS No. 157, "Fair Value Measurements"

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate any material impact on its combined financial statements upon the adoption of this standard.

SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No 115"

        In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 also includes an amendment to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which applies to all entities with available-for-sale and trading securities. This Statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company does not anticipate any material impact on its combined financial statements upon the adoption of this standard.

FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"

        In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes", effective for fiscal years beginning after December 15, 2006. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that, in order to be recognized, tax benefits must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is in the process of assessing the impact of this Interpretation on its combined financial statements.

3.    Divestitures

        The Company has classified the results of certain divested entities and entities planned for disposition as of December 31, 2006 as discontinued operations in accordance with SFAS No. 144.

2004

        In January 2004, the Company completed the sale of New York magazine, which resulted in proceeds of $55,000, after standard post-closing adjustments. The Company recorded a gain on the sale of New York magazine of approximately $38,000 in discontinued operations for the year ended December 31, 2004. Additionally, the Company finalized a working capital settlement with the purchaser of Seventeen magazine, resulting in a payment to the purchaser of $3,379 in January 2004.

2005

        During the third quarter of 2005, the Company discontinued the operations of two magazines, Photographic and Surfer Girl.

        During the fourth quarter of 2005, the Company decided to pursue the sales of its Crafts and History groups. In February of 2006, the Company completed the sale of the History group for $17,000, resulting in a net gain of approximately $13,500. In the third quarter of 2006, the Company completed the sale of the Crafts group for $132,000, resulting in a net gain of approximately $45,400 after certain divestiture related expenses and working capital expenses. The net proceeds from these sales are subject to routine post-closing adjustments.

2006

        In September of 2006, the Company classified as discontinued operations and completed the sale of the Gems group. The net proceeds from this sale are subject to routine post-closing adjustments.

        In the fourth quarter of 2006, the Company announced that it had agreed to sell its Outdoors group, which consisted primarily of its hunting, fishing, and shooting titles, for $170,000 in cash. The transaction was completed in January 2007. The net proceeds from this sale are subject to routine post-closing adjustments. The assets and liabilities of the Outdoors group are included in assets and liabilities of businesses held for sale on the accompanying combined balance sheet as of December 31, 2006.

        The operating results of all of the divested entities above have been classified as discontinued operations for all periods presented.

Included in Discontinued Operations

        Total revenues, net, and income before provision for income taxes included in discontinued operations for the years ended December 31, 2006, 2005 and 2004 on the accompanying statements of combined income are as follows:

	Year Ended December 31,
	2006		2005	2004
Total revenues, net	$144,770		$185,452	$183,592

Income before provision for income taxes.	$27,555	(1)	$35,067	$37,390

(1)
The previously reported amount of $37,363 has been revised. This revision had no impact on the statements of combined income.

        Income before provision for income taxes above excludes gains on sale of businesses. The gains on sales of businesses, net of tax, were approximately $62,200, $500 and $38,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Held for Sale

        The assets and liabilities of businesses which the Company had initiated plans to sell, but had not sold, as of December 31, 2006 and 2005, have been classified as held for sale on the accompanying combined balance sheets. As of December 31, 2006, this represents the assets and liabilities of the Outdoors group. As of December 31, 2005, this represents the assets and liabilities of the Crafts and History groups.

	December 31, 2006	December 31, 2005
ASSETS
Accounts receivable, net	$10,428	$10,720
Inventories	963	798
Prepaid expenses and other	2,453	1,185
Property and equipment, net	2,999	412
Intangible assets	20,288	5,148
Goodwill	105,238	83,859
Other non-current assets	2,436	1,800

Assets of businesses held for sale	$144,805	$103,922

LIABILITIES
Accounts payable	$4,718	$3,929
Accrued expenses and other	1,582	649
Deferred revenues—current	26,103	26,243

Liabilities of businesses held for sale	$32,403	$30,821

        Businesses with assets and liabilities classified as held for sale at December 31, 2005 were sold during 2006. In January 2007, the Company completed the sale of its Outdoors group (see Note 18).

4.    Acquisitions

Acquisition of Automotive.com

  Allocation of Purchase Price

        On November 15, 2005, PRIMEDIA purchased 80% of the stock of Automotive.com, Inc. ("Automotive.com"), an automotive lead generation business serving new car buyers, which has proven expertise in car sales lead generation, search engine marketing, search engine optimization and a technology platform that can drive increased traffic and ultimately monetize that traffic into high quality lead generation. To obtain full advantage from this acquisition, the Company contributed the assets associated with its 55 automotive Internet sites to Automotive.com, creating new revenue opportunities for its portfolio of established automotive brands. As automakers divert marketing dollars to the Internet and as auto dealers seek increased car sale leads, the combination of Automotive.com with the auto Internet sites contributed by the Company provides a platform for maximizing advertising and lead generation revenues across all those sites.

        The total estimated purchase price of Automotive.com was $92,099, comprised of $68,400 in cash, net of cash acquired, $23,417 representing the present value of expected future payments to be made to acquire the remaining shares of Automotive.com and $282 of acquisition costs.

        The following is a summary of the purchase price, as well as the allocation of the purchase price to the fair value of the net assets acquired at November 15, 2005:

Cash paid (net of cash acquired)	$68,400
Present value of expected future payments	23,417
Direct acquisition costs	282

Total purchase price	92,099
Less: Fair value of net tangible assets acquired	7,158
Plus: Liabilities assumed	8,094

Total purchase price	93,035
Allocated to identifiable intangible assets	30,689

Goodwill	$62,346

        Tangible assets acquired and liabilities assumed consisted of the following:

Accounts receivable, net	$4,170
Other current assets	2,266
Property and equipment	722

Total tangible assets acquired	$7,158

Accounts payable	$1,202
Accrued expenses	6,892

Total liabilities assumed	$8,094

        Intangible assets acquired consisted of the following:

	Fair Value at purchase date	Weighted-Average Amortization Period
Customer relationships	$21,300	11 years
Advertiser lists	110	4 years
Domain names	1,700	15 years
License	6,800	2 years
Software development	779	3 years

Total	$30,689	9 years

        None of the goodwill resulting from the purchase of Automotive.com is expected to be deductible for tax purposes.

Additional Payments

        Under the provisions of the Automotive.com Stockholders Agreement, PRIMEDIA must make quarterly payments (the "Additional Payments") to the minority shareholders of Automotive.com, as defined in the Automotive.com Stockholders Agreement. The additional payments are paid within 45 days of the end of each calendar quarter commencing with the quarter ended December 31, 2005 and ending within 45 days of the quarter ending December 31, 2008, or December 31, 2009, if the forward agreement (see discussion below) is extended by the minority shareholders. The additional payments are recognized when the related contingency is resolved and the consideration is paid or becomes payable. The pro rata share of the additional payments made to Automotive.com's Chief Executive Officer ("CEO") will be recorded as compensation expense to the Company due to the nature of his ongoing relationship with Automotive.com. The remaining pro rata share of the Additional Payments to be made to the other minority shareholders will be recorded as an adjustment to the purchase price of Automotive.com.

        For the year ended December 31, 2006, the Company recorded $1,198 of compensation expense, and $3,465 as an increase to goodwill, for the Additional Payments relating to the minority shareholders.

Forward Agreement

        In addition, PRIMEDIA and the minority shareholders entered into a forward agreement through which PRIMEDIA will purchase the remaining 20% of Automotive.com's stock within a short period of time after the 2008 audit date, or if the forward agreement is extended, the 2009 audit date (early 2010). The settlement price of the forward agreement is based on a measure of Automotive.com's earnings in the fiscal year prior to settlement.

        For accounting purposes, the forward agreement has been bifurcated into the components relating to the CEO of Automotive.com and the other minority shareholders. The initial recognition of the liability, as of January 1, 2006, totaling $330, was recorded as a portion of the cumulative effect of change in accounting principle (due to the adoption of SFAS No. 123(R)). The liability measured on December 31, 2006 was $2,663, resulting in a charge to compensation expense of $2,333 for the year ended December 31, 2006.

        The component of the forward agreement relating to the other minority shareholders was recorded as a liability at fair value as of the transaction date and an adjustment to the purchase price. On December 31, 2006, the fair value of this liability was $21,228, resulting in a net reduction to interest expense of $2,452 for the year ended December 31, 2006. At December 31, 2005, the fair value of this liability was $23,681. The change in the fair value of the liability from the date of acquisition resulted in a charge to interest expense of $264 for the year ended December 31, 2005.

Pro Forma Information

        The following unaudited pro forma information is presented assuming the acquisition of Automotive.com had been completed as of the beginning of the periods presented. In management's opinion, all pro forma adjustments necessary to reflect the material effects of this transaction have been made. The pro forma information does not purport to present what the actual results of operations would have been had the acquisition of Automotive.com occurred on such dates, nor to project the results of operations for any future period.

	2005	2004
Total revenue	$528,514	$543,264
Income (loss) from continuing operations	$(25,356)	$1,501
Net income	$10,242	$72,703

Other Acquisitions

        In addition to the acquisition listed above, the Company acquired the net assets of certain other smaller businesses for cash of $6,604 and $9,125 in 2006 and 2005, respectively. The results of operations of all of these acquisitions did not have a material impact on the Company's results of operations for the year ended December 31, 2006 or 2005, nor were the operations of these acquisitions material during 2006 or 2005 prior to their acquisition.

5.    Accounts Receivable, Net

        Accounts receivable, net, consisted of the following:

	December 31,
	2006	2005
Accounts receivable	$93,967	$106,586
Less: Allowance for doubtful accounts	(6,031)	(6,353)
Less: Allowance for rebates and returns	(2,135)	(3,061)

	$85,801	$97,172

6.    Inventory

        Inventory consisted of the following:

	December 31,
	2006	2005
Raw materials	$10,053	$17,112
Work in process	79	125
Finished goods	1,983	2,690

	$12,115	$19,927

7.    Property and Equipment, Net

        Property and equipment, net, consisted of the following:

		December 31,
	2006 Useful Lives (years)
		2006		2005
Land	—	$—		$334
Buildings and improvements	31.5	19,855	(1)	20,354
Furniture and fixtures	7	8,974		8,643
Machinery and equipment	3-10	14,725		14,873
Computers and internal use software	3-5	67,047	(1)	63,349

		110,601		107,553
Less: Accumulated depreciation and amortization		(84,691)		(74,026)

		$25,910		$33,527

(1)
The previously reported amounts of $26,451 for buildings and improvements and $60,451 for computers and internal use software have been revised. This revision had no impact on the total balance of property and equipment, net.

        Included in property and equipment are assets which were acquired under capital leases in the amount of $13,458 and $13,745 with accumulated amortization of $11,165 and $9,683 at December 31, 2006 and 2005, respectively (see Note 16).

8.    Goodwill and Intangible Assets

        SFAS No. 142 requires companies to assess goodwill and indefinite lived intangible assets for impairment at least annually. The Company established October 31 as the annual impairment test date and accordingly evaluated its goodwill and trademarks. Any impairment identified is recorded in operating income. The Company's impairment testing under SFAS No. 142 did not result in any impairments for any of the periods presented.

        In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        The Company's SFAS No. 142 valuations utilized both an income and market valuation approach and contain reasonable and supportable assumptions and projections and reflect management's best estimate of projected future cash flows. The Company's discounted cash flow valuation used a range of discount rates that represented the Company's weighted-average cost of capital and included an evaluation of other companies in its industry. The assumptions utilized by the Company in these evaluations are consistent with those utilized in the Company's annual planning process. If the assumptions and estimates underlying these goodwill and trademark impairment evaluations are not achieved, the amount of the impairment could be adversely affected. Future impairment tests will be performed at least annually (as of October 31) in conjunction with the Company's annual budgeting and forecasting process, with any impairment classified as an operating expense.

        Changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2005	$688,911
Inter-company transfers	3,805
Goodwill acquired related to acquisition of businesses	62,331
Goodwill written off related to the sale of businesses	(19,238)
Goodwill allocated to assets held for sale	(83,859)

Balance as of December 31, 2005	651,950
Goodwill acquired related to acquisition of businesses	6,265
Goodwill written off related to the sale of businesses	(3,940)
Goodwill allocated to assets held for sale	(105,238)

Balance as of December 31, 2006	$549,037

        Intangible assets subject to amortization consist of the following:

		December 31,
	Weighted average amortization period (years)	2006(1)			2005(1)
		Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Amortization Accumulated	Net
Membership, subscriber and customer lists	9	$93,977	$71,383	$22,594	$112,429	$86,691	$25,738
Other	6	28,883	21,681	7,202	83,077	71,316	11,761

Total	8	$122,860	$93,064	$29,796	$195,506	$158,007	$37,499

(1)
Excluding intangible assets classified as assets held for sale (see Note 3).

        Intangible assets not subject to amortization had a carrying value of $131,640 and $157,573 at December 31, 2006, and 2005, respectively (excluding intangible assets classified as assets held for sale), and consisted of trademarks. At December 31, 2006, estimated future amortization expense of other intangible assets subject to amortization is as follows: $7,000, $4,000, $3,000, $3,000 and $2,000 for each of the years ending December 31, 2007, 2008, 2009, 2010, and 2011, respectively.

9.    Other Non-current assets

        Other non-current assets consisted of the following:

	December 31,
	2006	2005
Direct response advertising costs, net	$5,522	$8,195
Other	1,619	2,190

	$7,141	$10,385

        Direct response advertising costs are net of accumulated amortization of $5,051 and $7,906 at December 31, 2006 and 2005, respectively.

10.    Accrued Expenses and Other

        Accrued expenses and other consisted of the following:

	December 31,
	2006	2005
Payroll, commissions and related employee benefits	$11,971	$12,646
Retail display allowances	8,263	10,337
Circulation costs	5,090	5,404
Taxes	3,916	4,043
Accrued inventory	3,577	4,550
Divestiture reserves	3,391	1,979
Deferred purchase price	2,664	1,651
Acquisition reserves	1,321	1,420
Unclaimed property reserves	1,732	1,601
Restructuring reserves	1,010	964
Other	3,213	1,654

	$46,148	$46,249

11.    Income Taxes

        The legal entities of PEM are included in PRIMEDIA's consolidated federal income tax return. The Company has computed its income tax provision using the separate return approach. Under the separate return approach, current and deferred income tax expense or benefit is determined by applying the requirements of SFAS No. 109 as if that group were filing a separate tax return. The Company's net operating loss carryforwards, as disclosed in this report, may not be reflective of what the Company historically contributed to PRIMEDIA's consolidated federal income tax return or what would have been allocated to the Company under the federal consolidated return regulations. This is due to various factors, including group accounting and the consolidated return regulations governing allocation of consolidated net operating losses to members of a consolidated group.

        At December 31, 2006 and 2005, the Company had recorded an aggregate tax benefit for net operating loss carryforwards for federal and state income tax purposes of $7,355 and $29,041,

respectively. The federal net operating loss carryforwards were fully utilized as of December 31, 2006. The remaining carryforward amount as of December 31, 2006, is attributable to state net operating losses from various jurisdictions with various expiration periods.

        Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's deferred income taxes are as follows:

	December 31,
	2006			2005
	Federal	State	Total	Federal	State	Total
Deferred income tax assets:
Difference between book and tax basis of accrued expenses and other	$13,588	$1,923	$15,511	$14,206	$2,177	$16,383
Difference between book and tax basis of other intangible assets	27,010	3,823	30,833	47,882	7,165	55,047
Difference between book and tax basis of property and equipment	4,593	650	5,243	3,048	467	3,515
Operating loss carryforwards(1)	—	7,355	7,355	19,555	9,486	29,041

Total	$45,191	$13,751	$58,942	$84,691	$19,295	$103,986

Deferred income tax liabilities:
Difference between book and tax basis of indefinite lived intangible assets	$52,326	$7,705	$60,031	$58,314	$9,625	$67,939

Total	52,326	7,705	60,031	58,314	9,625	67,939
Net deferred income tax assets (liabilities)	(7,135)	6,046	(1,089)	26,377	9,670	36,047
Less: Valuation allowance(1)	(45,191)	(13,751)	(58,942)	(84,691)	(19,295)	(103,986)

Net	$(52,326)	$(7,705)	$(60,031)	$(58,314)	$(9,625)	$(67,939)

(1)
The previously reported amounts of state and total operating loss carryforwards of $63 as of December 31, 2006 and $2,413 and $21,968, respectively, as of December 31, 2005 have been revised. This revision had no net impact on the total net balance of deferred income taxes.

        The components of the income tax provision (benefit) are as follows:

	Years Ended December 31,
	2006	2005	2004
Current:
Federal	$10,488	$—	$—
State and local	9,467	96	750

Total current provision	19,955	96	750

Deferred:
Federal	33,512	8,096	28,136
State and local	3,843	1,287	4,830

Total deferred provision	37,355	9,383	32,966
Change in valuation allowance	(45,263)	(4,226)	(19,338)

Total deferred provision (benefit)	(7,908)	5,157	13,628

Total income tax provision	$12,047	$5,253	$14,378

        The provision for income taxes is included in the Company's statements of combined income as follows:

	Years Ended December 31,
	2006	2005	2004
Continuing operations	$(6,337)	$5,284	$10,190
Discontinued operations	18,384	(31)	4,188

Total provision for income taxes	$12,047	$5,253	$14,378

        A reconciliation of the income tax expected at the U.S. federal statutory income tax rate of 35% to the income taxes provided on the loss before income taxes is set forth below:

	Years Ended December 31,
	2006	2005	2004
Tax benefit at federal statutory rate	$21,614	$8,598	$31,378
State/Local taxes, net of federal impact	8,652	899	3,627
Change in valuation allowance	(45,263)	(4,226)	(19,338)
Permanent goodwill	27,442	(428)	(2,055)
Non-deductible expenses and other, net	(398)	410	766

Provision for income taxes	$12,047	$5,253	$14,378

        Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. Therefore, the Company has recorded a valuation allowance equal to its total net definite-lived deferred tax assets. Since the adoption of SFAS No. 142 in 2002, the Company has monitored the expected reversal of the difference between book and tax basis in indefinite-lived intangible assets and to the extent it has been determined that such differences will not reverse during the same period of its existing definite-lived deferred tax assets, the Company has recorded a deferred tax liability.

        With the adoption of SFAS No. 142, the Company no longer amortizes the book basis of the indefinite-lived intangibles but has continued to amortize these intangibles for tax purposes. For 2006, 2005 and 2004, the Company recorded a deferred income tax provision (benefit) of $(7,908), $5,157 and $13,628, respectively, related to the change in the Company's net deferred tax liability for the tax effect of the net increase or decrease in the difference between the book and tax basis in the indefinite-lived intangible assets.

        A portion of the Company's valuation allowance at December 31, 2006 may relate to net deferred tax assets which were recorded in the accounting for various acquisitions. PRIMEDIA has not historically tracked such amounts on a separate company basis. The recognition of any such portion of valuation allowance in future years would be allocated to reduce the excess of purchase price over the net assets acquired and the other non-current intangible assets.

        PRIMEDIA's tax returns are subject to examination by the applicable taxing authorities. The Company believes adequate provision for all outstanding issues has been made for all open years and that, as of December 31, 2006, the accrual for income taxes payable is sufficient to cover any expected liabilities arising from any such examination.

12.    Share-Based Compensation Plans

        The Company does not have any compensation plans under which it grants stock awards to employees. On behalf of the Company, PRIMEDIA grants to certain officers and other key employees of the Company PRIMEDIA options to purchase shares of PRIMEDIA common stock. A portion of PRIMEDIA's stock-based compensation expense, relating specifically to Company employees, is allocated to the Company and recorded in other general expenses and parent company investment.

        The PRIMEDIA Inc. 1992 Stock Purchase and Option Plan, as amended (the "Stock Option Plan"), authorizes sales of shares of common stock and grants of incentive awards in the form of, among other things, stock options to key employees and other persons with a unique relationship with PRIMEDIA.

        Stock options are granted with exercise prices at or above quoted market value at time of issuance. Most of the options are exercisable at the rate of 20%-33% per year commencing on the effective date of the grant. Options granted pursuant to the Stock Option Plan will expire no later than ten years from the date the option was granted. The grant date fair value is calculated using the Black-Scholes pricing model.

Summary of Impact of SFAS No. 123(R)

        Under the fair value recognition provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected to adopt SFAS No. 123(R) using the modified prospective method, under which prior periods are not revised for comparative purposes. The modified prospective transition method requires recognition of compensation expense from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employees awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date.

        Upon adoption of SFAS No. 123(R), the Company recorded an increase to net income of $141 as a portion of the cumulative effect of change in accounting principle due to SFAS No. 123(R)'s requirement to apply an estimated forfeiture rate to unvested awards (previously the Company recognized forfeitures when they occurred) and a reduction to net income of $330 as a portion of the cumulative effect of change in accounting principle as described in Note 4.

Pro Forma Disclosure for the Year Ended December 31, 2005 and 2004

        Pro forma information regarding net income is required by SFAS No. 123(R), and has been determined as if PRIMEDIA had accounted for its employee stock options granted on or before December 31, 2002 under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes pricing model with assumptions noted in the Stock Options section below.

	Year Ended December 31,
	2005	2004
Reported net income	$19,314	$75,272
Add: stock-based employee compensation expense related to stock options held by Company employees, included in reported net income	421	504
Deduct: total stock-based employee compensation expense related to stock options held by Company employees, determined under fair value based method for all awards	(558)	(935)

Pro forma net income	$19,177	$74,841

Fair Value Calculations by Award

  Stock Options

        The fair value of each option award was estimated at the date of grant using the Black-Scholes pricing model under the assumptions noted in the following table. Where certain inputs to the Black-Scholes model varied throughout the period, the ranges utilized for those assumptions are disclosed. Expected volatilities are based on historical volatilities of PRIMEDIA common stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from the historical exercise behavior of employees and represents the period of time that options granted are expected to be outstanding. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005	2004
Expected volatility	63.63%	72.31%–75.30%	80.14%–89.00%
Weighted-average volatility	63.63%	72.51%	83.97%
Expected dividends	—	—	—
Expected term (in years)	3	3	3
Risk-free rate	4.95%	3.63%–3.96%	2.19%–3.25%

        The Black-Scholes pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. PRIMEDIA's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate of its employee stock options.

        A summary of the Company's stock options award activity relevant to Company employees as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	955,867	$5.57
Granted	4,000	$1.89
Expired	(133,300)	$7.34
Forfeited	(37,833)	$3.01

Outstanding at December 31, 2006	788,734	$5.38	3

Vested or expected to vest at December 31, 2006	743,423	$5.48	3

Exercisable at December 31, 2006	684,678	$5.47	3

        The weighted-average fair value per option for options granted during the year ended December 31, 2006 was $1.10. No options were exercised or settled in cash during the year ended December 31, 2006.

        The Company's policy for attributing the value of graded vested share-based compensation awards is on a straight-line basis over the requisite service period for the entire award. As of December 31, 2006, there was $118 of total unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized over a weighted average period of 1 year.

Employee Stock Purchase Plan ("ESPP")

        During March 2000, PRIMEDIA approved and implemented the PRIMEDIA Employee Stock Purchase Plan. Employees of the Company participate in the PRIMEDIA ESPP and expenses related to the Company's employees have been allocated to the Company. The ESPP is intended to encourage long-term investment in PRIMEDIA and to assist eligible employees of PRIMEDIA and its eligible subsidiaries to purchase common stock of PRIMEDIA through payroll deductions at a discount. The ESPP permits full-time or part-time employees who customarily work at least 20 hours per week and five months per year to purchase shares of PRIMEDIA's common stock at 90% of the closing stock price on the last day of the offering period. ESPP charges allocated to the Company during 2005 and 2004 were $39 and $101, respectively.

        Effective January 1, 2006, PRIMEDIA's ESPP was amended to provide that the purchase price of shares through the ESPP is 95% of the closing stock price on the last day of the offering period. Due to the amendment, the ESPP became non-compensatory under SFAS No. 123(R) and thus no charge was recorded during the year ended December 31, 2006.

Non-Cash Compensation

	Year Ended December 31,
	2006	2005	2004
Nonvested shares	$9	$47	$132
Share Based Compensation (SFAS No. 123(R) and SFAS No. 123)(1)	230	377	453

Total	$239	$424	$585

(1)
Excludes non-cash compensation reclassified as discontinued operations of $23, $44 and $51 for the years ended December 31, 2006, 2005 and 2004.

13.    Provision for Restructuring Costs

        In 2006, the Company began new cost reduction initiatives to streamline operations, reduce layers of management and consolidate real estate.

        Details of the new initiatives implemented and the payments made related to both the new and previously implemented plans during the years ended December 31, 2006 and 2005 are presented in the following tables:

	Liability as of January 1, 2006	Net Provision for the Year Ended December 31, 2006	Payments During the Year Ended December 31, 2006	Liability as of December 31, 2006
Severance and closures:
Employee-related termination costs	$245	$931	$(935)	$241
Termination of leases related to office closures	2,266	13	(732)	1,547

Total severance and closures	$2,511	$944	$(1,667)	$1,788

	Liability as of January 1, 2005	Net Provision for the Year Ended December 31, 2005	Payments During the Year Ended December 31, 2005	Liability as of December 31, 2005
Severance and closures:
Employee-related termination costs	$446	$1,428	$(1,629)	$245
Termination of leases related to office closures	2,682	671	(1,087)	2,266

Total severance and closures	$3,128	$2,099	$(2,716)	$2,511

        The remaining liability related to real estate lease commitments for space that the Company no longer occupies, is expected to be paid through 2009. The employee-related termination costs are expected to be paid through 2007. To reduce the lease related costs, the Company has pursued subleases of its available office space. These leases have been recorded at their net present value amounts and are net of sublease income amounts. The Company evaluates the appropriateness of its reserves on a quarterly basis.

        As a result of the implementation of this new plan, the Company has terminated a total of 25 individuals.

        Liabilities of $1,010 and $964 representing the current portion of the provision for restructuring costs are included in accrued expenses and other on the combined balance sheets as of December 31, 2006 and December 31, 2005, respectively. Liabilities of $778 and $1,547 representing the non-current portion of the provision for restructuring costs are included in other non-current liabilities on the combined balance sheets as of December 31, 2006 and 2005, respectively.

14.    Unclaimed Property Liability

        Based on an initial assessment of its unclaimed property liability, the Company believed that it may have had unclaimed property that should have been remitted to one or more states under their respective escheatment requirements. The property in question related primarily to unused advertising credits and outstanding accounts payable checks. The Company had an estimated unclaimed property liability of $1,732 and $1,601 recorded at December 31, 2006 and 2005, respectively. The Company continues to negotiate settlements under voluntary disclosure agreements with the relevant states, the most significant of which was settled in October 2005, with no additional provision required.

15.    Fair Value of Financial Instruments

        The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" and SFAS No. 157, "Fair Value Measurements". The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,
	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Deferred Purchase Price Liabilities	$33,681	$36,850	$32,867	$36,114

        For instruments including cash, accounts receivable, accounts payable and accrued expenses, the carrying amount approximates fair value because of the short maturity of these instruments.

16.    Commitments and Contingencies

        Commitments.    Total rent expense under operating leases was $9,810, $9,508 and $9,898 for the years ended December 31, 2006, 2005 and 2004, respectively. Certain leases are subject to escalation clauses and certain leases contain renewal options. The leases primarily relate to real estate and equipment. There were no minimum noncancelable sublease rentals as of December 31, 2006. The following annual rental commitments include an aggregate of $1,547 which has been reserved for as part of the provision for restructuring costs (see Note 13). Minimum rental commitments under noncancelable operating leases are as follows:

Years Ending December 31,
2007	$8,982
2008	8,265
2009	6,450
2010	1,467
2011	1,021
Thereafter	1,575

$27,760

        Future rental commitment for the above leases was not reduced by minimum non-cancelable sublease income aggregating $4,347 as of December 31, 2006.

        Future minimum lease payments under capital leases (see Note 7) are as follows:

Year Ending December 31,
2007	$1,046
2008	642
2009	511
2010	453
2011	227
Thereafter	—

2,879
Less: Amounts representing interest (at rates ranging from 7% to 8%)	321

Present value of minimum lease payment and other	2,558
Less: Current portion	904

Long-term portion of capital leases	$1,654

        Contingencies.    The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse effect on the combined financial statements of the Company.

17.    Related Party Transactions

        The Company's combined balance sheets include the investment of its parent company, which relates to the Company's cumulative losses, allocations of PRIMEDIA's corporate management fees, net transfers of cash under a centralized cash management system, intercompany taxes payable and receivable, and allocations of PRIMEDIA's debt and interest and amortization of deferred financing costs related to PRIMEDIA's debt. PRIMEDIA's borrowings under its credit facilities and senior notes are guaranteed by the Company.

        Specifically, the Company's statements of combined income include overhead expenses allocated to the Company from PRIMEDIA consisting of shared overhead for services and administrative functions including, but not limited to, executive management costs, salaries and fringe benefits for certain legal, financial, information technology and human resources personnel and third party costs. Overhead costs were allocated based on a variety of statistical measures. Management believes that these allocations were made on a reasonable basis. These allocations may not reflect the actual access to financial resources and actual expenses which the Company might have incurred as a stand-alone operation. For the years ended December 31, 2006, 2005 and 2004, the Company has recorded allocated overhead expenses of $8,199, $8,522 and $8,322, respectively, in other general expenses, and $19,123, $17,708 and $19,530, respectively, in corporate management fees.

        The activity in the parent company investment account is as follows:

	Year Ended December 31,
	2006	2005
Balance, beginning of year	$788,504	$707,084
Net income	49,518	19,314
Parent company transfers	(129,863)	62,106

Balance, end of year	$708,159	$788,504

        PRIMEDIA does not assess interest on outstanding intercompany balances and its allocated shares subject to mandatory redemption. PRIMEDIA assesses interest to the Company on its allocated PRIMEDIA debt, which was $981,188 and $1,084,484 as of December 31, 2006 and 2005, respectively. Intercompany interest related to the allocated debt was $92,400, $68,605 and $49,369 for the years ended December 31, 2006, 2005 and 2004, respectively.

        Intercompany revenue was $443 and $42 during the years ended December 2005 and 2004.

18.    Subsequent Events

  Sale of Outdoors

        In the first quarter of 2007, the Company completed the sale of its Outdoors group, which consisted primarily of its hunting, fishing and shooting titles, for $170,000 in cash.

  Acquisition of Modified

        In the first quarter of 2007, the Company acquired Modified Automotive Group, publisher of Modified Magazine, Modified Luxury & Exotics Magazine, Modified Mustangs Magazine, and their related event partnerships and websites for $15,000 in cash.

  Sale of PEM

        On February 9, 2007, PRIMEDIA announced that its Board of Directors had authorized it to explore the sale of PEM. In May 2007, PRIMEDIA entered into an agreement to sell PEM for $1,177,900 to Source Interlink Companies, Inc. The sale is expected to be completed during the third quarter of 2007.

* * * * * *

PRIMEDIA Enthusiast Media

Unaudited Condensed Combined Financial Statements
As of March 31, 2007 and for the Three Months Ended March 31, 2007 and 2006

PRIMEDIA ENTHUSIAST MEDIA
Condensed Statements of Combined Operations (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Revenues, net:
Advertising	$68,178	$68,007
Circulation	38,921	39,602
Other	21,558	19,150

Total revenues, net	128,657	126,759
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	34,996	36,387
Marketing and selling	17,847	18,381
Distribution, circulation and fulfillment	19,207	20,592
Editorial	13,160	12,354
Other general expenses (including non-cash compensation of $19 and $64 for 2007 and 2006, respectively)	19,842	20,967
Corporate management fees	5,485	4,467
Depreciation and amortization of property and equipment	3,234	3,310
Amortization of intangible assets and other	1,688	1,843
Provision for restructuring costs	408	254

Operating income	12,790	8,204
Other income (expense):
Interest (expense) income	(979)	679
Allocated intercompany interest expense	(21,142)	(23,390)
Other, net	32	32

Loss from continuing operations before (provision) benefit from income taxes	(9,299)	(14,475)
(Provision) benefit from income taxes	(4,060)	4,316

Loss from continuing operations	(13,359)	(10,159)
Discontinued operations, net of tax (including gain on sale of businesses, net of tax, of $12,693 and $13,707 for 2007 and 2006, respectively)	8,115	10,536
Cumulative effect of change in accounting principle, net of tax (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	—	(189)

Net (loss) income	$(5,244)	$188

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA
Condensed Combined Balance Sheets (Unaudited)
(dollars in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash	$5,048	$3,124
Accounts receivable, net	91,277	85,801
Inventories	11,210	12,115
Prepaid expenses and other	14,624	13,516
Assets of businesses held for sale	—	144,805

Total current assets	122,159	259,361
Property and equipment (net of accumulated depreciation and amortization of $87,830 in 2007 and $84,691 in 2006)	25,179	25,910
Intangible assets, net	159,780	161,436
Goodwill	569,827	549,037
Other non-current assets	5,521	7,141

Total Assets	$882,466	$1,002,885

Liabilities and Parent Company Investment
Current liabilities:
Accounts payable	$30,559	$30,147
Accrued expenses and other	54,987	46,148
Deferred revenue	81,155	77,572
Current portion of capital leases	797	904
Liabilities of businesses held for sale	—	32,403

Total current liabilities	167,498	187,174
Long term portion of capital leases	1,500	1,654
Deferred income taxes	63,271	60,031
Other non-current liabilities	45,254	45,867

Total Liabilities	277,523	294,726
Commitments and contingencies (Note 12)
Parent company investment	604,943	708,159

Total Liabilities and Parent Company Investment	$882,466	$1,002,885

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA
Condensed Statements of Combined Cash Flows (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities:
Net (loss) income	$(5,244)	$188
Cumulative effect of change in accounting principle, net of tax	—	189
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,922	5,561
Gain on sales of businesses	(12,693)	(13,707)
Accretion of acquisition obligation and other	896	(730)
Deferred income taxes	3,240	2,274
Other net	667	643
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(5,610)	(6,406)
Inventories	920	(2,372)
Prepaid expenses and other	(711)	(1,977)
Increase (decrease) in:
Accounts payable and accrued expenses	(40,735)	7,732
Deferred revenue	5,244	12,660
Other non-current liabilities	(1,820)	(369)

Net cash (used in) provided by operating activities	(50,924)	3,686

Investing activities:
Additions to property, equipment and other	(2,674)	(1,630)
Proceeds from sales of businesses	170,000	17,000
Payments for businesses acquired, net of cash acquired	(16,435)	(273)
Proceeds from sale of other assets	68	60

Net cash provided by investing activities	150,959	15,157

Financing activities:
Changes in parent company investment	(97,839)	(19,583)
Capital lease payments	(272)	(501)

Net cash used in financing activities	(98,111)	(20,084)

Increase (decrease) in cash	1,924	(1,241)
Cash, beginning of period	3,124	5,691

Cash, end of period	$5,048	$4,450

Supplemental information:
Cash interest paid on capital and restructured leases	$83	$320

Cash income taxes paid, net of refunds received	$4,179	$96

Cash paid for restructuring costs	$359	$329

Businesses acquired:
Fair value of assets acquired	$20,308	$73
(Liabilities assumed) net of deferred purchase price payments	(3,873)	200

Payments for businesses acquired, net of cash acquired	$16,435	$273

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA

Notes to Condensed Combined Financial Statements (Unaudited)

(dollars in thousands)

1.    Description of Business and Basis of Presentation

        PRIMEDIA Enthusiast Media (the "Company" or "PEM") is a combination of certain legal entities that are indirect wholly-owned subsidiaries of PRIMEDIA Inc. ("PRIMEDIA"). The Company operates in one segment and produces and distributes content through magazines and via the Internet to consumers in various niche and enthusiast markets. Trade, Retail, and Consumer events further enhance customer continuity. The legal entities that comprise PEM are PRIMEDIA Holdings III, Inc., PRIMEDIA Enterprises, Enthusiast Media Subscription Co., Inc., PRIMEDIA Leisure Group and Automotive.com, Inc. (the "Companies").

PRIMEDIA Enthusiast Media Products:

Category	Publications	Websites	Events
Automotive	60	68	53
Recreation	14	19	13
Lifestyles	6	9	1

Total	80	96	67

        The condensed combined financial statements include the accounts of the companies. All intra-company accounts and transactions within and between the Companies have been eliminated. All accounts representing payables and receivables between the Companies and other PRIMEDIA companies have been reclassified to parent company investment. The accompanying condensed combined financial statements include allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate level of PRIMEDIA (see Note 13). The Company believes the assumptions and methodologies underlying the allocations of these items from PRIMEDIA are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Company been operating as an independent company. Therefore, the Company's financial condition and results of operations are not necessarily indicative of what it would have achieved as an independent company.

        In the opinion of the Company's management, the condensed combined financial statements present fairly the combined financial position of the Company as of March 31, 2007 and December 31, 2006, the results of combined operations of the Company for the three months ended March 31, 2007 and 2006 and combined cash flows of the Company for the three months ended March 31, 2007 and 2006. The adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The condensed combined balance sheet as of December 31, 2006 has been derived from the Company's audited combined balance sheet included in the Company's combined financial statements for the year ended December 31, 2006. These statements should be read in conjunction with the Company's annual combined financial statements and related notes for the year ended December 31, 2006, which are included elsewhere in this information statement. The operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for a full year.

2.    Recent Accounting Pronouncements Adopted

  FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"

        In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), effective for fiscal years beginning after December 15, 2006. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for income Taxes" ("SFAS No. 109"). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that, in order to be recognized, tax benefits must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of parent company investment. (See Note 10).

        EITF 06-03, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)"

        In June 2006, the FASB ratified a consensus on the Emerging Issues Task Force ("EITF") Issue No. 06-03, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)", related to the classification of certain sales, value added and excise taxes within the income statement. The EITF reached a tentative conclusion that the presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed. The Company records taxes collected from customers and remitted to governmental authorities on a net basis.

3.    Divestitures

        The Company has classified the results of certain divested entities and entities planned for disposition as of March 31, 2007 as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144").

        In the fourth quarter of 2005, the Company decided to pursue the sales of its Crafts and History groups. In February of 2006, the Company completed the sale of the History group for $17,000, resulting in net gain of $13,707. In the third quarter of 2006, the Company completed the sale of the Crafts group.

        In the fourth quarter of 2006, the Company announced that it had agreed to sell its Outdoors group, which consists primarily of its hunting, fishing, and shooting titles, for $170,000 in cash. The transaction was completed in January 2007 and the Company recorded a gain of $12,864, net of tax. The net proceeds from this sale are subject to routine post-closing adjustments. The assets and liabilities of the Outdoors group are included in assets and liabilities of businesses held for sale on the accompanying condensed combined balance sheet as of December 31, 2006.

        The operating results of these operations have been classified as discontinued operations for all periods presented.

        Total revenues, net, and income before provision for income taxes included in discontinued operations on the accompanying condensed statements of combined operations are as follows:

	Three Months Ended March 31,
	2007	2006
Total revenues, net	$6,938	$37,258

Income before provision for income taxes	$1,303	$3,496

        Income before provision for income taxes above excludes gains on sale of businesses.

        The gains on sales of businesses, net of tax, were $12,693 and $13,707 for the three months ended March 31, 2007 and 2006, respectively.

Held for Sale

        The assets and liabilities of businesses which the Company has initiated plans to sell, but had not sold, as of December 31, 2006, have been classified as held for sale on the accompanying condensed combined balance sheet. As of December 31, 2006, this represents the assets and liabilities of the Outdoors group. There were no businesses held for sale as of March 31, 2007 as the Company completed the sale of its Outdoors group in January 2007.

4.    Acquisitions

Acquisition of Modified Automotive Group

        In January of 2007, the Company acquired Modified Automotive Group, publisher of Modified Magazine, Modified Luxury & Exotics Magazine, Modified Mustangs Magazine, and their related event partnerships and websites, for approximately $15,000 in cash. The Company has not yet completed its purchase price allocation and in the interim has classified the intangible assets primarily to goodwill. The results of this acquisition did not have a material impact on the Company's results of operations for the three months ended March 31, 2007.

Other Acquisitions

        In the first quarter of 2007, the Company also acquired a small business within the automotive events industry.

5.    Automotive.com

Automotive.com

        On November 15, 2005, PRIMEDIA purchased 80% of the stock of Automotive.com, Inc. ("Automotive.com"), an automotive lead generation business serving new car buyers, which has proven expertise in car sales lead generation, search engine marketing, search engine optimization and a technology platform that can drive increased traffic and ultimately monetize that traffic into high quality lead generation. To obtain full advantage from this acquisition, the Company contributed the assets associated with its 55 automotive Internet sites to Automotive.com, creating new revenue opportunities for its portfolio of established automotive brands. As automakers divert marketing dollars to the Internet and as auto dealers seek increased car sale leads, the combination of Automotive.com with the auto Internet sites contributed by the Company provides a platform for maximizing advertising and lead generation revenues across all those sites.

Additional Payments

        Under the provisions of the Automotive.com Stockholders Agreement, the Company must make quarterly payments (the "Additional Payments") to the minority shareholders of Automotive.com, as defined in the Automotive.com Stockholders Agreement. The additional payments are paid within 45 days of the end of each calendar quarter commencing with the quarter ended December 31, 2005 and ending within 45 days of the quarter ending December 31, 2008, or December 31, 2009, if the forward agreement (see discussion below) is extended by the minority shareholders. The additional payments are recognized when the related contingency is resolved and the consideration is paid or becomes payable. The pro rata share of the additional payments made to Automotive.com's Chief Executive Officer ("CEO") will be recorded as compensation expense to the Company due to the nature of his ongoing relationship with Automotive.com. The remaining pro rata share of the Additional Payments to be made to the other minority shareholders will be recorded as an adjustment to the purchase price of Automotive.com.

        For the three months ended March 31, 2007, the Company recorded $270 of compensation expense, and $478 as an increase to goodwill, for the Additional Payments relating to the minority shareholders.

Forward Agreement

        In addition, PRIMEDIA and the minority shareholders entered into a forward agreement through which PRIMEDIA will purchase the remaining 20% of Automotive.com's stock within a short period of time after the 2008 audit date, or if the forward agreement is extended, the 2009 audit date (early 2010). The settlement price of the forward agreement is based on a measure of Automotive.com's earnings in the fiscal year prior to settlement.

        For accounting purposes, the forward agreement has been bifurcated into the components relating to the CEO of Automotive.com and the other minority shareholders. The initial recognition of the liability, as of January 1, 2006, totaling $330, was recorded as a portion of the cumulative effect of change in accounting principle (due to the adoption of SFAS No. 123-revised 2004, "Share-Based Payment"). Due to the fair value measurement of the liability, the Company recorded a charge to compensation expense of $675 and $619 for the three months ended March 31, 2007 and 2006, respectively.

        The component of the forward agreement relating to the other minority shareholders was recorded as a liability at fair value as of the transaction date and an adjustment to the purchase price. Due to the fair value measurement of the liability, the Company recorded a charge to interest expense of $544 for the three months ended March 31, 2007, and a reduction to interest expense of $982 for the three months ended March 31, 2006.

6.    Accounts Receivable, Net

        Accounts receivable, net, consisted of the following:

	March 31, 2007	December 31, 2006
Accounts receivable	$98,484	$93,967
Less: Allowance for doubtful accounts	(5,561)	(6,031)
Less: Allowance for rebates and returns	(1,646)	(2,135)

	$91,277	$85,801

7.    Inventory

        Inventory consisted of the following:

	March 31, 2007	December 31, 2006
Raw materials	$8,753	$10,053
Work in process	32	79
Finished goods	2,425	1,983

	$11,210	$12,115

8.    Goodwill and Intangible Assets

        SFAS No. 142, "Goodwill and Other Intangible Assets", ("SFAS No. 142"), requires companies to assess goodwill and indefinite lived intangible assets for impairment at least annually. The Company established October 31 as the annual impairment test date and accordingly evaluated its goodwill and trademarks. Intangible assets with a finite life will be tested for impairment in accordance with the guidance in SFAS No. 144. Any impairment identified is recorded in operating income. The Company's impairment testing under SFAS No. 142 did not result in any impairments for any of the periods presented.

        In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        The Company's SFAS No. 142 valuations utilized both an income and market valuation approach and contain reasonable and supportable assumptions and projections and reflect management's best estimate of projected future cash flows. The Company's discounted cash flow valuation used a range of discount rates that represented the Company's weighted-average cost of capital and included an evaluation of other companies in its industry. The assumptions utilized by the Company in these evaluations are consistent with those utilized in the Company's annual planning process. If the assumptions and estimates underlying these goodwill and trademark impairment evaluations are not achieved, the amount of the impairment could be adversely affected. Future impairment tests will be performed at least annually (as of October 31) in conjunction with the Company's annual budgeting and forecasting process, with any impairment classified as an operating expense.

        Changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2007	$549,037
Purchase price adjustments for valuation reports	4,190
Goodwill acquired related to acquisition of businesses	16,600

Balance as of March 31, 2007	$569,827

        Intangible assets subject to amortization consist of the following:

		March 31, 2007			December 31, 2006(1)
	Weighted average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Membership, subscriber and customer lists	9	$93,977	$72,072	$21,905	$93,977	$71,383	$22,594
Other	6	28,915	22,680	6,235	28,883	21,681	7,202

Total	8	$122,892	$94,752	$28,140	$122,860	$93,064	$29,796

(1)
Excluding intangible assets classified as assets held for sale (see Note 3).

        Intangible assets not subject to amortization had a carrying value of $131,640 at March 31, 2007 and December 31, 2006 (excluding intangible assets classified as assets held for sale), and consisted of trademarks. At March 31, 2007, estimated future amortization expense of other intangible assets subject to amortization is as follows: approximately $5,000 for the remainder of 2007 and approximately $4,000, $3,000, $3,000, $2,000 and $2,000 for each of the years ending December 31, 2008, 2009, 2010, 2011, and 2012, respectively.

9.    Accrued Expenses and Other

        Accrued expenses and other consisted of the following:

	March 31, 2007	December 31, 2006
Payroll, commissions and related employee benefits	$18,097	$11,971
Retail display allowances	8,185	8,263
Circulation costs	4,677	5,090
Taxes	4,030	3,916
Accrued inventory	4,809	3,577
Divestiture reserves	3,500	3,391
Deferred purchase price	4,619	2,664
Acquisition reserves	1,292	1,321
Unclaimed property reserves	1,727	1,732
Restructuring reserves	1,260	1,010
Other	2,791	3,213

	$54,987	$46,148

10.    Income Taxes

        The legal entities of PEM are included in PRIMEDIA's consolidated federal income tax return (the "Consolidated Group"). The Company has computed its income tax provision using the separate return approach. Under the separate return approach, current and deferred income tax expense or benefit is determined by applying the requirements of SFAS No. 109 as if that group was filing a separate tax return. Certain tax attributes of the Company may not be reflective of what the Company historically contributed to the Consolidated Group or what would have been allocated to the Company under the federal consolidated return regulations. This is due to various factors, including group accounting and the consolidated return regulations governing allocation of consolidated net operating losses to members of a consolidated group.

        The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a liability for unrecognized tax benefits, interest and penalties of $83,070 which was accounted for as a decrease to the January 1, 2007 balance of parent company investment. The total amount of unrecognized tax benefits as of January 1, 2007 was $71,178. Substantially all of this amount would, if recognized, have an effect on the effective income tax rate. In addition to the unrecognized tax benefits, the Company had $12,939 of interest and penalties accrued as of January 1, 2007.

        The Company's policy is to recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes.

        The Company and its subsidiaries are part of the Consolidated Group which files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and the Company is routinely under audit by many different tax authorities. Management believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. As a result of the Consolidated Group's net operating loss carryforwards, the Consolidated Group is subject to federal examination for all years since 1992.

        It is possible that federal, state and local tax examinations will be settled during the next twelve months. If any of these settlements do occur within the next twelve months, the Company would make any necessary adjustments to the liability for unrecognized tax benefits. Until formal resolutions are reached between the Company and the tax authorities, the determination of a possible audit settlement range with respect to the impact on uncertain tax benefits is not practicable. On the basis of present information, it is the opinion of the Company's management that any assessments resulting from the current examinations will not have a material adverse effect on the Company's combined financial statements. The statute of limitations in select jurisdictions is expected to expire within the next twelve months and may result in a decrease of unrecognized tax benefits and accrued interest of $11,119.

        During the first quarter of 2007, the Company's liability for unrecognized tax benefits increased by $5,867, all of which would affect the effective tax rate if recognized. An additional $666 of interest was accrued in the first quarter of 2007.

11.    Provision for Restructuring Costs

        In 2006, the Company began new cost reduction initiatives to streamline operations, reduce layers of management and consolidate real estate.

        Details of the new initiatives implemented and the payments made related to both the new and previously implemented plans during the three months ended March 31, 2007 and 2006 are presented in the following tables:

	Liability as of January 1, 2007	Net Provision for the Three Months Ended March 31, 2007	Payments during the Three Months Ended March 31, 2007	Liability as of March 31, 2007
Employee-related termination costs	$241	$442	$(206)	$477
Termination of leases related to office closures	1,547	(34)	(153)	1,360

Total	$1,788	$408	$(359)	$1,837

	Liability as of January 1, 2006	Net Provision for the Three Months Ended March 31, 2006	Payments during the Three Months Ended March 31, 2006	Liability as of March 31, 2006
Employee-related termination costs	$245	$280	$(181)	$344
Termination of leases related to office closures	2,266	(26)	(148)	2,092

Total	$2,511	$254	$(329)	$2,436

        The remaining liability related to real estate lease commitments for space that the Company no longer occupies is expected to be paid through 2009. The employee-related termination costs are expected to be paid through 2007. To reduce the lease related costs, the Company has pursued subleases of its available office space. These leases have been recorded at their net present value amounts and are net of sublease income amounts. The Company evaluates the appropriateness of its reserves on a quarterly basis.

        As a result of the implementation of this new plan, the Company has terminated a total of 40 individuals.

        Liabilities of $1,260 and $1,010 representing the current portion of the provision for restructuring costs are included in accrued expenses and other on the condensed combined balance sheets as of March 31, 2007 and December 31, 2006, respectively. Liabilities of $577 and $778 representing the non-current portion of the provision for restructuring costs are included in other non-current liabilities on the condensed combined balance sheets as of March 31, 2007 and December 31, 2006, respectively.

12.    Commitments and Contingencies

        The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse effect on the condensed combined financial statements of the Company.

13.    Related Party Transactions

        The Company's condensed combined balance sheets include the investment of its parent company, which relates to the Company's cumulative losses, allocations of PRIMEDIA's corporate management fees, net transfers of cash under a centralized cash management system, intercompany taxes payable and receivable, and allocations of PRIMEDIA's debt and interest and amortization of deferred financing costs related to PRIMEDIA's debt. PRIMEDIA's borrowings under its credit facilities and senior notes are guaranteed by the Company.

        Specifically, the Company's condensed statements of combined operations include overhead expenses allocated to the Company from PRIMEDIA consisting of shared overhead for services and administrative functions including, but not limited to, executive management costs, salaries and fringe benefits for certain legal, financial, information technology and human resources personnel and third party costs. Overhead costs were allocated based on a variety of statistical measures. Management believes that these allocations were made on a reasonable basis. These allocations may not reflect the actual access to financial resources and actual expenses which the Company might have incurred as a stand-alone operation. For the three months ended March 31, 2007 and 2006, the Company has recorded allocated overhead expenses of $1,639 and $2,155, respectively, in other general expenses, and $5,485 and $4,467, respectively, in corporate management fees.

        The activity in the parent company investment account is as follows:

	Three Months Ended March 31,
	2007	2006
Balance, beginning of period	$708,159	$788,504
Cumulative effect of FIN 48 adoption	(83,070)	—
Net (loss) income	(5,244)	188
Parent company transfers	(14,902)	(19,629)

Balance, end of period	$604,943	$769,063

        PRIMEDIA does not assess interest on outstanding intercompany balances. PRIMEDIA assesses interest to the Company on its allocated PRIMEDIA debt, which was $978,702 and $981,188 as of March 31, 2007 and December 31, 2006, respectively. Intercompany interest related to the allocated debt was $21,142 and $23,390 for the three months ended March 31, 2007 and 2006, respectively.

14.    Subsequent Events

  Sale of PEM

        On February 9, 2007, PRIMEDIA announced that its Board of Directors had authorized it to explore the sale of PEM. In May 2007, PRIMEDIA entered into an agreement to sell PEM for $1,177,900 to Source Interlink Companies, Inc. The sale is expected to be completed during the third quarter of 2007.

*    *    *    *    *    *

ANNEX A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

PRIMEDIA, INC.,

CONSUMER SOURCE INC.

and

SOURCE INTERLINK COMPANIES, INC.

Dated as of May 13, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

AAA	1.03(c)
Additional Agreements	3.01
Additional Miscellaneous Current Liabilities Amount	1.03(d)(iii)
Agreement	Preamble
Alternative Financing	5.04(d)
Arbitrator	1.03(c)
Audited Financial Statements	3.12
Auto Guide Business	5.11
Automotive.com	1.03(a)(v)
Automotive.com Remaining Shares	3.03(b)
Automotive.com Stockholders Agreement	1.03(a)(v)
Base Purchase Price	1.01
Cap	7.02(c)
Closing	2.01(a)
Closing Date	2.01(a)
Closing Date Assets	1.03(a)(ii)
Closing Date Liabilities	1.03(a)(iii)
Closing Date Miscellaneous Current Liabilities	1.03(a)(iv)
Closing Date Statement	1.03(b)(i)
Closing Date Working Capital	1.03(a)(i)
Code	8.06
Commitment Letter	4.09(a)
Company	Preamble
Company Group	Preamble
Company Group Business	Preamble
Company Group Employee	5.03(a)
Company Group Employees	5.03(a)
Company Shares	1.01
Company Subsidiaries	Preamble
Company Subsidiary	Preamble
Competing Entity	5.11
Competing Product Line	5.11
Confidentiality Agreement	10.01
D&T	1.03(c)
Deficiency	1.03(d)(i)
Disputed Item	1.03(b)(ii)
Disputed Items	1.03(b)(ii)
E&Y	1.03(c)
Employee Benefit Program	3.17(a)(iii)
Employee Benefit Programs	3.17(a)(iii)
Employment Agreement	3.17(a)(i)
Employment Agreements	3.17(a)(i)
Environmental Laws	3.21(d)
ERISA	3.17(a)(ii)
Excess	1.03(d)(ii)
Exchange Act	3.04
Financial Statements	3.12
Financing	4.09(a)
Foreign Antitrust Laws	3.05
Formation Documents	3.05
GAAP	3.12

A-iv

Hazardous Materials	3.21(e)
HSR Act	3.05
Income Tax	8.11
Indemnitee	7.04
Indemnitor	7.04
Indemnity Claim	7.08(b)
Information Statement	3.04
Intellectual Property Rights	3.14(a)
Lien	3.02(b)
Losses	7.02(a)
March Balance Sheet	1.03(a)
Material Adverse Effect	3.01
Material Contracts	3.15(a)
Minority Stockholders	1.03(a)(v)
Multiemployer Plan	3.17(d)
Negotiation Period	1.03(c)
Non-Compete Period	5.11
Parent	Preamble
Parent Group	8.01(a)
Permits	3.08
Plan	3.17(a)(ii)
Plans	3.17(a)(ii)
Pre-Closing Tax Period	8.01(a)
Pre-Closing Tax Returns	8.04(a)
Prior Service	5.03(b)
Proposed Settlement	7.06(a)
Purchase Price	1.01
Purchaser	Preamble
Purchaser Indemnified Parties	7.02(a)
Records	5.06
Required Financial Information	5.04(c)
Retained Names	5.14
SEC	5.04(b)
Section 338(h)(10) Election	8.06
Securities Act	4.07(a)
Seller	Preamble
Seller Indemnified Parties	7.03(a)
Straddle Period	8.04(b)
Straddle Returns	8.04(c)
Subsidiary Shares	3.03(b)
Target Working Capital	1.03(d)(i)
Tax	8.11
Tax Benefit	7.08(b)
Tax Claim	8.10(a)
Tax Return	8.11
Tax Statement	8.04(c)
Termination Date	9.01
Threshold	7.02(b)
Trademarks	3.14(a)
Transfer Taxes	5.10
Transition Services Agreement	3.01
Unaudited Financial Statements	3.12
WARN	5.03(g)

A-v

STOCK PURCHASE AGREEMENT

        AGREEMENT, dated as of May 13, 2007 (this "Agreement") between Consumer Source Inc., a Delaware corporation ("Seller"), PRIMEDIA Inc., a Delaware corporation ("Parent"), and Source Interlink Companies, Inc., a Delaware corporation ("Purchaser").

        WHEREAS, Seller owns 100% of the issued and outstanding capital stock of PRIMEDIA Enthusiast Media Inc., a Delaware corporation (the "Company");

        WHEREAS, the Company, through its direct and indirect subsidiaries (individually, a "Company Subsidiary", and collectively, the "Company Subsidiaries"; the Company and the Company Subsidiaries, collectively, the "Company Group") is engaged in the special interest media business more fully described on Annex A (the "Company Group Business");

        WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Parent affiliated with KKR Associates, L.P. and KKR 1996 GP LLC have delivered an irrevocable written consent to Purchaser pursuant to which such entities, in their capacities as stockholders of Parent, approve this Agreement and the transactions contemplated hereby; and

        WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Company Shares on the terms and conditions set forth herein.

        NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

        SECTION 1.01.    Shares.    Upon the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, 100% of the shares of Common Stock, par value $0.01 per share, of the Company (the "Company Shares"), free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares. In consideration of the sale, transfer, conveyance and assignment of the Company Shares by Seller to Purchaser and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to pay to Seller on the Closing Date an amount equal to One Billion One Hundred Seventy Seven Million Nine Hundred Thousand Dollars ($1,177,900,000) (the "Base Purchase Price"), subject to adjustment as provided in Section 1.03 of this Agreement. The Base Purchase Price as adjusted pursuant to Section 1.03 of this Agreement shall be referred to herein collectively as the "Purchase Price."

        SECTION 1.02.    Closing Date Payments.    All payments to be made to Seller on the Closing Date shall be made by wire transfer of immediately available funds in New York City to the account specified in writing by Seller.

        SECTION 1.03.    Working Capital Adjustment.

        (a)    Definitions.    For the purposes of this Agreement, the following terms shall have the following respective meanings:

          (i)    "Closing Date Working Capital" shall mean the Closing Date Assets minus the Closing Date Liabilities.

          (ii)   "Closing Date Assets" shall mean the amount of the assets of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the captions "Accounts Receivable-Net," "Inventory-Net," "Prepaid Expenses" and "Other Current Assets" determined in a manner consistent with the accounting practices and methodologies used in preparing the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the "March Balance Sheet") attached as part of Schedule 3.12 and the calculation of working capital on a monthly and twelve-month average basis attached as Schedule 1.03(a)(ii) (the "Target Working Capital Calculation") (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern); provided that uncleared checks outstanding as of Closing shall be reclassified to "Accounts Payable-Trade".

          (iii)  "Closing Date Liabilities" shall mean the amount of the liabilities (excluding indebtedness for borrowed money) of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the captions "Accounts Payable—Trade," "Retail Display Allowance," "Bonus Payable," "Compensation Payable" and "Deferred Revenue," as determined in a manner consistent with the accounting practices and methodologies used in preparing the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern); provided that (A) no amounts shall be included in the Closing Date Working Capital (and no amounts are included in the Target Working Capital) in respect of liabilities retained by Seller, including the expenses of brokers, accountants and other advisers retained by Seller in connection with the transactions contemplated hereby and (B) uncleared checks outstanding as of Closing shall be reclassified to "Accounts Payable-Trade".

          (iv)  "Closing Date Miscellaneous Current Liabilities" shall mean the amount of the liabilities of the Company Group as of 12:01 a.m. (Eastern Time) on the Closing Date under the caption "Miscellaneous Current Liabilities" as determined in a manner consistent with the accounting practices used in preparing the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern).

          (v)   Any payments owed to Minority Stockholders (as such term is defined in the Automotive.com, Inc. Stockholders Agreement, dated as of November 15, 2005 (the "Automotive.com Stockholders Agreement")) of Automotive.com Inc., a Delaware corporation ("Automotive.com"), pursuant to Section 3.1 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, dated as of November 15, 2005 (the "Automotive.com Stock Purchase Agreement"), in each case, in respect of all dividend periods or calendar quarters, ending in or prior to the dividend period or calendar quarter in which Closing occurs shall not be included as Closing Date Liabilities or Closing Date Miscellaneous Current Liabilities to the extent that a corresponding amount of cash or cash equivalents for making of such payments remains within the Company Group as of the Closing.

        (b)    Delivery of Closing Date Statement.

          (i)    No later than seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller a balance sheet reflecting the financial condition of the Company as of the close of business on the Closing Date and a calculation of (i) the Closing Date Working Capital and (ii) the Closing Date Miscellaneous Current Liabilities (the "Closing Date Statement"). The Closing Date Statement shall be prepared in the same manner and on a consistent basis (including the basis of calculation of individual line items and the determination of allowances and reserves) with the March Balance Sheet and the Target Working Capital Calculation (and in the event of any conflict between the accounting practices and methodologies used in preparing the March Balance Sheet as compared to the Target Working Capital Calculation, the accounting practices and methodologies used in preparing the Target Working Capital Calculation shall govern).

          (ii)   Seller shall have forty-five (45) days from its receipt of such Closing Date Statement to notify Purchaser of any objections to any item or items on the Closing Date Statement. Any such notice shall specify in reasonable detail the item or items in dispute and the amount of any such dispute (a "Disputed Item" or "Disputed Items"). Any Disputed Item shall be resolved in the manner set forth in Section 1.03(c) below. Any items that are not disputed in accordance with the foregoing shall be deemed accepted by Seller and shall be final and binding. Purchaser shall cause the Company, the Company Subsidiaries and their respective employees to provide Seller with reasonable access at all reasonable times to the personnel, property, books and records of the Company Group Business for purposes of permitting the timely and accurate review of the Closing Date Statement.

          (iii)  If (A) Seller does not deliver to Purchaser its objections in writing to the Closing Date Statement within forty-five (45) days of its receipt of such statement, (B) Seller acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Seller resolve all Disputed Items in accordance with Section 1.03(c) below, then the Closing Date Statement shall be final, binding and conclusive on all parties.

        (c)    Negotiation; Arbitration.    If Seller notifies Purchaser of any Disputed Items in accordance with Section 1.03(b)(ii) above, Purchaser and Seller shall cooperate with each other and negotiate in good faith to resolve any Disputed Items during the period of thirty (30) days following the date on which Seller provides Purchaser notice that a dispute exists (the "Negotiation Period"). If Purchaser and Seller are unable to resolve any Disputed Items during the Negotiation Period, then Seller's independent accounting representative, Deloitte & Touche ("D&T"), and Ernst & Young LLP ("E&Y"), Purchaser's independent accounting representative shall endeavor in good faith to resolve any Disputed Item(s). In the event that D&T and E&Y are unable to resolve the Disputed Item(s) within thirty (30) days, Seller and Purchaser shall together, within ten (10) business days thereafter, appoint a representative from an independent, internationally-recognized accounting firm (other than D&T or E&Y) that has not done more than a de minimis amount of work for the submitting party within the preceding two (2) years to arbitrate the dispute (the "Arbitrator"). Seller and Purchaser shall, within the next twenty (20) days thereafter, present their positions with respect to the Disputed Item(s) to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Seller and Purchaser. In resolving any Disputed Item, the Arbitrator may not assign a value to any particular item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller, in each case as presented to the Arbitrator. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement. Except as specifically set forth to the contrary in this Section 1.03(c) or specifically agreed to by the parties in writing, the Arbitrator shall comply with, and the arbitration shall be conducted in New York, New York in accordance with, the commercial arbitration rules of the American Arbitration Association ("AAA") as in effect for commercial arbitrations conducted in Manhattan by the AAA. Seller and Purchaser agree that the cost of the Arbitrator shall be borne one-half (1/2) by Seller and one-half (1/2) by Purchaser.

        (d)    Effect of Deficiency/Excess.

          (i)    "Deficiency" shall mean the amount, if any, by which the Closing Date Working Capital as set forth on the Closing Date Statement as modified as a result of the final resolution of any Disputed Items is less than (i.e., more negative than) $(16,191,000) (the "Target Working Capital").

          (ii)   "Excess" shall mean the amount, if any, by which the Closing Date Working Capital as set forth on the Closing Date Statement as modified as a result of the final resolution of any Disputed Items is greater than (i.e., less negative than) the Target Working Capital; provided that, for purposes of Section 1.03(d)(iii), 1.03(e) and 1.03(f), the amount of the Excess shall not exceed an amount equal to $3,000,000.

          (iii)  The Base Purchase Price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any. In addition, the Base Purchase Price, as so adjusted in accordance with the immediately preceding sentence, shall be subject to an additional adjustment whereby it shall be reduced by the amount, if any, by which the Closing Date Miscellaneous Current Liabilities set forth on the Closing Date Statement, as modified as a result of the final resolution of any Disputed Items, is greater than $27,232,000 (such excess amount, the "Additional Miscellaneous Current Liabilities Amount").

        (e)    Resolution of Deficiency/Excess.    If it is finally determined pursuant to the provisions of this Section 1.03 that there is a Deficiency or an Additional Miscellaneous Current Liabilities Amount, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of such Deficiency and/or Additional Miscellaneous Current Liabilities Amount. If it is finally determined pursuant to the provisions of this Section 1.03 that there is an Excess, after taking into account any Additional Miscellaneous Current Liabilities Amount which may apply, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Seller the amount of such Excess.

        (f)    Payment.    All amounts payable pursuant to Section 1.03(e) above, if any, shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within ten (10) days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 3% (assuming a 360 day year) from the Closing Date to the actual date of payment.

        (g)   After the final determination of the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities pursuant to this Section 1.03, no party shall have the right to make any claims against any other party hereto in respect of any element of the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities that such party raised, or could have raised, in the process for finally determining the Closing Date Working Capital and Closing Date Miscellaneous Current Liabilities set forth in this Section 1.03; provided that this Section 1.03(g) shall not be deemed to limit the parties respective rights to indemnification for breach of this Agreement under Article VII hereof or indemnification under Article VIII hereof.

ARTICLE II
CLOSING

        SECTION 2.01.    Date of Closing.    (a)    The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York (or such other place as the parties mutually agree), at a time and on a date agreed to by the parties, which date shall be not more than five (5) business days following the later of the date on which (i) the conditions set forth in Section 6.01 below have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing) and (ii) Parent has delivered to Purchaser the Required Financial Information; provided, however, that the Closing shall not occur until the later of the date that is (x) 20 business days after the mailing of the Information Statement to Parent's stockholders and (y) 45 calendar days after the date of this Agreement. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 12:01 a.m. on the Closing Date. The actual time and date of Closing are referred to herein as the "Closing Date."

        (b)   At the Closing: (i) the parties shall execute and deliver to each other the documents referred to in Sections 6.02 and 6.03 hereof; and (ii) Purchaser shall deliver to Seller the Base Purchase Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller and Parent jointly and severally represent and warrant to Purchaser as follows:

        SECTION 3.01.    Organization and Authority.    Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement, the transition services agreement substantially in the form of Exhibit A hereto (the "Transition Services Agreement") and the other agreements executed and delivered in connection with this Agreement (the Transition Services Agreement and such other agreements, collectively, the "Additional Agreements") to which it is a party, and to carry out the transactions contemplated hereby and thereby. The Company is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification except where the failure to so be in good standing or to be so qualified would not have a Material Adverse Effect. A "Material Adverse Effect" shall mean any event, change or occurrence after the date of this Agreement that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company Group Business, taken as a whole, excluding any such effects arising out of or resulting from (i) changes in general economic, financial market or geopolitical conditions which changes do not affect the Company Group Business disproportionately relative to other similarly situated entities operating in the media or publishing industries, (ii) general changes or developments in the media or publishing industries which changes do not affect the Company Group Business disproportionately relative to other similarly situated entities operating in such industries, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or any of the Company Subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of Purchaser, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, or (v) any outbreak or escalation of hostilities or war or any act of terrorism.

        SECTION 3.02.    Capitalization of the Company and Title to Shares.    (a)    The authorized capitalization of the Company consists of 1,000 shares of Common Stock, par value $0.01 per share, of which the Company Shares are the only issued and outstanding securities. The Company Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights. Except as set forth on Schedule 3.02, there are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; (iii) any other commitments of any kind to which the Company is a party, or by which the Company is bound, for the issuance of any additional securities.

        (b)   Except as set forth on Schedule 3.02, Seller has good and valid title to the Company Shares free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind ("Lien"), and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims. As of the Closing, Seller will have good and valid title to the Company Shares, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares.

        SECTION 3.03.    Company Subsidiaries.    (a)    Schedule 3.03(a) (i) lists each of the Company Subsidiaries as of the date of this Agreement and (ii) contains a complete and accurate diagram showing the ownership structure that exists as of the date hereof and that will exist as of the Closing Date.

        (b)   The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries (the "Subsidiary Shares"), other than 19.9% of the issued and outstanding shares of capital stock of Automotive.com which are specified in Schedule 3.03(b) (the "Automotive.com Remaining Shares"). The Subsidiary Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights. There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of any Company Subsidiary; (ii) any securities convertible into or exchangeable for shares of capital stock of any Company Subsidiary; or (iii) any other commitments of any kind to which any Company Subsidiary is a party, or by which it is bound, for the issuance of any additional securities.

        (c)   Except as set forth on Schedule 3.03(c), the Company has good and valid title to the Subsidiary Shares free and clear of any Liens and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims. As of the Closing, the Company will have good and valid title to the Subsidiary Shares, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Subsidiary Shares.

        (d)   Other than the Company Subsidiaries, as of the Closing Date the Company will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company or other entity.

        SECTION 3.04.    Authorization of Agreement.    The execution, delivery and performance by each of Parent and Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by Parent and Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Parent and Seller, subject to filing with the Securities and Exchange Commission and mailing to the stockholders of Parent an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder regarding the transactions (the "Information Statement"), and the passage of 20 business days after such mailing. Each of Parent and Seller has duly executed and delivered this Agreement and has, or at Closing will have, duly executed and delivered the Additional Agreements to which it is a party, and this Agreement constitutes, and each Additional Agreement to which it is a party constitutes, or at Closing will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        SECTION 3.05.    No Conflicts.    Except as set forth on Schedule 3.05, assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (collectively, "Foreign Antitrust Laws"), neither the execution, delivery or performance of this Agreement or any of the Additional Agreements to which it is a party, nor the consummation by Parent or Seller of the transactions contemplated hereby or thereby, nor compliance by Parent or Seller with the terms and provisions hereof or thereof, will (i) conflict with the certificate of incorporation, by-laws, or other valid instrument of creation, formation, or organization ("Formation Documents"), as the case may be, of any of Parent, Seller, the Company or the Company Subsidiaries, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which any of Parent, Seller, the Company or the Company Subsidiaries is a party or by which any of the foregoing is bound; (iii) constitute a violation by any of Parent, Seller, the Company or Company Subsidiaries of any law, statute, judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to any of the foregoing, the Company Shares or the Subsidiary Shares; or (iv) result in the creation of any Lien upon any of the Company Shares or the Subsidiary Shares; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not have a Material Adverse Effect.

        SECTION 3.06.    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of the Additional Agreements, except for (a) filings required under the HSR Act, (b) filings required under any Foreign Antitrust Laws solely as a result of the status, assets or operations of Purchaser or any of its affiliates, and (c) any order, permission, consent, approval, license, authorization, registration, validation, filing, notice or exemption the failure of which to obtain or make would not reasonably be expected to (i) prevent, impede or materially delay Seller's ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or (ii) result in any material fine or penalty on Purchaser, the Company or the Company Subsidiaries following the Closing Date.

        SECTION 3.07.    Compliance with Laws.    The Company and each Company Subsidiary is in compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any governmental authority, as such laws apply to the Company and each Company Subsidiary, respectively, except such as would not have a Material Adverse Effect. None of the Company, Company Subsidiaries or Seller has received any written notice that any investigation regarding any violations of applicable laws by the Company or any Company Subsidiary by a governmental authority of the Company or any Company Subsidiary is pending or, to the knowledge of any of the Company, Company Subsidiaries or Seller, threatened. This Section 3.07 does not relate to matters with respect to Taxes, which are the subject of Article VIII.

        SECTION 3.08.    Permits.    Except as would not have a Material Adverse Effect, (i) the Company and each Company Subsidiary possesses all certificates, licenses, permits, authorizations and approvals from any court or governmental authority ("Permits") necessary to enable it to own, lease, operate or use its properties or assets and to carry on the Company Group Business as presently conducted, and the Company and each Company Subsidiary is in compliance with the terms and conditions thereof, and (ii) none of such Permits would reasonably be expected to be subject to suspension, modification, revocation, or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Section 3.08 does not relate to Environmental Matters, which are the subject of Section 3.21.

        SECTION 3.09.    Litigation.    There are no actions, suits, inquiries, proceedings or investigations pending or, to Seller's knowledge, threatened in writing before any court or governmental or administrative body or agency (a) against the Company or any of the Company Subsidiaries which, if decided adversely to the Company or any of the Company Subsidiaries, individually or in the aggregate, would materially limit the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct the Company Group Business substantially as heretofore conducted or (b) against Seller relating to the transactions contemplated by this Agreement or the Additional Agreements. There are no actions, suits, inquiries, proceedings or investigations pending or, to Seller's knowledge, threatened in writing before any court or governmental or administrative body or agency against the Company or any of the Company Subsidiaries which, if decided adversely to the Company or any of the Company Subsidiaries, individually or in the aggregate, would have a Material Adverse Effect.

        SECTION 3.10.    No Brokers.    Neither Parent nor Seller has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement for which the Company or any of the Company Subsidiaries is or will become liable.

        SECTION 3.11.    Organization and Authority of Company and Company Subsidiaries.    The Company and each of the Company Subsidiaries are business organizations duly organized, validly existing and in good standing under the laws of each of their respective states of incorporation and has the full corporate power and authority to carry on its business as currently conducted.

        SECTION 3.12.    Financial Statements.    Attached as Schedule 3.12 are: (a) the audited combined statements of income (including the supporting materials thereto) of the Company for each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006; (b) the audited combined balance sheets of the Company as of December 31, 2005 and December 31, 2006 (such financial statements referred to in the foregoing clauses (a) and (b), the "Audited Financial Statements"), together with the audit report of D&T attached thereto, and (c) an unaudited combined balance sheet of the Company as of March 31, 2007 and the related unaudited combined statement of profit and loss of the Company for the three-month period ended March 31, 2007 (such financial statements referred to in this clause (c), the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.12, the Financial Statements have been prepared from books and records maintained by the Company consistent with past practice and in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered by each such statement (except as indicated in the notes thereto), and fairly present, in all material respects, the financial condition of the Company as of the respective dates and the results of operations of the Company for the respective periods then ended, as applicable, subject to, in the case of the Unaudited Financial Statements, the absence of notes, schedules, normal year-end adjustments and other presentation items.

        SECTION 3.13.    Undisclosed Liabilities.    Except for the liabilities: (a) disclosed or reflected, or reserved or accrued for, in the Financial Statements; (b) of a type which are the subject matter of any other representation (without regard to specific exclusions from such representation) in this Article III or in Article VIII; or (c) incurred in the ordinary course of business consistent with past practice since December 31, 2006 which would not have a Material Adverse Effect, the Company is not subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would have a Material Adverse Effect.

        SECTION 3.14.    Intellectual Property.    (a)    For purposes hereof, "Intellectual Property Rights" shall mean all intellectual property rights, including all (i) patents, (ii) trademarks, service marks, trade names, corporate names, domain names, trade dress, logos and other source indicators, together with the goodwill symbolized thereby ("Trademarks"), (iii) copyrights and works of authorship (including software) and (iv) trade secrets and confidential information. The material patents and material Trademarks owned by the Company and each Company Subsidiary as of the date of this Agreement are listed on Schedule 3.14(a).

        (b)   Except as disclosed in Schedule 3.14(b), or as would not have a Material Adverse Effect, (i) the Company and the Company Subsidiaries own, or possess the right to use all Intellectual Property Rights necessary to conduct the Company Group Business in all material respects as currently conducted and none of such rights shall be limited or restricted by the consummation of the transactions contemplated by this Agreement; (ii) to Seller's knowledge, no third party is infringing or violating its Intellectual Property Rights or breaching any contract with respect to Intellectual Property Rights; (iii) there is no infringement or violation by the Company or any Company Subsidiary of the

Intellectual Property Rights of any third party by the conduct of the Company Group Business as currently conducted; and (iv) the Company has taken all reasonable measures to protect and preserve the validity and enforceability of its material Intellectual Property Rights and the goodwill associated therewith.

        SECTION 3.15.    Contracts and Commitments.    (a)    Schedule 3.15 lists, as of the date of this Agreement: (i) all contracts or commitments whether written or oral that require the expenditure of, or involve the receipt of, more than $250,000 in any consecutive twelve month period after the date of this Agreement by the Company or any Company Subsidiary, other than those terminable on not more than ninety (90) days notice without penalty; (ii) all agreements for the acquisition or purchase of any assets, businesses, publication or magazine of the Company pursuant to which the Company or any Company Subsidiary would be obligated to pay any earn-out, additional purchase price or similar payment obligation in excess of $250,000 in the aggregate; (iii) all agreements governing long term indebtedness for borrowed money in excess of $150,000 or any guarantee thereof to which the Company or any Company Subsidiary is a party; (iv) all material licensing agreements with third parties or other material agreements concerning Intellectual Property to which the Company or any Company Subsidiary is a party; (v) all material real property leases to which the Company or any Company Subsidiary is a party; and (vi) all agreements under which the Company and each Company Subsidiary has agreed to restrict its operations as currently conducted in any material respect in order to refrain from competing with any third party in any product line or geographic area which is material to the Company Group Business (collectively, "Material Contracts").

        (b)   None of the Company or any Company Subsidiary is in default, nor to Seller's knowledge is any other party in default, under any of the Material Contracts, except as would not have a Material Adverse Effect. To the knowledge of Seller, all of such Material Contracts are in full force and effect and are valid and enforceable against the Company and the Company Subsidiaries, as applicable, in accordance with their respective terms. As of the date of this Agreement, to the knowledge of the Seller, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, default under, termination of, or any other material change to, any Material Contract. Neither the Company nor any Company Subsidiary has waived any material right under any Material Contract.

        SECTION 3.16.    Labor and Employment Matters.    None of the Company nor any Company Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any of their employees, nor is any such agreement presently being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there has not been (nor has there been since January 1, 2004) any petition filed by any labor organization to represent employees of the Company or any Company Subsidiary. Except as has not had a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority. Except as has not had a Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to Seller's knowledge, threatened in writing against or involving the Company or any Company Subsidiary.

        SECTION 3.17.    Employee Benefits.    (a) Schedule 3.17 lists, as of the date of this Agreement, each:

          (i)    written employment or severance agreements with any employee of the Company or any Company Subsidiary that has an aggregate future liability in excess of $250,000 and is not terminable by the Company or such Company Subsidiary upon notice of not more than ninety (90) days without penalty (individually, an "Employment Agreement," collectively, the "Employment Agreements");

          (ii)   material "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that is covered by ERISA and that is maintained for the benefit of any employee of the Company Group (individually, a "Plan", collectively, the "Plans"); and

          (iii)  each material written plan or arrangement not subject to ERISA maintained for the benefit of any Company Group Employee which provides for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (excluding any agreements or arrangements providing for the payment of transaction bonuses in connection with the consummation of the transactions contemplated by this Agreement, all liability for which is being retained by Parent) (individually, an "Employee Benefit Program"; collectively, the "Employee Benefit Programs").

        (b)   Each material Employment Agreement, Plan and Employee Benefit Program has been provided or made available to Purchaser. Each Plan and Employee Benefit Program has been maintained and administered at all times in compliance with all applicable laws, rules and regulations, including but not limited to ERISA and the Code (as defined hereinafter), applicable to such Plan and Employee Benefit Program, except such failure to comply as would not have a Material Adverse Effect. All material contributions to all Plans or Employee Benefit Programs required to be paid prior to the Closing have been or will be made.

        (c)   No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funded deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan and there exists no condition or set circumstances which could result in a "reportable event", except such as would not have a Material Adverse Effect.

        (d)   None of the Company or any Company Subsidiary, within the six (6) years preceding the date of this Agreement, has contributed to or participated in any pension plan which is a "multi-employer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan").

        (e)   To the knowledge of Seller, no litigation or administrative or other proceedings involving a Plan or Employee Benefit Program have occurred or have been threatened in writing that would have a Material Adverse Effect.

        (f)    None of the Company nor any Company Subsidiary has received services from any person whom Company or any of the Company Subsidiaries has treated as an independent contractor or leased employee who should have been treated as a common-law employee, unless such mischaracterizations would not have a Material Adverse Effect.

        SECTION 3.18.    Absence of Certain Changes.    (a) Except as and to the extent set forth in Schedule 3.18, from December 31, 2006 through the date of this Agreement, none of the Company or any Company Subsidiary has:

          (i)    incurred any obligations or liabilities of more than $250,000 (whether absolute, accrued or contingent and whether due or to become due) except in the ordinary course of business consistent with past practice;

          (ii)   written off as uncollectible any notes or accounts receivable, or any portion thereof in excess of $150,000, except in the ordinary course of business consistent with past practice;

          (iii)  sold or transferred any properties or assets, whether real, personal, fixed, tangible or intangible, for aggregate consideration in any single transaction or series of related transactions in excess of $500,000;

          (iv)  made any change in any accounting practice, principle, policy or method, except as required by law or a change in accounting standards that are material to the Company or any Company Subsidiary, individually or in the aggregate;

          (v)   reduced insurance coverage in any manner that is materially adverse to the Company or any Company Subsidiary, individually or in the aggregate;

          (vi)  other than any agreements or arrangements providing for the payment of transaction bonuses in connection with the consummation of the transactions contemplated by this Agreement, all liability for which is being retained by Parent, (A) entered into any Employment Agreement (or any amendment to any such existing Employment Agreement), (B) granted or provided for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any Company Subsidiary, except for grants or provisions for such payments or benefits in the ordinary course of business consistent with past practice, (C) increased (or committed to increase) the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary, except for increases in the ordinary course of business consistent with past practice, (D) accelerated the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director or officer of the Company or any Company Subsidiary, (E) established or adopted any new arrangement that would be a Plan or Employee Benefit Program or would terminate or materially amend any existing Plan or Employee Benefit Program (other than changes necessary to comply with applicable law); or

          (vii) agreed, whether in writing or otherwise, to take any action referred to in this Section 3.18 in the future.

        (b)   Since December 31, 2006, there has not been a Material Adverse Effect.

        SECTION 3.19.    Transactions with Affiliates.    Except as set forth on Schedule 3.19, there are no material contracts, commitments or agreements (other than this Agreement and the Additional Agreements) between the Company or any of the Company Subsidiaries, on the one hand, and Parent, Seller or any affiliate, officer or director of Parent or Seller (other than the Company or any of the Company Subsidiaries), on the other hand.

        SECTION 3.20.    Insurance.    The Company and Company Subsidiaries have in force policies of insurance with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are, in Seller's reasonable judgment, in accordance with reasonable business practices. Except as set forth on Schedule 3.20, there is no claim in excess of $250,000 by the Company or any Company Subsidiary pending under any such policies. Such policies shall not be available to the Company or any Company Subsidiary after the Closing Date.

        SECTION 3.21.    Environmental Matters.    (a) Except as set forth in Schedule 3.21(a), none of the Company or any Company Subsidiary has, within the two year period prior to the date of this Agreement, engaged in any operation upon real property leased or owned by the Company or any Company Subsidiary for the purpose of the handling, manufacture, treatment, storage, use or generation of any Hazardous Materials (as hereinafter defined), except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the Company Group Business and except for such activity as would not have a Material Adverse Effect.

        (b)   None of the Company or any Company Subsidiary is a party to any litigation in which it is alleged, nor, to Seller's knowledge, has received written notice of any allegation, that it or any of its assets is subject to any liability or clean-up obligation under any Environmental Law arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material that would have a Material Adverse Effect.

        (c)   The Company and each Company Subsidiary is in compliance with all Environmental Laws (as hereinafter defined) relating to its leased or owned real properties, except as would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, within the two year period prior to the date of this Agreement, none of the Company or any Company Subsidiary has received any written communication relating to any of its owned or leased real property, from any governmental authority alleging that the Company or any Company Subsidiary is not in such full compliance.

        (d)   "Environmental Laws" means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, ambient air, surface water, groundwater, land surface or subsurface strata), including, such laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials into the environment.

        (e)   "Hazardous Materials" means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant or infectious waste, or words of similar import, pursuant to any Environmental Laws, or chemicals, wastes or compounds that are otherwise subject to regulation, control or remediation under the Environmental Laws, and includes without limitation asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and chemicals which may cause cancer or reproductive toxicity.

        SECTION 3.22.    Property; Title to Assets.    (a) The Company and each Company Subsidiary has good and marketable title to, or a valid and binding leasehold interest in, the material personal property pertaining to its business, except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, free and clear of all Liens, except (i) as disclosed in the Financial Statements; (ii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; (iv) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (v) other liens, charges or other encumbrances which do not materially detract from the value or impair the use of the property or asset subject to such lien, charge or other encumbrance.

        (b)   Schedule 3.22(b) contains a true and complete list, as of the date of this Agreement, of all leases, subleases or other agreements under which the Company and each Company Subsidiary, as applicable, is lessee or sublessee, and which provide for annual payments in excess of $150,000. To the knowledge of Seller, all such real property leases are valid and in full force and effect. None of the Company or any Company Subsidiary, nor, to the knowledge of Seller, any other party to any such real property lease, is in breach of any term or provision thereof except as would not have a Material Adverse Effect.

        (c)   Except as set forth on Schedule 3.22(c), as of the Closing, other than assets or services to be provided pursuant to the Transition Services Agreement, (i) the Company Group shall have title to all of the assets necessary to conduct the Company Group Business in all material respects as it has been conducted during the period ended December 31, 2006, and (ii) there will be no assets of any kind used exclusively in the conduct or administration of the Company Group Business that will not be owned by an entity within the Company Group.

        SECTION 3.23.    No Barter Receivables or Obligations.    As of the date of this Agreement there are no material "barter" agreements relating to the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary is liable for any outstanding material barter obligations relating to the Company, or is the owner of any outstanding material barter receivables.

        SECTION 3.24.    Advertisers.    Schedule 3.24 sets forth for the calendar years ended December 31, 2004, December 31, 2005 and December 31, 2006 for the Company and each Company Subsidiary, if applicable, the top thirty (30) advertisers of the Company Group Business and the amounts spent in each of such periods by such advertisers. No such advertiser has given written notification to Seller, the Company or any Company Subsidiary of its intent to cancel, terminate, materially decrease or otherwise suspend such relationship.

        SECTION 3.25.    Circulation and Distribution.    The representations and statements contained in the statements submitted by Parent to the Audit Bureau of Circulation in connection with the most recent annual audit reports for the publications produced and/or published by the Company Group Business were properly prepared and accurately reflect the circulation results for such publications. Sellers have made available to Purchaser true, correct and complete copies of such audit reports.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        SECTION 4.01.    Organization of Purchaser.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into this Agreement and the Additional Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby.

        SECTION 4.02.    Authorization of Agreement.    The execution, delivery and performance by Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and stockholder action of Purchaser. This Agreement has been, and the Additional Agreements to which it is a party have been, or at Closing will have been, duly executed and delivered by Purchaser and this Agreement constitutes, and each Additional Agreement to which it is a party constitutes, or at Closing will constitute, a legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

        SECTION 4.03.    No Conflicts.    Assuming compliance with the notification requirements of the HSR Act and the applicable requirements of Foreign Antitrust Laws, neither the execution, delivery or performance of this Agreement or any of Additional Agreements to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Formation Documents of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration, of performance which, taken as a whole, would not reasonably be expected to prevent, impede or materially delay Purchaser's ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party.

        SECTION 4.04.    No Consents.    No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of the Additional Agreements to which it is a party, except for (a) filings required under the HSR Act, (b) filings required under any Foreign Antitrust Laws solely as a result of the status, assets or operations of the Company Group and (c) any order, permission, consent, approval, license, authorization, registration, validation, filing, notice or exemption the failure of which to obtain or make would not reasonably be expected to (i) prevent, impede or materially delay Purchaser's ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or (ii) result in any material fine or penalty on Parent or Seller following the Closing Date.

        SECTION 4.05.    Litigation.    There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser's knowledge, threatened before any court or governmental or administrative body or agency against Purchaser relating to the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or that would reasonably be expected to prevent, impede or materially delay Purchaser's ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party.

        SECTION 4.06.    No Brokers.    Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement for which Parent or Seller is or will become liable.

        SECTION 4.07.    Investment Purpose.    (a) Purchaser is purchasing the Company Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act of 1933, as amended (the "Securities Act"), and all other applicable securities laws, rules or regulations.

        (b)   Purchaser acknowledges that none of the Company Shares have been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law and that the Company Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from registration and qualification is then available.

        (c)   Purchaser is not an underwriter, as such term is defined under the Securities Act, and is purchasing the Company Shares solely for investment, with no present intention to distribute any such shares to any person, and Purchaser will not sell or otherwise dispose of the Company Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

        SECTION 4.08.    Purchaser's Examination.    (a) Purchaser is not relying on any forecasted operating results or budgets of the Company or any Company Subsidiary prepared by or on behalf of Seller; and

        (b)   Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and that no representation or warranty is being made by Seller as to the future operations or prospects of the Company or any Company Subsidiary and Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Company Shares and the assets and the business of the Company and the Company Subsidiaries are being transferred on a "where is" and, as to condition, "as is" basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in Article III (as modified by the Schedules hereto, as supplemented and amended in accordance herewith). Purchaser further represents that neither the Seller nor any of its affiliates nor any other person has made any representation or warranty, as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries, the Company Group Business or the transactions contemplated by this

Agreement not expressly set forth in this Agreement, and none of the Seller or any of its affiliates or any other person will have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including any memoranda or materials distributed on behalf of Seller relating to the Company or any of the Company Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Company and the Company Subsidiaries and the transactions contemplated hereby.

        SECTION 4.09.    Financial Ability.    (a) The Purchaser has received a binding commitment letter from Citigroup Global Markets Inc., a copy of which is attached in Purchaser Schedule 4.09 (the "Commitment Letter"), to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (the "Financing").

        (b)   Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, will provide Purchaser with funds sufficient to enable it to consummate the transactions contemplated by this Agreement. The Commitment Letter, in the form so delivered, is valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as specifically set forth in the Commitment Letter. As of the date of this Agreement, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis. Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date of this Agreement. Purchaser shall have at the Closing proceeds in connection with the Financing in an amount sufficient to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE V
FURTHER AGREEMENTS OF THE PARTIES

        SECTION 5.01.    Expenses.    Except as expressly provided herein, Purchaser and Seller shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement and the Additional Agreements, making any governmental filings (except the filing fee payable pursuant to the HSR Act which shall be borne by Purchaser) required to consummate the transactions contemplated hereby and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements except as may otherwise be provided herein.

        SECTION 5.02.    Resignations.    On the Closing Date, Seller shall cause all directors of the Company to resign and shall cause any officers of Company who are also officers of any other Affiliate of Seller to resign as officers of the Company.

        SECTION 5.03.    Employees.    (a) Purchaser shall, commencing on the Closing Date, (i) employ each employee of the Company Group (individually, a "Company Group Employee", collectively, the "Company Group Employees") who is an employee of the Company Group Business immediately prior to the Closing at no less than the wage or salary, commission and bonus opportunity as in effect for such employee immediately prior to the Closing Date and (ii) provide each Company Group Employee with the opportunity to participate in employee benefits plans and programs that are at least as beneficial as those in effect prior to Closing for such Company Group Employee; provided that nothing herein shall limit the right of Purchaser to terminate any Company Group Employee after the Closing Date. Following the Closing, Purchaser shall pay, at such time as bonuses are paid to employees of Purchaser and its subsidiaries in the ordinary course of business, to the Company Group Employees bonuses and other compensation (which shall include all amounts in respect of accrued bonuses and other compensation included as Closing Date Liabilities in the calculation of the Closing Date Working Capital, as finally determined pursuant to Section 1.03) in respect of the year ended December 31, 2007 to the extent only that such Company Group Employees, or any of them, are employed by the Purchaser and its subsidiaries (including the Company Group) at the date such payments are to be made and such bonuses and other compensation have been earned in accordance with the Plans and Employee Benefit Programs of the Company and its Subsidiaries as applied by Purchaser and it Subsidiaries following the Closing Date; provided, however, that in any event Purchaser shall maintain through December 31, 2007, the Company's Executive Incentive Compensation Plan as currently in existence.

        (b)   Purchaser shall, as to all Company Group Employees, cause its insurance carriers and benefit plan administrators or trustees to: (i) recognize service with the Company Group (and any predecessors or subsidiary of Seller) prior to Closing ("Prior Service") for purposes of eligibility to enroll in Purchaser's welfare plans (e.g. its life, medical, dental, accident, disability, flexible spending and similar benefit plans); and (ii) provide each Company Group Employee with credit under its medical and dental plans for payments made under the corresponding Plan or Employee Benefit Program in satisfying any deductible or out-of-pocket limit requirements (and Parent shall further cause to be transferred to Purchaser's flexible spending account those amounts which represent the debit and credit balances of the Company Group Employees under Parent's flexible spending account as of Closing).

        (c)   Purchaser shall recognize Prior Service for all Company Group Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies. Purchaser shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Purchaser to any Company Group Employee. Purchaser shall pay to any Company Group Employee who has a written agreement regarding severance the amount set forth therein in accordance with its terms or, in the absence of a written agreement with such Company Group Employee, for a period of one (1) year from the Closing Date, Purchaser shall provide to any Company Group Employee that is terminated without cause by his or her employer, severance payments and benefits that are no less favorable than those provided under the practices of the Company Group as set forth on Schedule 3.17.

        (d)   Purchaser shall recognize Prior Service for all Company Group Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Company Group Employees participate or are eligible for participation after the Closing.

        (e)   Purchaser agrees to assume the obligations to continue to provide to former employees of the Company Group and their dependents, or dependents of employees of the Company Group prior to the Closing, health care benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (f)    Purchaser agrees to assume the obligation to pay the administrator of any self-insured group health plan in which the Company Group participates (a "Welfare Plan") those expenses incurred by Company Group Employees prior to the Closing Date to the extent such expenses are reimbursable under the Welfare Plans, for purposes of reimbursing the Company Group Employees in respect thereto.

        (g)   Purchaser shall not cause or direct, for a period commencing on the Closing Date and ending ninety days thereafter, any "employment losses" that would result in any "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, "WARN") affecting in whole or in part any site of employment, facility or operating unit of or any Company Group Employee, without complying with all provisions of WARN.

        (h)   Except as expressly set forth herein, nothing herein shall (i) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to continue any particular Plan or Employee Benefit Program of the Company and the Company Subsidiaries or prevent the amendment or termination thereof in accordance with the terms thereof or (ii) require Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to continue to employ any particular Company Group Employee following the Closing Date. Except as expressly set forth in Section 5.03(a) with respect to the Company's Executive Incentive Compensation Plan, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries following the Closing Date) to amend, modify or terminate any Plan or Employee Benefit Program of the Company and the Company Subsidiaries in accordance with the terms thereof following the Closing Date. Nothing in this Section 5.03 shall confer any rights or remedies of any kind or description upon any Company Group Employee, or their respective successors and assigns.

        SECTION 5.04.    Reasonable Best Efforts; Further Assurances.

        (a)   During the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement. Each of Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including using reasonable best efforts to (i) obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require the expenditure of money by Seller other than immaterial expenses incurred in the ordinary course of obtaining such consents and (ii) cause the assets used exclusively in the conduct or administration of the Company Group Business (including the agreements listed on Schedule 5.04) to be assigned or otherwise transferred, without cost, to the Company prior to the Closing. In the event that required consents from third parties are not obtained and Parent or a subsidiary of Parent, as applicable, is unable to assign or transfer to the Company, at or prior to the Closing, certain contracts (including any of the agreements listed on Schedule 5.04), or any such attempted assignment would adversely affect the rights of Parent or a subsidiary of Parent, as applicable, or the Company thereunder, then such contracts will remain with Parent or such subsidiary, as applicable, Parent and Purchaser shall continue to cooperate and use all reasonable commercial efforts following the Closing to obtain such consents (provided that such obligation shall not require the expenditure of money by Parent or any of its affiliates other than immaterial expenses incurred in the ordinary course of obtaining such consents). To the extent that any such consents are not obtained, and until the impediments to the assignment of any such contract are resolved, Parent shall use its reasonable commercial efforts following the Closing (provided that such obligation shall not require the expenditure of money by Parent or any of its affiliates other than immaterial expenses incurred in the ordinary course of obtaining such consents) to provide to the Company, at the request of Purchaser, the benefits of such contract and cooperate in any lawful arrangement designed to provide such benefits to the Company. To the extent that the Company is provided the benefits of any such contract (whether from Parent, Parent's affiliates or otherwise), the Company shall perform such contract and shall assume the liabilities and obligations thereunder or in connection therewith. Purchaser agrees to cause the Company to pay, perform and discharge, and Purchaser shall indemnify Parent and its affiliates against and hold Parent and its affiliates harmless from, all liabilities and obligations relating to any such performance or failure to perform by the Company. In the event of a failure of such indemnity, Parent shall cease to be obligated under this Agreement in respect of such contract which is the subject of such failure.

        (b)   As promptly as reasonably practicable after the date of this Agreement, Parent and Seller, with the assistance of Purchaser, shall prepare, and Parent shall file with the Securities and Exchange Commission (the "SEC"), a preliminary information statement in form and substance reasonably satisfactory to each of Parent and Purchaser relating to the transactions contemplated by this Agreement. Purchaser shall cooperate with Parent and Seller in the preparation of the preliminary information statement and the definitive Information Statement and shall furnish to Parent and Seller the information relating to it and its affiliates required by the Exchange Act and the rules and regulations promulgated thereunder. Parent and Seller agree to use their reasonable best efforts, after consultation with Purchaser, to respond promptly to any comments of the SEC and to cause the Information Statement in definitive form to be mailed to Parent's stockholders at the earliest practicable time. Parent shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary information statement or the Information Statement, and Parent and Purchaser shall cooperate in filing with the SEC or its staff, and if required, Parent shall mail to its stockholders, such amendment or supplement. The Information Statement shall comply as to form in all material respects with all applicable requirements of law.

        (c)   Parent shall, and shall cause its subsidiaries (including Seller and the Company Group) to, assist and reasonably cooperate with Purchaser in connection with its efforts to enter into definitive financing arrangements, including (i) causing appropriate officers to be available, on a customary basis and on reasonable advance notice, to attend due diligence sessions, meetings, presentations, road shows and sessions with ratings agencies; (ii) assisting with the preparation of materials for rating agency presentations, information and offering memoranda, business projections and financial statements, to the extent relating to the Company Group; provided, however, that, prior to the Closing, any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of the Company Subsidiaries; and, provided, further, that any such memoranda or prospectuses which contain disclosure and financial statements with respect to the Company or any of the Company Subsidiaries shall reflect Purchaser and/or its subsidiaries (which shall only include the Company or any of the Company Subsidiaries following the Closing) as the obligor(s); (iii) issuing customary representation letters regarding the Company Group to auditors and using commercially reasonable efforts to cause its independent accountants to provide reasonable assistance to Purchaser, including requesting such accountants to provide consent to Purchaser to use their audit reports relating to the Company Group and to prepare and deliver any customary "comfort letters"; (iv) as promptly as reasonably practicable, furnishing Purchaser and its debt financing sources (A) audited combined balance sheets of the Company Group Business for the two fiscal years, and audited statements of income and cash flows of the Company Group Business for the three fiscal years, ended before the Closing Date (in accordance with Regulation S-X and without any qualified audit opinion thereon) and, to the extent available, unaudited combined balance sheets and related statements of income and cash flows of the Company Group Business for each completed fiscal quarter since the date of such audited financial statements in accordance with Regulation S-X (and, to the extent available, for each completed month since the last such quarter) (the items in this Section 5.04(c)(iv)(A) being collectively referred to as the "Required Financial Information") and (B) any other financial statements, financial data, audit reports and other information relating to the Company Group of the type required by, and in each case in accordance with, Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC as may reasonably be requested by Purchaser and of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act; (v) cooperating in satisfying the conditions set forth in the Commitment Letter (to the extent the satisfaction of such condition requires the cooperation of Parent, Seller and the Company Group); (vi) promptly providing monthly financial statements (excluding footnotes) to the extent reasonably available and prepared by the Company Group in the ordinary course of business generally consistent with past practice; (vii) executing and delivering, as of the Closing Date, any pledge and security documents, other definitive financing documents, or other customary and appropriate certificates or documents contemplated by the Commitment Letter as may be reasonably requested by Purchaser and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Company Group under any pledge or security document or any other definitive financing document shall be effective until the Closing Date, subject to the Closing occurring; and (viii) as of the Closing Date, subject to the Closing occurring, taking all corporate actions necessary to authorize the consummation of the financing contemplated by the Commitment Letter; provided that notwithstanding anything in this Agreement to the contrary, none of Parent, Seller, the Company or any of the Company Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing (or Alternative Financing), unless and until, solely with respect to the Company Group, the Closing, or (3) be required to take any action that would unreasonably interfere with the ongoing operations of it or any of its subsidiaries, conflict with or violate its organizational documents or any laws, cause any of its representations or warranties in this Agreement to be breached, cause any condition to closing in Article VI to fail to be satisfied or otherwise cause the breach of this Agreement or any other agreement to which it or any of its subsidiaries is a party. Parent and Seller will use reasonable best efforts to periodically update any such Required Information to be included in an offering document to be used in connection with such financing so that such required information complies with clause (iv) of the preceding sentence. Purchaser shall promptly, upon request of Parent, reimburse Parent for all reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred by Parent and its subsidiaries (including the Company Group) in connection with the cooperation of Parent and its subsidiaries contemplated by this Section 5.04, and Purchaser shall indemnify and hold harmless Parent and its affiliates and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing or any information used in connection therewith (except with respect to any information provided by or on behalf of Parent, Seller or the Company).

        (d)   (i) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including reasonable best efforts to (A) maintain in effect the Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Financing, (C) enter into definitive agreements with respect thereto on terms and conditions described in or contemplated by the Commitment Letter (including any "flex" provisions) and (D) consummate the Financing at or prior to the Closing (including by taking enforcement actions against the lenders and other persons providing the Financing to fund such Financing). Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Commitment Letter or any definitive agreements related to the Financing, in each case, without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Commitment Letter that would not involve terms that are materially less beneficial to Purchaser, would not involve any conditions to funding the Financing that are not contained in the Commitment Letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement (it being understood that, subject to the requirements of this sentence, such amendment, supplement or other modification of the Commitment Letter may provide for the assignment of a portion of the Financing commitment to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers). Upon any such amendment, supplement or modification of the Commitment Letter in accordance with this Section 5.04(d)(i), the term "Commitment Letter" shall mean the Commitment Letter as so amended, supplemented or modified.

          (ii)   In the event all or any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason, Purchaser shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources (the "Alternative Financing") in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are materially less beneficial to Purchaser, would not involve any conditions to funding the Financing that are not contained in the Commitment Letter and would not be reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Sections 6.01(a) (excluding conditions that by their terms, cannot be satisfied until the Closing shall have been satisfied or waived) and (z) Parent has delivered to Purchaser the Required Financial Information, then Purchaser shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the bridge facilities described in or contemplated by the Commitment Letter (or Alternative Financing obtained in accordance with this Section 5.04(d)) to replace such high yield financing no later than five (5) business days following the date on which the event in the foregoing clause (y) has occurred.

          (iii)  Purchaser shall give the Seller prompt written notice of any breach by any party of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 5.04(d)) of which Purchaser becomes aware or any termination of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 5.04(d)). Purchaser shall use its reasonable best efforts to keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)) and provide to Seller copies of all material documents related to the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)), other than any ancillary agreements subject to confidentiality agreements (except to the extent such agreements contain any conditions to the consummation of the Financing (or Alternative Financing obtained in accordance with this Section 5.04(d)), including any "flex" provisions).

        SECTION 5.05.    Correspondence.    Each party will promptly remit to the other party any correspondence or amounts received by it which properly belong to the other party.

        SECTION 5.06.    Record Retention.    Each party shall maintain the agreements, documents, books, records and files relating to the Company Group (collectively, "Records") for a period of six (6) years following the Closing Date. From and after the Closing Date, upon reasonable written notice, except in connection with litigation or threatened litigation between, Purchaser and Seller, the parties shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours and upon reasonable prior written notice, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons' sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller.

        SECTION 5.07.    Regulatory and Other Authorizations.    (a) Each of Purchaser and Seller shall use its reasonable best efforts to obtain all governmental authorizations of all governmental entities that may be or become necessary for its respective execution and delivery of, and the respective performance of its obligations pursuant to, this Agreement. Purchaser and Seller shall (i) use their reasonable best efforts to file within ten (10) business days after the date of this Agreement their respective Notification and Report Forms under the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period applicable to such filings under the HSR Act and (ii) use reasonable best efforts to promptly make all necessary filings under any applicable Foreign Antitrust Laws. Each of Purchaser and Seller agrees to respond as promptly as practicable to any request for additional information or documentary material made pursuant to the HSR Act or Foreign Antitrust Laws. Purchaser and Seller agree to use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to expeditiously close the transactions contemplated hereby. For purposes of this Section 5.07, "reasonable best efforts" of Purchaser shall include promptly (i) opposing any motion or action for a temporary preliminary or permanent injunction against the transaction contemplated by this Agreement and (ii) if Purchaser loses such motion or action for a preliminary or permanent injunction, entering into a consent decree containing Purchaser's agreement to hold separate and divest the products and assets of the Company Group or Purchaser and its affiliates, as the case may be, as required by any such government entity; provided that any such divestitures would not have a material adverse effect on the business, assets or financial condition of the Company Group, after giving effect to the consummation of the transactions contemplated hereby.

        SECTION 5.08.    Conduct of Business of the Company Group Pending the Closing.    Except for matters (x) set forth in Schedule 5.08, (y) consented to by Purchaser (such consent not to be unreasonably withheld or delayed) or (z) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall cause the Company Group to conduct the Company Group Business in the ordinary course in a manner substantially consistent with past practice; provided, that nothing contained in this Agreement shall be deemed to require the expenditure of funds in a manner inconsistent with past practice or to renew or continue any agreement when such renewal or continuance would not result in commercially reasonable terms. In addition, except as set forth in Schedule 5.08 or as otherwise contemplated by the terms of this Agreement, Seller shall not permit the Company or any Company Subsidiary to, without the prior approval of Purchaser (such approval not to be unreasonably withheld or delayed):

        (a)   amend the certificate of incorporation, by-laws or other Formation Documents, as the case may be, of the Company or any Company Subsidiary, or issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;

        (b)   declare or pay any dividend or make any other distribution to its stockholders (other than dividends or distributions payable in cash) whether or not upon or in respect of any shares of its capital stock provided, however, that (A) dividends and distributions may continue to be made by a Company Subsidiary to the Company or to any wholly-owned subsidiary of the Company; and (B) dividends and distributions of cash may continue to be made by the Company Group to Seller;

        (c)   sell, transfer, exclusively license or otherwise dispose of or encumber any of the properties, rights or assets pertaining to the Company Group Business, other than (A) any obsolete inventory or equipment which is not material to the Company Group Business or (B) in an aggregate amount not to exceed $1,000,000;

        (d)   except with respect to endorsement of negotiable instruments in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings that do not exceed an aggregate amount equal to $1,000,000, (B) such guarantees of Parent's indebtedness as will be released pursuant to Section 5.12(b) or (C) any indebtedness for borrowed money or guarantees thereof, that do not exceed an aggregate amount equal to $1,000,000;

        (e)   grant any increase in, or accelerate the vesting of, the compensation or benefits (including severance, termination or other similar payments) of officers or employees of the Company Group except for increases (i) in the ordinary course of business consistent with past practice except with respect to employees who are senior executive officers of the Company Group Business or (ii) as required by any Employment Agreement, Employee Benefit Program, Plan or applicable law.

        (f)    make any change in any method of accounting or accounting practice or policy other than those required or permitted by GAAP or required by applicable law;

        (g)   acquire by merging or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material to the Company any Company Subsidiary, individually or in the aggregate;

        (h)   enter into or materially amend any Material Contract; or

        (i)    agree, whether in writing or otherwise, to do any of the foregoing.

        SECTION 5.09.    No Disclosure.    Each of Purchaser and Seller agree that, prior to the Closing, it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except as provided in this Section 5.09 and except if Purchaser or Seller (i) is ordered to make such disclosure by a court of competent jurisdiction or (ii) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser's or Seller's securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure. Purchaser and Seller shall jointly agree upon and approve a press release to be issued on or about the date of this Agreement and/or on or about the Closing Date, as mutually determined by the parties hereto. Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

        SECTION 5.10.    Transfer Taxes.    Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser. Seller and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, "Transfer Taxes" shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

        SECTION 5.11.    Covenant-Not-to-Compete.    Parent agrees that for a period of three (3) years from and after the Closing Date (the "Non-Compete Period"), Parent shall not and shall cause its subsidiaries not to own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any company or other entity (in each case, a "Competing Entity"), which is primarily engaged in the Company Group Business ("Competing Product Line").

        Notwithstanding the foregoing, Parent and Seller shall be permitted to continue to engage in the type of business engaged in by the Auto Guide division of Seller which is comprised of publishing and distributing free print and online guides containing content, listings and other information with respect to sales of new or used automotive vehicles (the "Auto Guide Business"); provided that Parent and Seller shall not, and shall cause their respective subsidiaries not to, acquire any entity or business that had more than 75% of its consolidated revenues for the twelve month period prior to such acquisition derived from online, consumer-driven lead generation business related to sales of new automotive vehicles. For a period of two (2) years from the date of this Agreement, Parent agrees and agrees to cause each of its subsidiaries not to hire, solicit for employment, attempt to employ or assist (other than providing references) any other entity in employing or soliciting for employment any officer (including any president, vice president, group manager or senior manager), publisher or editor-in-chief of the Company or any Company Subsidiary as of the Closing Date who is at that time employed by the Company or any Company Subsidiary; provided that Seller may hire any such person who contacts it on his or her own initiative without any solicitation by or encouragement from Seller (and a general solicitation by public advertisement shall not constitute direct or indirect solicitation for purposes of this paragraph).

        SECTION 5.12.    Guarantees, Joint Obligations.    (a) Purchaser and Seller agree that (i) as soon as practicable after the Closing Date they shall use their respective reasonable commercial efforts (without any expenditure of monies) to have Parent, Seller or any of their subsidiaries released from all guarantees of the obligations of the Company or any Company Subsidiary to any third party and (ii) Purchaser shall be solely responsible for the breach of any such guaranteed obligations following the Closing Date solely to the extent that such breach arises from the conduct of the Company Group Business from and after the Closing Date. In the event Seller and Purchaser are unable to obtain the release of any such guarantee, Purchaser shall indemnify and hold harmless Parent, Seller and their subsidiaries from and against any and all loss, liability or damage arising out of or relating to its obligations under such guarantees. Notwithstanding the foregoing, in the event that any of the leases guaranteed by Parent, Seller, or any of their subsidiaries contain an option to renew, Purchaser shall not renew such lease without having Parent, Seller, and/or any of their subsidiaries released from such guarantee.

        (b)   Notwithstanding anything to the contrary in the foregoing, effective as of the Closing Date, Seller shall obtain a release of any guarantees entered into or given by the Company or any Company Subsidiary and any pledges of stock or assets of the Company or any Company Subsidiary to secure the indebtedness of Parent, Seller or any of Seller's subsidiaries, including the Company and the Company Subsidiaries following the Closing, so that the Company Shares will be, as of the Closing, free and clear of all Liens and free and clear of any covenant, condition, restriction or arrangement with respect to the ownership or voting of the Company Shares.

        SECTION 5.13.    Access to the Company.    Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, business and operations of the Company and each Company Subsidiary as Purchaser may reasonably request. Such access may be denied to the extent it could, in the Company Group's good faith determination, compromise the assertion of any attorney-client privilege. Any such investigation shall be conducted at reasonable times, on prior notice, and under reasonable circumstances and shall not include any invasive or destructive environmental sampling or testing. All information obtained or derived from access pursuant to this Section 5.13 shall be governed by the Confidentiality Agreement.

        SECTION 5.14.    Use of Names.    Purchaser shall, and shall cause the Company and Company Subsidiaries, promptly after the Closing Date, and in any event within 180 days thereafter, to cease all use of any Trademarks containing the name "PRIMEDIA" (the "Retained Names"), including on any advertising and promotional materials, labeling, packaging, signage, stationery, inventory, business cards and any other materials and content in any media (including electronic). Seller hereby grants Purchaser, the Company and the Company Subsidiaries a license to use the Retained Names in connection with the Company Group Business for the above time period after the Closing Date, solely for transitional purposes and solely for use in a manner consistent with past practice, provided that during such time period, such licensees shall take reasonable actions with respect to using the Retained Names to avoid any confusion as to Purchaser's current ownership. Purchaser shall cause the Company and each Company Subsidiary to file applications promptly, and in any event within 90 days after the Closing Date to amend or terminate any Trademark filings or certificates that contain any Retained Names. After the above time period, Purchaser, the Company and the Company Subsidiaries shall not use the Retained Names, except in a neutral, non-trademark manner to describe the history of the Company Group Business or as required by applicable law.

        SECTION 5.15.    Conduct of Business of Purchaser Pending the Closing.    Purchaser agrees that, between the date of this Agreement and the Closing Date, it shall not, and shall not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

        (a)   take any action, or enter into any agreement to take any action, that would, or would reasonably be expected to, prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Additional Agreements or the ability of Purchaser to obtain the Financing contemplated herein;

        (b)   declare or pay any dividend or make any other distributions, whether or not upon or in respect of any shares of its capital stock, other than dividends from its direct or indirect wholly-owned subsidiaries, or repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

        (c)   acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which, individually or in the aggregate with respect to all such acquisitions between the date of this Agreement and the Closing Date, have an enterprise value in excess of $100,000,000; or

        (d)   agree, whether in writing or otherwise, or publicly disclose any intention, to do any of the foregoing.

        SECTION 5.16.    Transition Services Agreement Schedules.    Following the date of this Agreement, Purchaser and Seller agree to negotiate in good faith schedules to the Transition Services Agreement as promptly as practicable, but in any event prior to Closing. Parent and Seller will provide Purchaser with copies of all records pertaining exclusively to the Company and the Company Subsidiaries.

ARTICLE VI
CONDITIONS TO CLOSING

        SECTION 6.01.    Conditions to Closing.    (a) The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

          (i)    (A) The representations and warranties of Seller set forth in Section 3.02, 3.04 and 3.10 shall be true and correct in all respects, on the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date) and (B) each of the other representations and warranties of Seller set forth in this Agreement (disregarding all materiality or Material Adverse Effect qualifications and exceptions) shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that all failures of such representations and warranties referred to in this clause (B) to be so true and correct (disregarding all materiality or Material Adverse Effect qualifications and exceptions), in the aggregate, would not have a Material Adverse Effect;

          (ii)   Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

          (iii)  The applicable waiting periods, including, any extensions thereof, under the HSR Act shall have expired, without action taken to prevent consummation of the transactions contemplated by this Agreement; and

          (iv)  No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

        (b)   The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

          (i)    The representations and warranties of Purchaser set forth in this Agreement (disregarding all materiality or material adverse effect qualifications and exceptions) shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality qualifications and exceptions), in the aggregate, would not reasonably be expected to prevent, impede or materially delay Purchaser's ability to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party;

          (ii)   Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

          (iii)  The applicable waiting periods, including, any extensions thereof, under the HSR Act shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

          (iv)  No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement; and

          (v)   Purchaser shall have delivered to Seller an opinion from an independent expert of nationally recognized reputation, addressed to each of the Boards of Directors of PRIMEDIA, Seller and the Company, supporting the conclusion that, immediately following the Closing, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, and payment of all related fees and expenses, the Purchaser and its subsidiaries (including the Company Group) will not (i) be insolvent (either because their financial condition is such that the sum of their debts, including contingent and other liabilities, is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their then existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (iii) have incurred debts, and are not expected to incur debts, including contingent and other liabilities, beyond their ability to pay them as they become due.

        SECTION 6.02.    Documents to be Delivered by Seller.    At the Closing, Seller shall deliver to Purchaser the following:

        (a)   the certificates representing all of the Company Shares, together with appropriate stock powers attached and duly executed, and certificates representing the Subsidiary Shares;

        (b)   a copy of resolutions adopted by the Board of Directors of Parent and Seller authorizing the execution, delivery and performance of this Agreement and the Additional Agreements as appropriate, and a certificate of the secretary or assistant secretary of Parent and Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.02 on behalf of Parent and Seller;

        (c)   the resignations referred to in Section 5.02;

        (d)   the releases referred to in Section 5.12;

        (e)   a certificate duly executed by an executive officer of Seller dated as of the Closing Date with respect to Sections 6.01(a)(i) and (ii);

        (f)    the Transition Services Agreement; and

        (g)   at the Closing, Seller shall deliver to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

        SECTION 6.03.    Documents to be Delivered by Purchaser.    At the Closing, Purchaser shall deliver to Seller the following:

        (a)   a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party as appropriate, and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.03 on behalf of Purchaser;

        (b)   the releases and other documents referred to in Section 5.12;

        (c)   a certificate duly executed by an officer of Purchaser dated as of the Closing Date with respect to Sections 6.01(b)(i) and (ii); and

        (d)   the Transition Services Agreement.

        SECTION 6.04.    Funds to be Delivered.    Purchaser shall cause the wire or other transfers of funds to pay the Base Purchase Price to be made on the Closing Date.

ARTICLE VII
INDEMNIFICATION

        SECTION 7.01.    Survival.    The covenants to be performed prior to the Closing, representations and warranties of Seller, on the one hand, and Purchaser, on the other, shall survive the Closing Date until the first anniversary of the Closing Date, other than the representations and warranties in Section 8.01, Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement), Section 3.10 (No Brokers), Section 4.02 (Authorization of Agreement) and Section 4.06 (No Brokers) which shall survive until the expiration of the applicable statute of limitations. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

        SECTION 7.02.    Indemnification by Seller.    (a) Parent and Seller shall jointly and severally indemnify Purchaser and hold Purchaser, Purchaser's subsidiaries and their respective officers, directors and employees ("Purchaser Indemnified Parties") harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including all fines, interest, reasonable legal fees and expenses and amounts paid in settlement but excluding lost profits, consequential, punitive, special or indirect damages) ("Losses"), that arise from or relate or are attributable to (i) any misrepresentation by Parent or Seller or breach of a warranty made by Parent or Seller, in each case, under Article III or Section 8.01 hereof, provided, however, that if any such representation or warranty is qualified in any respect by reference to materiality or Material Adverse Effect, solely for purposes of this Article VII, such qualification shall in all respects be disregarded, (ii) any breach of any covenant or agreement on the part of Parent or Seller set forth herein to be performed on or prior to Closing,

(iii) any breach of any covenant or agreement on the part of Parent or Seller set forth herein to be performed after Closing, (iv) any liability or obligation to brokers retained by Parent or Seller in connection with the transactions contemplated by this Agreement, (v) any payments owed to Minority Stockholders of Automotive.com pursuant to Section 3.1 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, in each case, in respect of all dividend periods or calendar quarters ending prior to the dividend period or calendar quarter in which Closing occurs or (vi) any indemnification payments by the Company or the Company Subsidiaries pursuant to any disposition, transfer or other sale of any assets, businesses, publication or magazine of Parent or any of its Subsidiaries (including the Company or any Company Subsidiary) consummated prior to the Closing Date, including any such payments owed pursuant to (w) that certain Asset Purchase Agreement between Primedia Magazines Inc. and New York Magazine Holdings LLC, dated as December 16, 2003, (x) that certain Asset Purchase Agreement between Primedia Enthusiast Publications Inc. and Weider History Group, Inc., dated as of February 28, 2006, (y) that certain Asset Purchase Agreement between Primedia Specialty Group, the Company, Primedia Special Interest Publications, and Parent, on the one hand, and Intermedia Outdoor, Inc., on the other hand, dated as December 6, 2006 and (z) Asset Purchase Agreement between Primedia Special Interest Publications, Inc., Parent and Enthusiast Media, LLC, dated as of June 8, 2006.

        (b)   Notwithstanding the foregoing, Parent and Seller shall have no liability to indemnify Purchaser Indemnified Parties pursuant to Section 7.02 (x) on account of any claim pursuant to clause (i) of Section 7.02(a), other than indemnification with respect to the representations and warranties contained in Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers), as to which the Threshold amount set forth in this Section 7.02(b) shall not apply, (1) unless and until and only to the extent that the liability in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clause (i) of Section 7.02(a) amounts to more than $12,500,000 (the "Threshold") and (2) unless such claim is asserted in writing by the Purchaser Indemnified Party within one year after the Closing Date, except with respect to claims for indemnification with respect to the representations and warranties contained in Section 8.01, Section 3.02 (Capitalization of the Company and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers) as to which such one year period shall not apply, whereupon Parent and Seller shall be liable to pay amounts due pursuant to clause (i) of Section 7.02(a) only in excess of the Threshold, (y) for Losses incurred as a result of any breach of a representation, warranty, covenant or agreement contained herein or Losses in connection with any of the matters described in clause (iv), (v) or (vi) of Section 7.02(a) above, in each case, to the extent, but only to the extent, that any such Losses were finally included as a specific component of the Closing Date Working Capital or Closing Date Miscellaneous Current Liabilities pursuant to Section 1.03 of this Agreement or (z) to the extent that any such indemnification would result in a duplication of recoveries for any matter indemnified pursuant to Article VIII hereof. For the avoidance of doubt, the Threshold set forth in this Section 7.02(b) shall not apply to payment of amounts due pursuant to Section 1.03 of this Agreement.

        (c)   The maximum aggregate liability of Parent and Seller for any and all claims under clause (i) of Section 7.02(a) other than indemnification with respect to the representations and warranties contained in Section 3.02 (Capitalization and Title to Shares), Section 3.03 (Company Subsidiaries), Section 3.04 (Authorization of Agreement) and Section 3.10 (No Brokers) as to which the Cap set forth in this Section 7.02(c) shall not apply shall not exceed $100,000,000 (the "Cap"). For the avoidance of doubt, the Cap set forth in this Section 7.02(c) shall not apply to any amounts required to be paid by Seller pursuant to Section 1.03.

        SECTION 7.03.    Indemnification by Purchaser.

        (a)   Purchaser shall indemnify Parent and Seller and hold Parent, Seller, Parent's subsidiaries, Seller's subsidiaries and their respective officers, directors and employees ("Seller Indemnified Parties") harmless against and in respect of any and all Losses, that arise from or relate or are attributable to (i) any misrepresentation by Purchaser or breach of a warranty made by Purchaser, in each case, under Article IV hereof, provided, however, that if any such representation or warranty is qualified in any respect by reference to materiality, solely for purposes of this Article VII, such qualification shall in all respects be disregarded, (ii) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser's Additional Agreements to be performed on or prior to Closing, (iii) any breach of any covenant or agreement on the part of Purchaser set forth herein to be performed after Closing, (iv) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement, (v) any obligation to any Company Group Employee arising on or after the Closing Date, (vi) any payments owed to Minority Stockholders of Automotive.com pursuant to Section 3.1 or Section 4.3 of the Automotive.com Stockholders Agreement or Section 2.02 of the Automotive.com Stock Purchase Agreement, in each case, in respect of the dividend period or fiscal quarter in which Closing occurs and all subsequent dividend periods or calendar quarters, (vii) any earn-out, additional purchase price or similar payment obligations in connection with any acquisition or purchase of any assets, businesses, publication or magazine of the Company Group consummated prior to the Closing Date, including any such payment obligations owed (x) pursuant to the Stock Purchase Agreement entered into by and among Parent, Automotive.com and certain stockholders of Automotive.com parties thereto, dated as of November 15, 2005 and (y) in connection with the prior acquisitions of assets of Equine.com, Tennessee Autoshows, International Automotive Showcase and Pro-Motion Motor Sports.

        (b)   Notwithstanding the foregoing, Purchaser shall have no liability to indemnify Seller Indemnified Parties (x) on account of any claim pursuant to clause (i) of Section 7.03(a), other than indemnification with respect to the representations and warranties contained in Section 4.02 (Authorization of Agreement) and Section 4.06 (No Brokers), as to which the Threshold shall not apply, (1) unless and until and only to the extent that the liability of Purchaser in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clause (i) of Section 7.03(a) amounts to more than the Threshold and (2) unless such claim is asserted in writing by the Seller Indemnified Party within one year after the Closing Date, whereupon Purchaser shall be liable to pay amounts due pursuant to clause (i) of Section 7.03(a) only in excess of the Threshold and (y) for any breach of a representation, warranty, covenant or agreement contained herein that was finally included in the working capital adjustment provided in Section 1.03 of this Agreement. For the avoidance of doubt, the Threshold set forth in this Section 7.03(b) shall not apply to payment of amounts due pursuant to Section 1.03 of this Agreement.

        (c)   The maximum aggregate liability of Purchaser for any and all claims under clause (i) of Section 7.03(a) shall not exceed the Cap. For the avoidance of doubt, the Cap set forth in this Section 7.03(c) shall not apply to any amounts required to be paid by Purchaser pursuant to Section 1.03.

        SECTION 7.04.    Notice to the Indemnitor.    Promptly after the assertion of any claim by a third party (including a governmental entity) which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this Article VII, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such claim. The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and the Indemnitor shall have no obligation to Indemnitee for legal fees incurred by Indemnitee before or after the date of any assumption of the defense by Indemnitor; provided that, if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain its own counsel (and the fees and expenses of such counsel reasonably incurred by the Indemnitee may be considered Losses subject to indemnification hereunder). The Indemnitor shall not be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim to the extent that the Indemnitor is materially prejudiced by such delay. If the Indemnitor exercises the right to undertake any such defense against any such third party claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense, including by making available to the Indemnitor, all witnesses, pertinent records, materials and information in the Indemnitee's possession or control relating thereto and all personnel, premises and properties of the Indemnitee relating thereto, in each case, as is reasonably required by the Indemnitor, and subject to mutually agreeable customary confidentiality restrictions. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such third party claim, the Indemnitor shall cooperate with the Indemnitee in such defense, including by making available to the Indemnitee, all such witnesses, records, materials and information in the Indemnitor's possession or control relating thereto and all personnel, premises and properties of the Indemnitor relating thereto, in each case, as is reasonably required by the Indemnitee, and subject to mutually agreeable customary confidentiality restrictions.

        SECTION 7.05.    Right of Parties to Settle or Defend.    For purposes of Article VII, if the Indemnitor determines to accept the defense of such claim (as described in Section 7.04), the Indemnitor shall be deemed to have acknowledged that such claim is subject to indemnification by the Indemnitor and the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Company Group. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor as provided in Section 7.06 below.

        SECTION 7.06.    Settlement Proposals.    (a) In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). The Indemnitor shall have ten (10) days after the Indemnitor's receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement. If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement, the Indemnitee may offer the Proposed Settlement to the third party making the claim. If after approval by the Indemnitor the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.06.

        (b)   The Indemnitor may settle such third-party claim that it has agreed to accept the defense of (pursuant to Section 7.04) on any terms which it may deem reasonable provided that the Indemnitor shall not without the Indemnitee's prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that would require limitations on the manner in which the Indemnitee conducts its business.

        SECTION 7.07.    Reimbursement.    At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall within thirty (30) days upon notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim. If the Indemnitor has assumed the defense of a third party claim, or has acknowledged that a third party claim the defense of which has been assumed by the Indemnitee, is subject to indemnification by the Indemnitor, the Indemnitor shall reimburse all Losses incurred by the Indemnitee in connection with such third party claim for which Indemnitee is entitled to indemnification hereunder as and when incurred by the Indemnitee.

        SECTION 7.08.    Certain Adjustments.    (a) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

        (b)   The amount of any Losses or Tax for which indemnification is provided under this Article VII or Article VIII shall be computed net of any insurance proceeds received by the Indemnitee in connection with such Losses. If the Indemnitee or any of its affiliates receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnitor the amount of such insurance proceeds when received, up to the amount of indemnification received. If the amount with respect to which any claim is made under Article VIII or this Article VII (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim, and increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase). For purposes of this Section 7.08, a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. For the purposes of this Section 7.08, a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 7.08. The amount of the refunded reduction or payment shall be deemed a payment under this Section 7.08 and thus shall be paid subject to any applicable reductions or gross-up under this Section 7.08.

        SECTION 7.09.    Exclusive Remedy.    Following the Closing, except to the extent of non-monetary equitable relief (including specific performance) made with respect to breaches of any covenant or agreement contained in this Agreement to be performed following the Closing, the indemnification obligations of this Article VII and Article VIII shall be the exclusive remedy for breaches of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the case of fraudulent conduct, the limitations on indemnification (including as to duration and amount) contained in this Article VII shall not apply to any claim for indemnification under this Article VII.

ARTICLE VIII
TAX MATTERS

        SECTION 8.01.    Tax Representations.    (a) Parent and Seller jointly and severally represent and warrant to Purchaser that: (a)(i) all material Tax Returns required to be filed with a taxing authority with respect to any tax period ending on or before the Closing Date (each a "Pre-Closing Tax Period") by or on behalf of each of the Company and the Company Subsidiaries and any consolidated, combined, unitary or similar group of which the Company or any Company Subsidiaries is or was a member ("Parent Group") have, to the extent required to be filed on or before the date of this Agreement, been or will be filed when due in accordance with all applicable laws and taking into account all extensions of due dates; (ii) all material Taxes shown as due and payable (other than those Taxes being contested in good faith) on the Tax Returns that have been filed have been timely paid to the appropriate taxing authority, and all of such Tax Returns are true and complete in all material respects; (iii) there is no claim, audit, suit, proceeding or investigation now pending or to the knowledge of Seller threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax, except as described on Schedule 8.01; (iv) there are no liens for material Taxes upon the assets of the Company or any Company Subsidiary except statutory liens for current Taxes not yet due and payable; (v) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; (vi) neither the Company, any Company Subsidiary, nor any Parent Group (for any taxable period during which the Company or any Company Subsidiary was a member of the group) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment deficiency; (vii) no claim has ever been made by any authority where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary may be subject to taxation by that jurisdiction; and (viii) except as set forth on Schedule 8.01(a)(viii), neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code § 280G or in the imposition of an excise Tax under Code § 4999 (or any corresponding provision of state, local or foreign Tax law).

        (b)   None of the Company or any Company Subsidiary has any liability under Section 1.1502-6 of the treasury regulations or any comparable provision of state, local or foreign law, except for liabilities of the members of the "affiliated group" of corporations (as defined in Section 1504 of the Internal Revenue code) of which Parent is the common parent.

        SECTION 8.02.    Tax Covenants.    (a) Except as contemplated by this Agreement or as required by law, without the prior written consent of Purchaser, which consent shall not unreasonably be withheld, neither Parent, Seller nor the Company nor any Company Subsidiary nor any affiliate of Seller shall, change or make any material Tax elections, change any method of accounting with respect to material Taxes, file any amended material Tax Return, or settle or compromise any federal, state, local or foreign material Tax liability relating to the Company or any Company Subsidiary.

        (b)   All tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries, on the one hand, and Parent and its subsidiaries (other than the Company and the Company Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

        SECTION 8.03.    Taxable Periods Straddling Closing Date.    (a) Parent, Purchaser and Seller agree that if the Company or any Company Subsidiary is permitted but not required under applicable state or local Income Tax laws to treat the Closing Date as the last day of a taxable period, Parent, Purchaser,

Seller, the Company or each Company Subsidiary, as the case may be, shall treat such day as the last day of a taxable period.

        SECTION 8.04.    Preparation of Tax Returns and Payments of Taxes.

        (a)   For any Pre-Closing Tax Period of the Company or any Company Subsidiary, Parent and Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns ("Pre-Closing Tax Returns"). Purchaser shall have the right to review such Pre-Closing Tax Returns prior to the filing of such Tax Returns, other than Tax Returns that are Consolidated or Combined Tax Returns, and Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns.

        "Consolidated or Combined Tax Return" means any Tax Return that is filed on a consolidated, combined, or unitary basis and that includes the Company or the Company Subsidiaries, on the one hand, and the Seller or its affiliates (other than the Company and the Company Subsidiaries) on the other hand.

        (b)   Parent and Seller shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) for all Pre-Closing Tax Periods in the consolidated returns of all Parent Groups for all periods through the end of the Closing Date and shall pay any Taxes attributable to such income.

        (c)   For any taxable period that begins on or before and ends after the Closing Date ("Straddle Period") of the Company or any Company Subsidiary, Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Parent and Seller shall, not later than ten (10) business days prior to the due date for filing such Tax Returns, pay to Purchaser their share of any Taxes due with respect to any amount owed by them pursuant to Sections 8.08 and 8.09 with respect to the taxable periods covered by such Tax Returns.

        (d)   With respect to Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for Straddle Periods ("Straddle Returns"), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law). Purchaser shall deliver, at least 30 days prior to the due date for filing such Straddle Return (including extension), to the Seller a statement setting forth the amount of Tax allocated to the Seller pursuant to Section 8.09 (the "Tax Statement") and copies of such Straddle Return. Seller shall have the right to review such Straddle Return and the Tax Statement prior to the filing of such Straddle Return and, within ten days after the date of receipt by Seller of any Straddle Return, to request in writing any reasonable changes to such Straddle Return. Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Straddle Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Straddle Return. In the event the parties are unable to resolve any dispute within ten days after Purchaser has received Seller's written request for changes, then any disputed issues shall be resolved pursuant to the steps set forth in Section 1.03(c) to resolve in a final binding matter prior to the due date for such Straddle Return.

        SECTION 8.05.    Refunds and Carrybacks

        (a)   Purchaser shall pay to Seller all refunds or credits of Income Taxes, and other Taxes received by Purchaser, the Company or any Company Subsidiary after the Closing Date and attributable to Taxes paid by or on behalf of the Company and each Company Subsidiary (or any predecessor thereof) with respect to a Pre-Closing Tax Period (and portion of Straddle Period allocated to Seller under Section 8.09), except to the extent that such refund was taken into account in determining the final Closing Date Working Capital.

        (b)   Each such payment (which shall include any interest received or credited with respect to such refund or credit) shall be made to the other party promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority. Seller and Purchaser shall cooperate, and shall cause the Company and each Company Subsidiary to cooperate, in obtaining any refund or credit of Taxes available from the relevant taxing authority.

        SECTION 8.06.    Section 338(h)(10) Election.    Purchaser, on the one hand, and Parent and Seller, on the other hand, shall join in timely making elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code") (and any corresponding elections under state, local, or foreign tax law) (collectively the "Section 338(h)(10) Elections") with respect to the purchase and sale of the stock of the Company Shares and each Company Subsidiary, and Purchaser and Parent and Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. Pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, the Purchase Price (together with applicable liabilities and other relevant items), as adjusted in accordance with the terms hereof, shall be allocated among the assets of the Company and the Company Subsidiaries as set forth in an allocation schedule (the "Allocation Schedule"). Purchaser shall prepare and deliver to Seller an initial draft of the Allocation Schedule within 60 days after the Closing Date. Seller shall have the right to review the Allocation Schedule and, within 20 days after the date of receipt by Seller of the Allocation Schedule, to request in writing any reasonable changes to the Allocation Schedule. Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of the Allocation Schedule. In the event the parties are unable to resolve any dispute within 10 days after Purchaser has received Seller's written request for changes, then any disputed issues shall be resolved in accordance with the provisions of Section 1.03(c) mutatis mutandis. Consistent with the final binding Allocation Schedule determined in accordance with this Section 8.06, Purchaser shall prepare the applicable IRS forms (and any comparable forms required to be filed under state, local, or foreign tax law). None of Parent, Seller or Purchaser shall take any position (whether in financial statements, Tax Returns, tax audits, or otherwise) that is inconsistent with such final Allocation Schedule determined in accordance with this Section 8.06. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, the Company, and its Subsidiaries against any Losses arising out of any failure to pay such Tax, except to the extent such Taxes are reflected as an accrued Tax liability on the Closing Date Statement and have been taken into account in determining the final Closing Date Working Capital.

        SECTION 8.07.    Cooperation.    Parent, Seller, the Company Group, and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

        SECTION 8.08.    Tax Indemnification    (a) Notwithstanding any other provision of this Agreement to the contrary, Parent and Seller shall jointly and severally indemnify Purchaser and hold Purchaser Indemnified Parties harmless against and in respect of:

          (i)    any loss, claim, liability, expense, or other damage for Taxes with respect to any Pre-Closing Tax Period of the Company or any Company Subsidiary and with respect to any Straddle Period, for the portion thereof ending on the Closing Date;

          (ii)   any loss, claim, liability, expense, or other damage (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Parent, Seller or any person (other than the Company, any Company Subsidiary, Purchaser or any affiliate of Purchaser) which is or has ever been affiliated with the Company or any Company Subsidiary or with whom the Company or any Company Subsidiary otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return; and

          (iii)  any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

provided, that (in the case of each of (i), (ii) and (iii) above) no indemnification will be made to the extent such Taxes were finally included as a specific component of the Closing Date Working Capital or Closing Date Miscellaneous Current Liabilities pursuant to Section 1.03 of this Agreement.

        (b)   Purchaser shall, and after the Closing shall cause the Company and each Company Subsidiary to, indemnify Seller and each of its respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability for Taxes of the Company and each Company Subsidiary for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Purchaser's indemnity will cover only that portion of any such Taxes that are allocable to the period after the Closing Date).

        (c)   Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 8.08 shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

        SECTION 8.09.    Straddle Period.    In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

        (a)   In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and

        (b)   In the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

        SECTION 8.10.    Tax Claims.

        (a)   If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 8.08, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a "Tax Claim"); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

        (b)   With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Sellers must first consult, in good faith with Purchaser before taking any action with respect to the conduct of such Tax Claim. Notwithstanding the foregoing, Sellers shall not settle such Tax Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and Purchaser, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if such Tax Claim could have a material adverse impact on the Taxes of the Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date.

        (c)   Seller and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably conditioned, withheld, or delayed.

        (d)   Purchaser shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date. Seller shall have no right to participate in the conduct of any such proceeding.

        SECTION 8.11.    Taxes.    For the purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, or other assessments imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of such government, including all net income, gross income, gross receipts, license, payroll, employment, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, franchise, profits, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), capital stock, withholding, social security (or similar), unemployment, disability, occupancy, rent, transaction, real property, personal property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, including any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not. The term "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE IX
TERMINATION

        SECTION 9.01.    Termination.    This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual written agreement of the parties hereto, (b) by either party by written notice to the other party if the Closing Date shall not have occurred on or before the date that is 120 days following the date of this Agreement (the "Termination Date"), (c) by Purchaser if any of the conditions set forth in Section 6.01(a) shall have become incapable of fulfillment, and shall not have been waived by Purchaser, or (d) by Seller if any of the conditions set forth in Section 6.01(b) shall have become incapable of fulfillment, and shall not have been waived by Seller; provided, however, that (i) the party seeking termination pursuant to clauses (c) or (d) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) if the Closing has not occurred by the Termination Date solely as a result of the failure of Parent to deliver to Purchaser the Required Financial Information, Purchaser may unilaterally extend the Termination Date by up to 30 days, in which case, the Termination Date shall be deemed for all purposes to be such later date.

        SECTION 9.02.    Liabilities in Event of Termination.    In the event of any termination of this Agreement as provided in Section 9.01 above, this Agreement shall forthwith become wholly void and of no further force and effect except for the provisions of Section 5.09 and the provisions of the Confidentiality Agreement (as hereinafter defined) which shall remain in full force and effect. There shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude (a) any party from pursuing its judicial remedies for damages as a result of the willful or intentional breach of any representation or warranty or covenant or agreement contained herein prior to termination or (b) Parent from pursuing its contractual or judicial remedies for damages as a result of the failure of the Closing to occur due to the proceeds of the financing having not been received by the Purchaser in full by the Termination Date.

ARTICLE X
MISCELLANEOUS

        SECTION 10.01.    Entire Agreement.    This Agreement and the Additional Agreements (together with the Schedules hereto and the documents referred to herein) contains, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated February 22, 2007 (the "Confidentiality Agreement") shall remain in full force and effect.

        SECTION 10.02.    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York. Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York state court or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement. Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

        SECTION 10.03.    Amendment; Waiver.    No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

        SECTION 10.04.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        If to Seller, to it at:

    PRIMEDIA Inc.
    745 Fifth Avenue
    New York, NY 10151
    Attention: Dean Nelson
                      Jason Thaler, Esq.
    Phone: (212) 745 - 0100
    Fax: (212) 745 - 0131

        With a copy to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Ave.
    New York, NY 10017
    Attention: Gary Horowitz, Esq.
                      Kathryn King Sudol, Esq.
    Phone: (212) 455-2000
    Fax: (212) 455-2502

        If to Purchaser, to it at:

    Source Interlink Companies, Inc.
    27500 Riverview Center Blvd., Suite 400
    Bonita Springs, Florida 34134
    Attention: Chief Executive Officer
    Facsimile: (239) 949-7693

        With copies to:

    Source Interlink Companies, Inc.
    27500 Riverview Center Blvd., Suite 400
    Bonita Springs, Florida 34134
    Attention: General Counsel
    Facsimile: (239) 949-7689

    Munger, Tolles & Olson LLP
    Attention: Robert B. Knauss
                      J. Martin Willhite
    Phone: (213) 683-9100
    Fax: (213) 687-3702

        SECTION 10.05.    Separability.    If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

        SECTION 10.06.    Assignment and Binding Effect.    None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

        SECTION 10.07.    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

        SECTION 10.08.    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        SECTION 10.09.    Interpretation.    Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to an person are also to its successors and permitted assigns; "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to "Article", "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or "Schedule" hereto; references to "generally accepted accounting principles" shall mean generally accepted accounting principles in the United States.

        SECTION 10.10.    Disclosure.    For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the particular section of this Agreement which corresponds to such Schedule and to any other section of this Agreement to which its relevance is reasonably apparent. In addition, any representation made "to the knowledge of Seller" or "to the knowledge of Seller" shall mean to the knowledge of the persons listed on Schedule 10.10.

        SECTION 10.11.    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

        SECTION 10.12.    Specific Performance.    The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to pursuing any other available remedies, Seller and Purchaser, in their sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.

SOURCE INTERLINK COMPANIES, INC.
By:	/s/ MICHAEL R. DUCKWORTH
Name: Michael R. Duckworth Title: Chairman of the Board
CONSUMER SOURCE INC.
By:	/s/ DEAN NELSON
Name: Dean Nelson Title: Chairman, Chief Executive Officer and President
PRIMEDIA INC.
By:	/s/ DEAN NELSON
Name: Dean Nelson Title: Chairman, Chief Executive Officer and President

CONFIDENTIAL

ANNEX A

Description of the Company Group Business

        The Company Group Business means the businesses of the Company or any of the Company's Subsidiaries of (i) acquiring, developing, publishing and otherwise operating targeted enthusiast media in print format (including magazines and magazine-related supplements), electronic/online format (including website management and content and electronic newsletters) and broadcast format (including television, webcast and other broadcast or streaming media), (ii) sponsoring, promoting, conducting and organizing auto shows, motorcycle shows, surfing and similar events, (iii) renting postal, electronic and telemarketing formatted lists and providing other database marketing and lead generation services and (iv) any other business in which the Company or any of the Company's Subsidiaries is engaged on or prior to the date of the Agreement, which, in each case, are conducted by the following divisions of PRIMEDIA Inc.: Consumer Automotive, Performance Automotive, International Automotive and Automotive Digital Groups, the Recreation Division (which includes the Action Sports, Equine and Marine Groups), the Lifestyles Division (which includes the Home Technology and Soaps Groups and SLAM) and Retailvision. For the avoidance of doubt, the Company Group Business does not include the Auto Guide Business of Seller.

ANNEX B

THE YUCAIPA COMPANIES, LLC
9130 WEST SUNSET BLVD.
LOS ANGELES, CA 90069
MAY 13, 2007

Source Interlink Companies
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134

        Ladies and Gentlemen:

        We are pleased to provide you with this commitment in connection with your contemplated purchase of PRIMEDIA Enthusiast Media Inc. Reference is made to that certain Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), by and between Consumer Source Inc., a Delaware corporation ("Seller"), PRIMEDIA Inc., a Delaware corporation and Source Interlink Companies, Inc., a Delaware corporation ("Source"). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Purchase Agreement.

        In consideration of the premises and mutual covenants, agreements, obligations and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    Equity Commitment.    If (a) the conditions set forth in Section 6.01(a) and 6.01(b) of the Purchase Agreement have been satisfied or waived and the Closing shall not have occurred in accordance with Section 2.01 of the Purchase Agreement, (b) the Financing or Alternative Financing, as the case may be, shall not be capable of consummation in an amount sufficient to close the sale contemplated by the Purchase Agreement and (c) Source would be capable of consummating the Financing or Alternative Financing, as the case may be, if The Yucaipa Companies, LLC and its affiliates ("Yucaipa") purchased securities from Source, then Source shall sell and Yucaipa shall purchase securities of Source for cash in an amount sufficient for Source to consummate the Financing or Alternative Financing, as the case may be, and close the sale contemplated by the Purchase Agreement, provided that Yucaipa shall not be obligated to purchase securities or be liable for damages, obligations or amounts in connection with or related to this Letter Agreement to any party for more than $100 million in the aggregate. The Yucaipa Companies, LLC and funds under its control have $100 million in capital available for investment. The terms of such securities shall be established by a committee of the board of directors of Source consisting solely of independent directors, but shall not have terms that would require a vote of the stockholders of Source under law or the rules of the Nasdaq Stock Market.

        2.    Termination.    The obligations of Source and Yucaipa under this letter agreement shall immediately terminate on the earlier of (a) the Closing and (b) the termination of the Purchase Agreement in accordance with Section 9.01 of the Purchase Agreement, except if Yucaipa or Source is in material breach of this letter agreement. Upon and after such termination, the obligations of Source and Yucaipa under this letter agreement shall forthwith become null and void and of no further effect and there shall be no further obligation or liability on the part of any party hereto.

        3.    Non-Assignment.    The obligations set forth herein shall not be assignable without the prior written consent of (a) Source or Yucaipa, as applicable, and (b) in each case, Parent and Seller, and the granting of such consent in a given instance shall be solely in their sole discretion and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

        4.    Confidentiality.    Other than as required by applicable law or regulation, each of the parties agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this letter agreement, other than to its advisors who are instructed to maintain the confidentiality of this letter in accordance herewith.

        5.    No Personal Liability.    Notwithstanding anything that may be expressed or implied in this letter agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any officer, agent, employee, director, partner, member, affiliate or assignee of Source or Yucaipa, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by an officer, agent or employee of Source or Yucaipa or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of Source or Yucaipa under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

        6.    Express Third Party Beneficiaries.    Seller and Parent shall be third party beneficiaries of this letter agreement and shall be entitled to exercise the rights set forth in Section 1 and enforce the terms of this letter agreement and any waiver, consent or amendment to this letter agreement shall be null and void unless agreed to in writing in advance by Seller, Purchaser and Yucaipa.

        7.    Notices.    All communications with Purchaser, Parent and Seller shall be governed by Section 10.04 of the Purchase Agreement.

        8.    Source Forbearance.    Source shall not exercise its rights under Section 9.01 of the Purchase Agreement if either Source or Yucaipa is in material default under this letter agreement.

        9.    Entire Aareement.    This letter agreement, the Purchase Agreement and the Additional Agreements (together with the Schedules to the Purchase Agreement and the documents referred to therein) contains, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated February 22, 2007 (the "Confidentiality Agreement") shall remain in full force and effect.

        10.    Governing Law; Jurisdiction.    This letter agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York. Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York state court or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this letter agreement. Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

        11.    Counterparts.    This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This letter agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        12.    No Presumption.    This letter agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

        13.    Specific Performance.    The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this letter agreement and that, in addition to pursuing any other available remedies, Source, Seller and Purchaser, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this letter agreement.

        If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,
THE YUCAIPA COMPANIES, LLC
By:	/s/ ROBERT P. BERMINGHAM Name: Robert P. Bermingham Its: V.P.

Accepted and agreed as of May 13, 2007.

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ MICHAEL R. DUCKWORTH Name: Michael R. Duckworth Its: Chairman of the Board
CONSUMER SOURCE INC.
By:	/s/ DEAN NELSON Name: Dean Nelson Its: Chairman, Chief Executive Officer and President
PRIMEDIA INC.
By:	/s/ DEAN NELSON Name: Dean Nelson Its: Chairman, Chief Executive Officer and President

ANNEX C

EXECUTION VERSION

LOCKUP AGREEMENT

        THIS LOCKUP AGREEMENT (this "Agreement") is made and entered into as of May 13, 2007, by and among Source Interlink Companies, Inc., a Delaware corporation ("Source"), and the undersigned stockholder ("Stockholder") of the company.

RECITALS

        A.    Concurrently with the execution of this Agreement, Source, Consumer Source Inc., a Delaware corporation ("Seller"), and PRIMEDIA Inc., a Delaware corporation, have entered into a Purchase Agreement (the "Purchase Agreement"), which provides for the purchase of shares of the Company (the "Transaction"). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Purchase Agreement.

        B.    Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 17,685,568 outstanding shares of common stock, par value $0.01 per share, of Source, all as set forth on the signature page of this Agreement (collectively, the "AEC Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     With respect to the AEC Shares, during the period from the date hereof until the earlier of (a) the Closing and (b) the termination of the Purchase Agreement in accordance with Section 9.01 thereof, the Stockholder agrees to not (i) offer to sell, contract to sell, make any short sale of, enter into any hedging arrangement with respect to, or otherwise sell, dispose of, distribute, loan, gift, pledge, assign, encumber or grant any option or right with respect to, any such AEC Shares or any interest therein or any security convertible into or exchangeable or exercisable for any such AEC Shares or (ii) enter into any agreement or understanding with respect to the foregoing.

        2.    Non-Assignment.    The obligations set forth herein shall not be assignable without the prior written consent of (a) Source or Stockholder, as applicable, and (b) in each case, Parent and Seller, and the granting of such consent in a given instance shall be solely in their sole discretion and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

        3.    Confidentiality.    Other than as required by applicable law or regulation, each of the parties agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this letter agreement, other than to its advisors who are instructed to maintain the confidentiality of this letter in accordance herewith.

        4.    No Personal Liability.    Notwithstanding anything that may be expressed or implied in this letter agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any officer, agent, employee, director, partner, member, affiliate or assignee of Source or Stockholder, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by an officer, agent or employee of Source or Stockholder or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of Source or Stockholder under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

        5.    Express Third Party Beneficiaries.    Seller and Parent shall be third party beneficiaries of this letter agreement and shall be entitled to exercise the rights set forth in Section 1 and enforce the terms of this letter agreement and any waiver, consent or amendment to this letter agreement shall be null and void unless agreed to in writing in advance by Seller, Purchaser and.

        6.    Notices.    All communications with Purchaser and Seller shall be governed by Section 10.04 of the Purchase Agreement.

        7.    Source Forbearance.    Source shall not exercise its rights under Section 9.01 of the Purchase Agreement if either Source or Stockholder is in material default under this letter agreement.

        8.    Entire Agreement.    This letter agreement, the Purchase Agreement and the Additional Agreements (together with the Schedules to the Purchase Agreement and the documents referred to therein) contains, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated February 22, 2007 (the "Confidentiality Agreement") shall remain in full force and effect.

        9.    Governing Law; Jurisdiction.    This letter agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York. Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York state court or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this letter agreement. Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

        10.    Counterparts.    This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This letter agreement and any counterpart so executed shall be deemed to be one and the same instrument.

        11.    No Presumption.    This letter agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

        12.    Specific Performance.    The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this letter agreement and that, in addition to pursuing any other available remedies, Source, Seller and Purchaser, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this letter agreement.

(Remainder of page intentionally left blank)

        If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,
AEC ASSOCIATES LLC
By:	/s/ ROBERT P. BERMINGHAM
	Name:	Robert P. Bermingham
	Its:	V.P.

Accepted and agreed as of May 13, 2007.

SOURCE INTERLINK COMPANIES, INC.
By:	/s/ DOUGLAS J. BATES
	Name:	Douglas J. Bates
	Its:	General Counsel
CONSUMER SOURCE INC.
By:	/s/ DEAN NELSON
	Name:	Dean Nelson
	Its:	Chairman, President and CEO
PRIMEDIA INC.
By:	/s/ DEAN NELSON
	Name:	Dean Nelson
	Its:	Chairman, President and CEO

ANNEX D

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

May 13, 2007

Board of Directors
PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to PRIMEDIA Inc. (the "Company") of the $1,177,900,000 in cash (the "Consideration") to be received by Consumer Source Inc., a wholly owned subsidiary of the Company ("Consumer Source"), pursuant to the Stock Purchase Agreement, dated as of May 13, 2007 (the "Agreement"), by and among Source Interlink Companies, Inc. ("Source Interlink"), Consumer Source and the Company in connection with the sale by Consumer Source of all of the outstanding common stock, par value $0.01 per share (the "Enthusiast Media Common Stock"), of PRIMEDIA Enthusiast Media Inc. ("Enthusiast Media"). The Consideration is subject to adjustment as set forth in Section 1.03 of the Agreement.

        Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as financial advisor to the Company with respect to the sale of About.com in March 2005 and as financial advisor to the Company with respect to the sale of its Crafts business in September 2006. In addition, we have provided certain investment banking services to Kohlberg Kravis Roberts & Co. ("KKR"), a significant shareholder of the Company, from time to time, including having acted as financial advisor to the consortium including KKR with respect to its acquisition of SunGard Data Systems Inc. in July 2005 and underwriter with respect to the public offering of 9.125% Senior Unsecured Notes due 2013 and 10.250% Senior Subordinated Notes due 2015 (aggregate principal amount $2,600,000,000) related to the acquisition; as financial advisor to the consortium containing KKR with respect to its acquisition of a 54% stake in PagesJaunes Groupe from France Telecom in October 2006; as co-manager of the public offering of 9.125% Senior Unsecured Notes due 2014, 9.250% Senior Unsecured Notes due 2016 and 9.625% Senior Unsecured Notes due 2016 (aggregate principal amount $4,700,000,000) of HCA Inc. concurrent with its sale in November 2006; as financial advisor to KKR with respect to its acquisition of KION Group GmbH from Linde AG in December 2006; as joint bookrunner with respect to the public offering of 10,700,000 shares of common stock of Demag Cranes & Components GmbH, a portfolio company of KKR, in December 2006; as financial advisor to the consortium containing KKR with respect to its acquisition of TXU Corp. in February 2007; as financial advisor to The Neilsen Company, a portfolio company of KKR, in connection with its sale of VNU Business Media in February 2007; and as financial advisor to KKR with respect to its acquisition of First Data Corporation in April 2007. We also have provided certain investment banking services to The Yucaipa Companies LLC ("Yucaipa"), a significant shareholder of Source Interlink, including having acted as financial adviser to TDS Logistics Inc., a portfolio company of Yucaipa, in its sale to Walsh Western International in March 2007. We also may provide investment banking services to the Company, KKR, Source Interlink, Yucaipa and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

        Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, KKR, Source Interlink, Yucaipa and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and Source Interlink for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have also co-invested with KKR and its affiliates from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. have invested in limited partnership units of KKR and its affiliates and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; audited financial statements of Enthusiast Media for the three years ended December 31, 2006; unaudited financial statements of Enthusiast Media for the quarter ended March 31, 2007 prepared by its management; and certain internal financial analyses and forecasts for Enthusiast Media prepared by its management, as reviewed and approved by the management of the Company. We also have held discussions with members of the senior managements of Enthusiast Media and the Company regarding their assessment of the past and current business operations, financial condition and future prospects of Enthusiast Media, including the risks and uncertainties of achieving the forecasts for Enthusiast Media prepared by its management. In addition, we have compared certain financial information for Enthusiast Media with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer publishing industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Consumer Source, Enthusiast Media or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Source Interlink or Enthusiast Media, or the ability of Source Interlink or Enthusiast Media to pay its obligations when they come due.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of common stock of the Company will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we have not taken into account any indemnification provisions contained in the Agreement, as to which we express no view. Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Consumer Source for all of the outstanding shares of Enthusiast Media Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

Annex E

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
PRIMEDIA INC.

        PRIMEDIA Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"),

        DOES HEREBY CERTIFY:

1.
The Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article FOURTH two new paragraphs, which shall read as follows:

    "Upon filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation in accordance with the Delaware General Corporation Law (the "Amendment Effective Time"), each six (6) shares of Common Stock, par value $0.01 per share (the "Old Common Stock"), of the Corporation issued and outstanding immediately prior to the Amendment Effective Time shall be, without action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $0.01 per share (the "New Common Stock") of the Corporation (the "Reverse Stock Split"). The Corporation shall not issue fractional shares of New Common Stock in connection with the Reverse Stock Split and, in lieu of issuing any such fractional shares, the Corporation shall arrange for the disposition of fractional interests in accordance with Delaware law.

    Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and converted as a result of the Reverse Stock Split. Each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled pursuant to the Reverse Stock Split."

        3.     The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 (by the consent in writing of a majority of the outstanding shares of common stock of the Corporation) of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be executed on this    day of             , 2007.

PRIMEDIA INC.
By:
Name: Title:

E-1

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SUMMARY TERM SHEET
THE PARTIES TO THE SALE
THE SALE
  Structure of the Sale
  Background of the Sale
  Reasons for the Sale
  Approval of the Sale
  Opinion of Goldman Sachs
  Additional Financial Advisor
  Consideration; Intended Use of Proceeds
  Plans Following the Sale
  Financing
  Accounting Treatment
  Certain United States Federal Income Tax Considerations
  Regulatory Approvals
  Absence of Dissenters' Rights
  Interests of Certain Persons in Matters to be Acted Upon
THE STOCK PURCHASE AGREEMENT
  Purchase Price
  Representations and Warranties
  Covenants
  Conditions to Closing; Closing Date
  Survival and Indemnification
  Tax Matters
  Termination
  Expenses and Transfer Taxes
ANCILLARY AGREEMENTS
AMENDMENT TO EFFECT A REVERSE STOCK SPLIT
  The Amendment
  Purpose of the Reverse Stock Split
  Potential Risks of the Reverse Stock Split
  Principal Effects of the Reverse Stock Split
  Stock Certificates
  Approval of the Amendment
CERTAIN PRO FORMA FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PEM COMBINED FINANCIAL STATEMENTS
ANNEX A
Stock Purchase Agreement, dated as of May 13, 2007, among PRIMEDIA Inc., Consumer Source Inc. and Source Interlink Companies, Inc.
ANNEX B
Equity Commitment Letter, dated as of May 13, 2007, from The Yucaipa Companies, LLC
ANNEX C
Lock-up Agreement, dated as of May 13, 2007, between AEC Associates, LLC and Source Interlink Companies, Inc., Consumer Source Inc. and PRIMEDIA Inc.
ANNEX D
Opinion of Goldman Sachs
Annex E
Form of Certificate of Amendment to Certificate of Incorporation of PRIMEDIA Inc.